As filed with the Securities and Exchange Commission on March 15, 2001.
                                                      Registration No. 333-43134
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                 --------------
                         e-NET FINANCIAL.COM CORPORATION
             (Exact name of Registrant as specified in its charter)
                                 --------------
            Nevada                      6199                    84-1273503
(State or other jurisdiction of  (Primary Standard           (I.R.S. Employer
incorporation or organization)       Industrial           Identification Number)
                              Classification Code Number)

                         3200 Bristol Street, Suite 700
                          Costa Mesa, California 92626
                                 (714) 866-2100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                 --------------
                                Vincent Rinehart
                                 President & CEO
                         e-Net financial.com Corporation
                         3200 Bristol Street, Suite 700
                          Costa Mesa, California 92626
                                 (714) 866-2100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 --------------
                                   Copies to:
                              Randolf W. Katz, Esq.
                                 Bryan Cave LLP
                           2020 Main Street, Suite 600
                                Irvine, Ca 92614
                                 (949) 223-7000
                              (949) 223-7100 (fax)
                                 --------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 --------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
      Title of Each Class of        Proposed Maximum Aggregate      Amount of
   Securities to be Registered            Offering Price        Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.001 par value(1)...    $5,541,669.22 (2)          $1,385.42
================================================================================
(1) Includes 16,895,333 unregistered shares to be sold by the selling stockholders.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price on the OTC Bulletin Board on February 28, 2001.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

================================================================================

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MARCH 13, 2001

P R O S P E C T U S


                                16,895,333 Shares


                         e-NET FINANCIAL.COM CORPORATION



                                  Common Stock
    Resale of 16,895,333 Shares of Outstanding Stock by Selling Stockholders

                                 --------------

     The selling stockholders identified in this prospectus are offering up to 16,895,333 shares of the common stock of e-Net Financial.com Corporation. The selling stockholders may offer the shares of common stock through public or private transactions, on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., at prevailing market prices, or at privately negotiated prices. e-Net will not receive any of the proceeds of these resales by the selling stockholders, which consist of:

o 9,395,333 shares of common stock that e-Net originally issued, or has reserved for issuance upon the conversion of preferred stock which was issued, in private placements exempt from registration and prospectus delivery requirements of the Securities Act of 1933, as amended; and

o 7,500,000 shares of common stock that e-Net issued to EMB Corporation ("EMB") in exchange for all of the outstanding shares of common stock of American Residential Funding, Inc., Bravo Real Estate, Inc., and all of EMB's rights to acquire Titus Real Estate LLC, a California limited liability company.

     e-Net participates in the OTC Bulletin Board, an electronic quotation service for securities not traded on an established securities exchange. e-Net's common stock currently trades on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol "ENNT." On February 28, 2001, the closing price for the stock was $0.328, as reported on the OTC Bulletin Board. In addition, e-Net's common stock is traded on the Berlin Stock Exchange under the symbol ENNT.DE and has been assigned the German Securities Code (Wertpapierkennumer) 925558.

     Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                 --------------

                                                  Per share         Total
                                                  ----------  -----------------

     Proceeds, before expenses,                   $    0.328  $   5,541,669.22
        to the selling stockholders

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 13, 2001.

                          PROSPECTUS INSIDE FRONT COVER

















                                    [TO COME]

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary.......................................................    3
Risk Factors.............................................................    6
Forward-Looking Statements...............................................    9
Price Range of Common Stock..............................................   10
Use of Proceeds..........................................................   11
Dividend Policy..........................................................   11
Capitalization...........................................................   12
Selected Financial Data..................................................   13
Management's Discussion and Analysis
   of Financial Condition and Results of Operations......................   14
Business.................................................................   19
Management...............................................................   29
Principal Stockholders...................................................   33
Selling Stockholders.....................................................   34
Related Party Transactions...............................................   36
Description of Capital Stock.............................................   37
Shares Eligible for Future Sale..........................................   39
Certain U.S.  Federal Income Tax Considerations
   for Non-U.S. Holders of Common Stock..................................   39
Plan of Distribution.....................................................   40
Legal Matters............................................................   42
Experts..................................................................   42
Where You Can Find More Information......................................   43
Index to Financial Statements............................................   F-1

                                 --------------

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 6 and the financial data and related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year ends on April 30.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sales of shares of our common stock. Our business, financial condition, results of operation and prospects may have changed since that date. e-Net, "we," "us" and "our" refer to e-NET FINANCIAL.COM CORPORATION and its subsidiaries.

     e-Net(TM) and the e-Net logo are registered trademarks of e-Net. All other trade names, trademarks and product names used in this prospectus are the property of their respective holders.


                         e-NET FINANCIAL.COM CORPORATION


                              Corporate Information

     e-Net was incorporated in Nevada on August 18, 1988. Our principal executive offices are located at 3200 Bristol Street, Suite 700, Costa Mesa, California 92626, and our telephone number is (714) 866-2100. Our Web site is located at www.e-netfinancial.com. Information contained on our Web site does not constitute part of this prospectus.

                                Business Overview

     We operate primarily through our three wholly owned and one majority owned subsidiaries, each of which provides services in the real estate industry:

     o American Residential Funding, Inc. (AMRES) is a residential mortgage broker, and its revenues constitute over 98% of the total revenues of e-Net. AMRES is licensed in 39 states, and operates four Regional branches in three California counties, and has over 80 smaller branches. It is approved by HUD to arrange FHA and VA loans, which constitutes approximately 40% of its loan volume.

     o Expidoc.com (Expidoc) is a loan document signing service, with offices in Costa Mesa, California. In addition to servicing AMRES customers, Expidoc serves a wide variety of other home equity lenders.

     o Titus Real Estate LLC (Titus) is the management company of Titus REIT, a California real estate investment trust. e-Net has entered into a non-binding letter of intent to sell Titus REIT to Highland Investments for consideration of between $1.4 and $1.6 million. Whether this transaction will ultimately be consummated is unknown, and pending the outcome of further discussions and initial due diligence, e-Net will re-evaluate the likelihood of this transaction occurring and will then offer the appropriate public disclosures.

     o Bravo Real Estate, Inc. (Bravo) is an Internet based real estate brokerage, servicing their clients through their web site at www.BravoRealty.com. e-Net is currently the majority shareholder of Bravorealty.com

     We have never had net income. Total revenue and net losses since March 1, 1999 are approximately $11,000,000 and $(2,000,000) respectively. e-Net, until March 1, 1999, was a shell company with minimal operations. The current structure of the company is the result of numerous acquisitions since that time.

                                  The Offering

Common stock offered by selling stockholders........    16,895,333 shares
Common stock to be outstanding after this offering..    22,909,939 shares
Use of proceeds.....................................    We will not receive any
                                                        proceeds from the sale
                                                        of shares of common
                                                        stock which are being
                                                        offered for sale by our
                                                        selling stockholders.
                                                        See "Use of Proceeds" on
                                                        page 11.

OTC Bulletin Board symbol...........................    ENNT

The number of shares of common stock that will be outstanding after the offering is based on the number of shares outstanding as of February 28, 2001, and does not include any of the shares issueable upon conversion of our Series C Convertible Preferred Stock. See "Selling Stockholders" on page 34.

                             SUMMARY FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 14 and our financial statements and the notes to those financial statements included elsewhere in this prospectus. The statement of operations data set forth below for the ten-months ended April 30, 2000, the year ended June 30, 1999, and the period from March 13, 1998 (inception) to June 30, 1998, are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this prospectus. The statement of operations data set forth below for the six month periods ended October 31, 2000 and 1999, and the balance sheet data as of October 31, 2000 are derived from, and are qualified by reference to, our unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations and financial position for such periods. The results of our interim periods are not necessarily indicative of the results of a full year.

                                                                                                           March 13, 1998
                                                                            Ten Months                      (Inception)
                                           Six Months Ended October 31,       Ended         Year Ended          to
                                               2000            1999       April 30, 2000   June 30, 1999   June 30, 1998
                                           ------------    ------------   --------------   -------------   -------------
                                           (unaudited)     (unaudited)
Statement of Operations Data:
Revenues                                   $  4,982,942    $  2,788,258    $  4,689,170    $  3,547,392    $       --
                                           ------------    ------------    ------------    ------------    ------------
Cost of revenues                              3,363,951       1,899,478       3,411,750       2,304,100            --
Gross profit                                  1,618,991         888,782       1,277,420       1,243,832            --
Operating expenses:
   General and administrative (excluding
    stock based compensation)                 2,177,560       1,009,377       2,059,374       1,301,013           3,570
   Stock-based compensation                     386,728            --         1,000,000            --              --
   Goodwill amortization                        288,372            --              --              --              --
                                           ------------    ------------    ------------    ------------    ------------
     Total operating expenses                 2,852,660       1,009,377       3,059,374       1,301,013           3,570
                                           ------------    ------------    ------------    ------------    ------------
Loss from operations                         (1,233,669)       (120,595)     (1,781,954)        (57,181)         (3,570)
Other income (expense):
   Interest expense                            (108,748)         (4,332)           --              --              --
   Other income (expense)                        88,375          (8,572)        (14,945)         (3,088)           --
                                           ------------    ------------    ------------    ------------    ------------
Total other income (expense)                    (20,373)        (12,904)        (14,945)         (3,088)           --
                                           ------------    ------------    ------------    ------------    ------------

Net loss                                   $ (1,254,042)   $   (133,499)   $ (1,796,899)   $    (60,269)   $     (3,570)
                                           ============    ============    ============    ============    ============
Basic and Diluted Net Loss Per Share              (0.06)          (0.02)          (0.22)          (0.01)           --
Basic and Diluted Weighted Average
 Number of Common Shares Outstanding
                                             20,883,422       7,500,000       8,222,636       7,500,000       7,500,000


                                                     As of October 31, 2000
                                                           (unaudited)
                                                     ----------------------
Balance Sheet Data:
Cash and cash equivalents                                  $  427,825
Total assets                                                5,059,809
Current liabilities                                         2,445,108
Total liabilities                                           2,596,179
Total stockholders' equity                                  2,463,630

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Our future revenues are unpredictable and our operating results are likely to fluctuate from quarter to quarter

     Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our mortgage services and systems, business development, ability to originate and process mortgage loans, and competitive pressures.

The mortgage lending business is affected by interest rates and other factors beyond our control


     The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company. The results of the Company's operations will depend, among other things, on the level of net cash flows generated by the Company's mortgage assets and the supply of and demand for mortgage loans. The Company's net cash flows will vary as a result of changes in interest rates, the behavior of which involves various risks and uncertainties.

To the extent that we are unable to maintain an adequate warehouse line of credit, we may have to curtail loan origination and purchasing activities

     The Company relies significantly upon its access to warehouse credit facilities in order to fund new originations and purchases. The Company has a $2,000,000 warehouse line of credit with First Collateral Services. The Company expects to be able to maintain its existing warehouse line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent that the Company is unable to maintain an adequate warehouse line of credit, the Company may have to curtail loan origination and purchasing activities, which would not have a material adverse effect on the Company's operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We are dependent upon independent mortgage brokers and others, none of whom is contractually obligated to do business with the company

     The Company depends in part on independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers for its originations and purchases of mortgage loans. The Company's competitors also seek to establish relationships with such independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers, none of whom is contractually obligated to continue to do business with the Company. In addition, the Company expects the volume of wholesale loans that it originates and purchases to increase. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originators and purchasers of such loans, market conditions and other factors. See "Business--Employees".

The amount of interest charged to a borrower is subject to compliance with state usury laws


     The amount of interest payable by a borrower to the Company may exceed the rate of interest permitted under the California Usury Law and the usury laws of other states. Although the Company does not intend to make or invest in mortgage loans with usurious interest rates, there are uncertainties in determining the legality of interest rates. Such limitations, if applicable, may decrease the yield on the Company's investments.

     With respect to the interest rate charged by the Company to borrowers in the State of California, the Company will be relying upon the exemption from its usury law which provides that loans that are made or arranged by a licensed real estate broker and which are secured by a lien on real property are exempt from the usury law. The Company intends to use licensed real estate brokers to arrange the mortgage loans so that no violation of the applicable usury law would take place. Additionally, if any employee or director of the Company or its subsidiaries is a licensed real estate broker in the State of California, the Company may use such person to arrange all or a portion of the mortgage loans to qualify for the usury exemption.

     The consequences for failing to abide by the usury law include forfeiture of all interest payable on the loan, treble damages with respect to excessive interest actually paid, and criminal penalties. The Company believes that because of the applicable exemptions and the provisions of California Civil Code 1917.005 exempting lenders who originate loan transactions from the California usury laws, no violation of the California Usury Law will occur. The Company shall attempt to rely on similar exemptions in other states if necessary but there is no guarantee that it will be able to do so.

If a borrower enters bankruptcy, an automatic stay will prevent us or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought

     If a borrower enters bankruptcy, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower's property will issue. This stay will prevent the Company or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought from the bankruptcy court. No guaranty can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief.

We face competition in the acquisition of mortgage loans from competitors having greater financial resources

     The Company will face intense competition in the origination, acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including REITs. Many of the Company's competitors have greater financial resources than the Company.

The market price of our common stock may experience fluctuation unrelated to operating performance, including future private or public offerings of our capital stock

     The market price of the Common Stock of the Company may experience fluctuations that are unrelated to the Company's operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the mortgage industry such as, among other things, interest rate movements. In addition, the Company's operating income on a quarterly basis is significantly dependent upon the successful completion of the Company's loan sales in the market, and the Company's inability to complete these transactions in a particular quarter may have a material adverse impact on the Company's results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

     The Company may increase its capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock and affect the Company's ability to access the capital markets.


The loss of any of our key personnel could significantly harm our business


     Our success depends to a significant degree upon the continuing contributions of our key management, technical, marketing and sales employees. The loss of the services of any key employee could significantly harm our business, financial condition and results of operations. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. Failure to retain key personnel could significantly harm our business, financial condition and results of operations.

Our failure to protect our intellectual property may significantly harm our business


     Our future success and ability to compete is dependent, in part, on our proprietary technology. We rely on a combination of trade secret, copyright and trademark laws to establish and protect our proprietary rights. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, strictly limit access to and distribution of our source code and further limit the disclosure and use of our other proprietary information. However, these agreements provide only limited protection of our intellectual property rights. In addition, we may not have signed agreements containing adequate protective provisions in every case, and the contractual provisions that are in place and the protection they provide may not provide us with adequate protection in all circumstances. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing trade secret, copyright and trademark laws afford us only limited protection.


Our executive officers, directors, 5% or greater stockholders and entities affiliated with them will continue to own a large percentage of our voting stock after this offering, which will allow them to control substantially all matters requiring stockholder approval


     Our executive officers, directors, 5% or greater stockholders and entities affiliated with them will beneficially own 13,044,000 shares, or approximately 62%, of our outstanding shares of common stock. These stockholders, acting together, would be able to elect at least a majority of our board of directors and to control all other matters requiring approval by stockholders, including the approval of mergers or other business combination transactions, going private transactions and other extraordinary transactions, and the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.


The sale of a substantial number of shares of our common stock in the public market after this offering may depress the market price of our stock

     Sales of substantial amounts of our common stock in the public market due to this offering, or the perception that substantial sales may be made could cause the market price of our common stock to decline. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional equity securities.


     Certain outstanding shares of the Company's Common Stock presently outstanding are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 or Rule 701 adopted under the Securities Act of 1933, as amended, or some other exemption from registration under the Securities Act of 1933. Future sales of those shares if sold under Rule 144, Rule 701 or other exemption could depress the market price of the Common Stock in the public market. However, there can be no assurance that Rule 144, Rule 701 or any other specific exemption may be available in the future.

Certain "penny stock" regulations may apply to our common stock

     As of the date of the prospectus, our stock is considered so-called "penny stock." The so called "penny stock" low-priced securities regulations could affect the resale of our stock. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock. They may have the effect of reducing the level of trading activity in the secondary market for the Common Stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

     o    our anticipated business strategy;

     o the market opportunity for our systems, including anticipated growth of our industry and expected demand for our products;

     o    our plans for hiring additional personnel;

     o our estimates regarding our future capital requirements and needs for additional financing; and

     o any of our other plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.


     You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.


     Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, among others, the risk and other factors set forth in the section "Risk Factors" as well as the following:

     o    changes in general economic and business conditions;

     o    changes in current pricing levels;

     o reductions in sales to any of our significant customers or in customer capacity generally;

     o    our ability to hire and retain qualified personnel;

     o    changes in our sales mix to lower margin financial products;

     o    increased competition; and

     o our ability to keep up with technological change and changes in customer demands.


     If one or more of these risks or uncertainties materialize, or if underlying assumption prove incorrect, our actual results may vary materially from those expected, estimated or projected. Because of these uncertainties, you should not place undue reliance on forward-looking statements.

                           PRICE RANGE OF COMMON STOCK

Market For Common Equity


     The Common Stock of the Company is currently quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol "ENNT".

     When the trading price of the Company's Common Stock is below $5.00 per share, the Common Stock is considered to be "penny stock" that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15g-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document; (b) providing to customers current bid and offers; (c) disclosing to customers the brokers-dealer and sales representatives compensation; and (d) providing to customers monthly account statements.


     For several years prior to March of 1999, the market price of the Common Stock of the Company was either nominal or non-existent because the Company had no substantial assets and had little or no operations. However, after the Company entered into an acquisition agreement regarding the purchase of certain assets of e-Net Mortgage and City Pacific in March 1999, the Common Stock of the Company began trading. Following the execution of the initial agreement with EMB to acquire certain of its assets, in January 2000, more active trading of the Company's Common Stock commenced.

     The following table sets forth the range of high and low closing bid prices per share of the Common Stock as reported by National Quotation Bureau, L.L.C., for the periods indicated.


                                                                 High      Low
                                                                -------   ------
     Fiscal Year Ended April 30, 1999:
     ---------------------------------
     1st Quarter.............................................   $   .01   $  .01
     2nd Quarter.............................................   $   .01   $  .01
     3rd Quarter.............................................   $   .02   $  .01
     4th Quarter.............................................   $  6.00   $  .02

     Fiscal Year Ended April 30, 2000:
     ---------------------------------
     1st Quarter.............................................   $  7.50   $ 2.00
     2nd Quarter.............................................   $  7.00   $ 1.19
     3rd Quarter.............................................   $ 12.88   $ 1.00
     4th Quarter.............................................   $ 15.63   $ 3.25

     Ten Months Ended February 28, 2001:
     -----------------------------------
     1st Quarter............................................    $  4.25   $ 1.38
     2nd Quarter............................................    $  1.53   $ 0.28
     3rd Quarter............................................    $  1.75   $ 0.09
     4th Quarter............................................    $  0.47   $ 0.26


     The Company is unaware of the factors which resulted in the significant fluctuations in the bid prices per share during the periods being presented, although it is aware that there is a thin market for the Common Stock, that there are frequently few shares being traded, and that any sales significantly impact the market.

     On February 28, 2001, the closing price of the Common Stock of the Company were $0.328 per share. The foregoing prices represent inter-dealer quotations without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

     As of February 28, 2001, there were 22,909,939 shares of Common Stock issued and outstanding which were held by approximately 65 holders of record and approximately 1,100 beneficial holders. As of February 28, 2001, there were no shares of Class A Convertible Preferred Stock or Class B Convertible Preferred Stock outstanding and there were 20,000 shares of Series C Convertible Preferred Stock outstanding.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the 16,895,333 shares of our Common Stock which are being offered for sale by our selling stockholders pursuant to this registration statement.



                                 DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company intends to apply its earnings, if any, in expanding its operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors, and is subject to the dividend rights of the Series C Convertible Preferred Stock. In addition, the Company's ability to pay dividends may be limited under future loan agreements of the Company which restrict or prohibit the payment of dividends.

                                 CAPITALIZATION


     The following table sets forth our cash and cash equivalents and capitalization as of October 31, 2000:

                                                                    October 31,
                                                                       2000
                                                                   ------------

Cash and cash equivalents                                          $    427,825
                                                                   ============

Short-term debt                                                    $  1,551,540
                                                                   ------------
Stockholders' equity:
   Series C Preferred Stock                                           1,140,697
   Common stock, $0.001 par value, 100,000,000 shares authorized;
     21,091,880 shares issued and outstanding                            21,092
   Additional paid in capital                                        10,598,054
   Accumulated deficit                                               (7,122,280)
   Deferred compensation                                               (182,933)
   Treasury stock, at cost                                           (1,991,000)
                                                                   ------------
     Total stockholders' equity                                       2,463,630
                                                                   ------------
     Total capitalization                                          $  4,015,170
                                                                   ============

                             SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 14 and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. The statement of operations data set forth below for the ten-months ended April 30, 2000, the year ended June 30, 1999, and the period from March 13, 1998 (inception) to June 30, 1998, and the balance sheet data as of April 30, 2000, and as of June 30, 1999 and 1998, are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this prospectus. The statement of operations data set forth below for the six month periods ended October 31, 2000 and 1999, and the balance sheet data as of October 31, 2000 are derived from, and are qualified by reference to, our unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations and financial position for such periods. The results of our interim periods are not necessarily indicative of the results of a full year.

                                                                                                      March 13, 1998
                                                                       Ten Months                       (Inception)
                                       Six Months Ended October 31,       Ended         Year Ended          to
                                           2000            1999       April 30, 2000   June 30, 1999   June 30, 1998
                                       ------------    ------------   --------------   -------------   -------------
                                        (unaudited)    (unaudited)
Statement of Operations Data:
Revenues:
   Loan origination fees               $  4,844,837    $  2,788,258    $  4,689,170    $  3,547,392    $       --
   Referral revenues                        138,105            --              --              --
                                       ------------    ------------    ------------    ------------    ------------
     Total revenues                       4,982,942       2,788,258       4,689,170       3,547,392            --
Cost of revenues                          3,363,951       1,899,478       3,411,750       2,304,100            --
                                       ------------    ------------    ------------    ------------    ------------
Gross profit                              1,618,991         888,782       1,277,420       1,243,832            --
                                       ------------    ------------    ------------    ------------    ------------

Operating expenses:
   General and administrative
    (excluding stock based
    compensation)                         2,177,560       1,009,377       3,059,374       1,301,013           3,570
   Stock based compensation                 386,728            --         1,000,000            --              --
   Goodwill amortization                    288,372            --              --              --              --
                                       ------------    ------------    ------------    ------------    ------------

     Total operating expenses             2,852,660       1,009,377       3,059,374       1,301,013           3,570
                                       ------------    ------------    ------------    ------------    ------------
Loss from operations                     (1,233,669)       (120,595)     (1,781,954)        (57,181)         (3,570)
Other income (expense):
   Interest expense                        (108,748)         (4,332)           --              --              --
   Other income (expense)                    88,375          (8,572)        (14,945)         (3,088)           --
                                       ------------    ------------    ------------    ------------    ------------
Total other income (expense)                (20,373)        (12,904)        (14,945)         (3,088)           --
                                       ------------    ------------    ------------    ------------    ------------
Loss before income taxes                 (1,254,042)       (133,499)     (1,796,899)        (60,269)         (3,570)
Income taxes                                   --              --              --              --              --
                                       ------------    ------------    ------------    ------------    ------------
Net loss                               $ (1,254,042)   $   (133,499)   $ (1,796,899)   $    (60,269)   $     (3,570)
                                       ============    ============    ============    ============    ============
Basic and diluted net loss per share   $      (0.06)          (0.02)   $      (0.22)   $      (0.01)   $       --
Basic and diluted weighted average
 number of common shares outstanding     20,883,422       7,500,000       8,222,636       7,500,000       7,500,000



                                        October 31, 2000     April 30, 2000      June 30, 1999       June 30, 1998
                                        ----------------     --------------      -------------       -------------
                                           (unaudited)
Balance Sheet Data:
   Cash and cash equivalents                $  427,825         $  285,583         $  105,317          $   93,715
   Total assets                              5,059,809          4,871,093            359,263              93,715
   Current portion of debt                   1,551,540          2,788,076            255,000              95,000
   Total liabilities                         2,596,179          3,640,412            423,102              98,785
   Total stockholders equity (deficit)       2,463,630          1,230,681            (63,839)             (5,070)


                                       13

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" beginning on page 6 and elsewhere in this prospectus. The following discussion should be read together with our financial statements and the notes to those financial statements included elsewhere in this prospectus.


Overview

     Except for historical information, the materials contained in this Management's Discussion and Analysis are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and involve a number of risks and uncertainties. These include the Company's historical losses, the need to manage its growth, general economic downturns, intense competition in the financial services and mortgage banking industries, seasonality of quarterly results, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although forward-looking statements in this Annual Report reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this Annual Report, as an attempt to advise interested parties of the risks and factors that may affect the Company's business, financial condition, and results of operations and prospects.

Results of Operations


     Six months ended October 31, 2000, compared to the six months ended October 31, 1999.

     Revenues

     Revenues increased by $2.19 or 79%, to $4.98 million for the six months ended October 31, 2000, compared to $2.78 million for the six months ended October 31, 1999, primarily due to the development and growth of the "net branch" program of AMRES. Of these amounts, AMRES accounted for over 98% of our revenue.

     The growth in revenues can again be attributed to marketing AMRES services and use of our website. During the six months ended October 31, 2001 we expanded into additional states (32 at October 31, 2000) in which AMRES is licensed to conduct business.

     Cost of Revenue and Gross Profit

     The cost of revenue increased by $1.46 million or 77%, for the six-month period ended October 31, 2000, which is in proportion to the increase in revenue as discussed above. As a percentage of revenue, the cost of revenue remained fairly consistent between periods, 67.5% compared to 68.1% for the six months ended October 31, 2000 and 1999, respectively.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses totaled $2.85 million for the six month period ended October 31, 2000, compared to $1.01 million for the six-months ended October 31, 1999. This increase of $1.84 million can be attributed to several factors, most notably costs at the corporate level related to professional services for items such as the filing of our registration statement, outside consultants, and the completion of the private placement in May. In addition, this increase can also be attributed to the business growth of the operating subsidiaries, as additional headcount, office space and other administrative costs are required to handle the expansion.

     Net Losses

     Our losses totaled $1.25 million for the six months ended October 31, 2000. We have continued our expansion as a public company, and our losses our expected to continue for the foreseeable future. Management has implemented cost reductions in all areas due to its cash flow constraints in an effort to minimize losses.

Ten Months Ended April 30, 2000, Compared To The Year Ended June 30, 1999.

     Revenue

     Revenue increased by $1.11 million or 31% to $4.69 million during the ten months ended April 30, 2000, from $3.55 million during the year ended June 30, 1999, primarily due to the development and growth of the "net branch" program of AMRES. Revenues from Titus, ExpiDoc, and LoanNet amounted to between 1 and 2% of total revenues.

     At the start of fiscal 1999, AMRES operated branch offices in Long Beach and Colton, California. In January of 1999, the Menifee, California, office was opened and in April of 1999, the Costa Mesa, California, office was opened. The addition of these two branch offices has helped expand the volume of loans closed each month from approximately an average of 55 loans per month in 1999 to an average of 80 loans per month in 2000. This growth is expected to continue as evidenced by the closing of over 130 loans in the month of June 2000. The establishment and growth of the net branch program has also positively impacted revenues. From its inception to the date of this filing, the net branch program has steadily grown to its current count of 83 net branches. Management believes that the net branch operations will continue to be a viable growth vehicle in the future.

     Another reason that revenues have increased relates to the inclusion of additional states in which AMRES is licensed to conduct business. AMRES has steadily increased the number of states in which it is licensed to conduct business (23 states, as of April 30, 2000, in comparison with one state, as of the start of the 1999 fiscal year).

     Cost of Revenue and Gross Profit

     The cost of revenue increased by $1.11 million or 48% to $3.41 million during the ten months ended April 30, 2000, from $2.30 million during the year ended June 30, 1999. The cost of revenue as a percentage of revenue increased by nearly 8% to approximately 72% during the ten months ended April 30, 2000, in comparison with the 1999 fiscal year. This increase in costs, or reduction in gross profit percentage from 35% to approximately 27%, is directly attributable to the increased volume of transactions closed with the advent of the net branch program. AMRES earns an average net commission, based on loan value, of approximately 0.6% for loans funded by its company-owned branches. Under the net branch arrangement, AMRES earns a lower percentage commission on the loan value, typically 0.38%.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses totaled $3.06 million and $1.30 million for the ten months ended April 30, 2000, and the year ended June 30, 1999, respectively. Included in selling, general and administrative expense for the ten months ended April 30, 2000, is a nonrecurring charge in connection with the conversion of the B Preferred into Common Stock for the incremental value of $1.0 million, based on the difference between the carrying value of the B Preferred and the fair value of the Common Stock of $2.0 million, since the holders are key management of the ongoing operations. Also included in selling, general and administrative expense during the ten months ended April 30, 2000, are the operating results of the newly acquired businesses for which selling, general and administrative expenses totaled $0.4 million. As a percentage of revenue, selling, general and administrative expenses increased by 28.5% to 65.2% for the ten months ended April 30, 2000 from 36.7% for the year ended June 30, 1999.


Year Ended June 30, 1999, Compared To The Period From March 13, 1998 (Inception), Through June 30, 1998.

     Revenue and Cost of Revenue

     There was no revenue and, as such, no cost of revenue for the period from Inception through June 30, 1998. During this period, the Company incurred minimal costs associated with its incorporation and start-up. For the year ended June 30, 1999, revenue and cost of revenue were $3.5 million and $2.3 million, respectively.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses were minimal during the period from Inception through June 30, 1998 and were associated with the Company's incorporation and start-up. During the year ended June 30, 1999, selling, general and administrative expenses totaled $1.30 million and related primarily to costs of opening and maintaining the four branch offices, the commencement of the net branch operations in January of 1999, and the costs associated with employee compensation.


     Net Losses From Operations

     The net losses during the ten months ended April 30, 2000 were $1.8 million. Such losses were attributable to a one-time compensation charge related to the conversion of B Preferred stock into common stock at a discount. The additional losses were attributable to our rapid expansion in real estate related services. This expansion required hiring support staff and office equipment ahead of revenues to provide an appropriate level of service. In addition, completely original software and websites were created to assist the marketing efforts of loan agents (amres.net) and to generate loans directly from the public (fhafunding.com). Management expects losses for the foreseeable future.

     At October 31, 2000, the Company had a working capital deficit of $1.2 million, compared to a deficiency of $2.8 million at April 30, 2000. We require financing to meet our cash requirements to service our obligations and fund future operating cash flow deficiencies. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern and no adjustments have been made to these consolidated financial statements as a result of these uncertainties. See the Independent Auditors' Report at page F-6 disclosing these matters. Our cash requirements depend on several factors, including, but not limited to, the following:

     o The pace at which all subsidiaries continue to grow, become self supporting, and begin to generate positive cash flow;

     o    The cash portion of future acquisition transactions, if any; and

     o    The ability to obtain additional market share for our services.

     On April 7 and May 2, 2000, we completed two private placements raising a total of $4.0 million, less costs of $575,000. These funds were used to finance our current operations and reduce our indebtedness to EMB Corporation ("EMB") to approximately $1.2 million as of October 31, 2000.

     As part of the agreement for the April 7, 2000, private placement, we were required to file and cause to be declared effective a registration statement with the Securities and Exchange Commission by November 7, 2000. On August 4, 2000, we filed the registration statement and received an initial response from the Commission on or about September 7, 2000. As the private placement agreement called for the registration to be declared effective by November 7, 2000, we are incurring monthly liquidated damages of approximately $40,000 for each full month subsequent to November 7, 2000 in which the registration statement is not declared effective.

     On September 15, 2000, we received $125,000 (less costs and fees of $20,000) in exchange for a short-term note payable in the amount of $150,000 due on January 15, 2001. The proceeds were used to fund current operations. As of February 28, 2001, $125,000 remains due on the note.


     Management is seeking one or more additional private placements under Regulation D of the Securities Act of 1933 totaling three million dollars to repay its current obligations and $1.5 million to provide working capital for operations. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We have no commitments for any additional financing, and there can be no assurance that any such commitment can be obtained on favorable terms, if at all. No adjustments have been made to the carrying value of assets or liabilities as a result of the uncertainty about obtaining cash required to obligations as they become due.

     If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We have no commitments for any additional financing, and there can be no assurance that any such commitment can be obtained on favorable terms, if at all.

     Any additional equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising capital and other financial and operational matters, which could restrict our operations or finances. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our financial condition, results of operations, and cash flows.


Quarterly Financial Data

     The following table sets forth certain statement of operations data for each of the Company's last nine complete fiscal quarters. The one month ended April 30, 2000, is not presented and is not considered significant. The quarterly statement of operations data set forth below were derived from unaudited financial statements of the Company, which in the opinion of management of the Company contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results for the first and second quarters of fiscal 2000 may not be indicative of the results to be achieved for the entire fiscal year.


                             Fiscal 2000                                Fiscal 1999
                     ----------------------------    --------------------------------------------
                       Quarter         Quarter         Quarter          Quarter        Quarter
                        Ended           Ended           Ended            Ended          Ended
                      October 31       July 31         March 31       December 31    September 30
                     ------------    ------------    ------------    ------------    ------------
Revenue              $  2,616,980    $  2,365,962    $  1,232,319    $  1,376,020    $  1,272,444
Gross profit              954,635         664,356         251,721         384,520         381,246
Operating expenses      1,283,338       1,569,332         400,646         430,402         466,619
Income (loss) from
  operations             (328,703)       (904,966)        (148,926)        (45,882)        (85,373)
Net loss                 (375,489)       (878,553)        (137,907)        (51,650)        (83,720)
Net loss
  per share                 (0.02)          (0.05)          (0.02)          (0.01)          (0.01)
Weighted average
  common shares
  outstanding          21,090,021      20,675,152       7,661,538       7,500,000       7,500,000


Table continues on following page.

                                       17

                                             Fiscal 1998
                     -----------------------------------------------------------
                       Quarter          Quarter         Quarter       Quarter
                        Ended            Ended           Ended         Ended
                       June 30          March 31      December 31   September 30
                     ------------    ------------    ------------   ------------
Revenue              $  1,182,798    $    786,327    $    929,778   $    633,815
Gross profit              387,383         280,996         353,876        206,364
Operating expenses        397,729         350,110         284,510        172,995
Income (loss) from
  operations              (10,346)        (69,114)         69,366         33,369
Net income (loss)         (86,013)        (79,590)         62,966         42,369
Net income (loss)
  per share                 (0.01)          (0.01)           0.01           0.01
Weighted average
  common shares
  outstanding           7,500,000       7,500,000       7,500,000      7,500,000


Liquidity and Capital Resources

     During the six months ended October 31, 2000, we raised cash and cash equivalents to $427,825 at October 31, 2000, compared to $285,583 at April 30, 2000. Cash outflows from operating activities for the ten months ended April 30, 2000, totaled $0.7 million, compared to cash outflows of $26,792 for the year ended June 30, 1999, and were due to the operating loss caused by higher selling, general and administrative expenses. Cash flows from operating activities for the period from Inception to June 30, 1998, were not significant.


     Cash inflows from investing activities for the ten months ended April 30, 2000, totaled $178,188, compared with cash outflows from investing activities of $119,321 for the year ended June 30, 1999. This increase was primarily due to cash received with our purchases of Titus, LoanNet, ExpiDoc, and AMRES resulting in a total of $160,419. See Note 3 to the Audited Consolidated Financial Statements for the ten months ended April 30, 2000, the year ended June 30, 1999, and the period from Inception to June 30, 1998 for further discussion. Cash generated from financing activities totaled $704,326 during the ten months ended April 30, 2000, compared to $160,000 for the year ended June 30, 1999, and $95,000 for the period from Inception to June 30, 1998. The increases during the earlier periods were due to proceeds received from related parties. The increase during the ten months ended April 30, 2000, was primarily due to the issuance of Series C Convertible Preferred Stock for total net proceeds of approximately $1.7 million. Additionally, we received $459,326 from related parties. These increases were offset by payments on notes to related parties of approximately $1.53 million.


     The consolidated statement of operations for the ten months ended April 30, 2000, includes the operating results of Titus, LoanNet, and ExpiDoc from the dates of acquisition, and AMRES the Company from April 12, 2000. As the results of Titus, LoanNet, and ExpiDoc are not yet considered significant, discussion of each individual entity is not considered meaningful.


Inflation

     Inflation rates in the United States have not had a significant impact on the Company's operating results for the three years ended April 30, 2000.

Income Taxes

     As of April 30, 2000, we had approximately $1.9 million and $930,000 of Federal and state net operating loss carryforwards, respectively, available to offset future taxable income. The net deferred tax assets at April 30, 2000, and 1999, before considering the effects of the Company's valuation allowance amounted to approximately $710,000 and $25,000, respectively. We have provided an allowance for substantially all the net deferred tax assets as management has not been able to determine that it is more likely than not that the deferred tax asset will be realized through future operations. In addition, included in the net operating loss carryforwards are approximately $64,000 acquired in the acquisitions discussed above. The Federal and state tax codes provide for restrictive limitations on the annual utilization of net operating loss carryforwards to offset taxable income when the stock ownership of a company significantly changes. In light of the Company's significant stock activity, certain of the net operating loss carryforwards are subject to such annual limitations.


California Energy Crisis

     The California energy crisis has not had a significant impact on the Company's financial position, results of operations, or cash flows since our operations are not capital intensive nor do they require excessive amounts of energy.

                                    BUSINESS

General

     e-Net Financial.Com Corporation (the "Company") was incorporated as Solutions, Incorporated on August 18, 1988, under the laws of the State of Nevada to engage in any lawful corporate undertaking. On July 11, 1994, the Company filed a Registration Statement on Form 10-SB with the Securities and Exchange Commission, which was declared effective on December 22, 1994. At that time, the Company became a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended. On August 16, 1996, the Company changed its name to Suarro Communications, Inc., and on February 12, 1999, May 12, 1999 and on January 18, 2000, the Company changed its name to e-Net Corporation, e-Net Financial Corporation and e-Net.Com Corporation, respectively. On February 2, 2000, the Company changed its name to e-Net Financial.Com Corporation. In November of 1999, the Company split its Common Stock on a two-for-one basis. All references in this Annual Report reflect such forward split.

     e-Net has had a rapid sequence of name changes which reflected significant acquisitions that shifted the companies primary business operations over very short periods of time. In hindsight, management has decided that one generic name would have been preferable. As such, e-net has reserved "ANZA Capital, Inc." with the Nevada Secretary of State and, following the effectiveness of this registration statement, will undertake to effectuate a change in the name of the corporation.

Recent Changes in Business Strategy and Change in Control

     Effective March 1, 1999, the Company acquired e-Net Mortgage Corporation, a Nevada corporation ("e-Net Mortgage"), and City Pacific International, U.S.A., Inc., a Nevada corporation ("City Pacific"). Pursuant to the Share Exchange Agreement and Plan of Reorganization, dated March 1, 1999, regarding e-Net Mortgage, its shareholders received 2,000,000 shares of Common Stock of the Company, in exchange for all of the issued and outstanding stock of e-Net Mortgage, which became a wholly owned subsidiary of the Company. Pursuant to the Share Exchange Agreement and Plan of Reorganization, dated March 1, 1999, regarding City Pacific, its shareholders received 500,000 shares of Common Stock of the Company in exchange for all of the issued and outstanding stock of City Pacific, which became a wholly owned subsidiary of the Company. Effective as of that date, Michael Roth, who had owned 100% of e-Net Mortgage, became CEO, President, a director, and owner of 44% of the common stock of the Company. Also effective as of that date, Al Marchi, who had owned 100% of City Pacific, became a director and owner 11% of the outstanding common stock of e-Net. Following this transaction, the Company entered into a series of acquisitions as part of its strategy of horizontal market penetration and in an effort to increase revenues.

     On November 29, 1999, the Company issued Paul Stevens 250,000 shares of its Common Stock in exchange for Mr. Stevens' transfer to the Company of 500,000 shares of Common Stock of EMB that he owned (the "Stevens' EMB Shares"). On December 21, 1999, and in connection with that exchange, the Company entered into agreements with Digital Integrated Systems, Inc. ("DIS"), and EMB to acquire their respective 50% interests in VPN.COM JV Partners, a Nevada joint venture ("VPN Partners") involved in vertically integrated communications systems. In consideration of the purchase of the interests, the Company issued its one-year promissory note to DIS in the amount of $145,000 (the "DIS Note") and tendered to EMB the Stevens' EMB Shares. At the time of such transactions, Mr. Stevens was the sole owner of DIS and the President and Chief Executive Officer of VPN Partners. Upon closing of the acquisitions, VPN Partners was integrated with VPNCOM.Net, Inc. (previously known as City Pacific), the other communications entity then owned by the Company. At the time of the transaction, our management believed that VPN Partners and Mr. Stevens would contribute materially to the planned expansion of the Company.

     On January 12, 2000, as revised on April 12, 2000, the Company entered into an agreement (the "Amended and Restated Purchase Agreement") with EMB to acquire two of its wholly owned subsidiaries, i.e., American Residential Funding, Inc., a Nevada corporation ("AMRES"), and Bravo Real Estate, Inc., a California corporation ("Bravo Real Estate"). The purpose of the acquisition was to acquire market share, revenues, and certain key management personnel. The Company also acquired all of EMB's rights to acquire Titus Real Estate LLC, a California limited liability company ("Titus") from its record owners. Titus is the management company for Titus Capital Corp., Inc., a California real estate investment trust (the "Titus REIT").

     On February 11, 2000, the Company executed a purchase agreement (the "Titus Purchase Agreement") for the acquisition of Titus and issued 100,000 shares of its Class B Convertible Preferred Stock (the "B Preferred") to AMRES Holdings LLC ("AMRES Holdings"), a company controlled by Vincent Rinehart, and 300,000 shares of its Common Stock to Scott A. Presta, in their capacities as the owner-members of Titus. Upon closing, Titus became a wholly owned subsidiary of the Company. Management has hoped that the acquisition of Titus would increase the Company's overall revenue stream.

     On February 14, 2000, in our continuing efforts to expand, the Company acquired all of the common stock of LoanNet, a mortgage broker with offices in Kentucky and Indiana. Pursuant to the Stock Purchase Agreement, dated February 14, 2000, the Company issued 250,000 shares of its Common Stock to the selling shareholders of LoanNet, which became a subsidiary of the Company. As of the closing of the transaction, LoanNet also had 400 shares outstanding of 8% non-cumulative, non-convertible preferred stock, the ownership of which has not changed. The preferred stock is redeemable for $100,000. As of February 28, 2001, all three LoanNet offices have been closed by LoanNet's officers. The Company is currently evaluating its options in relation to its original investment in LoanNet.

     On March 1, 2000, the Company sold VPNCOM.Net, Inc., which had proven to be unprofitable and inconsistent with the Company's changing business structure, to
E. G. Marchi, its President. The sales consideration consisted of his 30-day promissory note in the principal amount of $250,000 (paid in full on April 15, 2000), the assumption of the DIS Note, and the return of 250,000 shares of Company Common Stock owned by him.

     On March 17, 2000, the Company acquired all of the common stock of ExpiDoc.com, Inc., a California corporation ("ExpiDoc"). ExpiDoc is an Internet-based, nationwide notary service, with over 6,500 affiliated notaries, that provides document signing services for various mortgage companies. Pursuant to the Stock Purchase Agreement, dated February 14, 2000, the Company issued 24,000 shares of Common Stock of the Company to the selling shareholders of ExpiDoc, which became a wholly owned subsidiary of the Company. As of the closing of the acquisition, the Company entered into management and consulting agreements with ExpiDoc's owners and management, including Messrs. Rinehart and Presta. The company is currently negotiating employment contracts with these individuals. It is intended that these management agreements will be superseded by the final employment contracts. Mr. Scott Presta was, on May 24, 2000, elected a Director and Secretary of the Company and continues as such today. Mr. Presta is also an officer of Titus Real Estate, an e-Net subsidiary.

     On April 12, 2000, the Company closed the acquisition of AMRES and Bravo Real Estate. Pursuant to the Amended and Restated Purchase Agreement, the Company issued 7.5 million shares of Common Stock to EMB, representing nearly 40% of the then issued and outstanding common stock, paid $1,595,000, and issued its promissory note in the initial amount of $2,405,000, and AMRES and Bravo Real Estate became wholly owned subsidiaries of the Company. As of August 3, 2000, the remaining principal balance of the promissory note was $1,066,022. On April 12, 2000, James E. Shipley, the former CEO of EMB, was elected Chairman of the Board of Directors of the Company and Vincent Rinehart, the controlling shareholder of AMRES, was elected a Director, President, and Chief Executive Officer. Mr. Rinehart also serves as President of AMRES and Bravo Real Estate and an executive officer and director of Titus.

     Mr. Shipley was the CEO, President, and to our understanding, a 1% owner of EMB at the time of the sale of AMRES and Bravo from EMB to e-Net. Mr. Shipley resigned as an officer of EMB and became Chairman of e-Net in April, 2000, and resigned as an officer of e-Net in December, 2000. Mr. Rinehart was never an officer or director of EMB, but was the owner of 2,000,000 shares of EMB common stock, making him an approximate 6.7% owner of EMB at the time of the sales in April 2000, and continues as an officer of American Residential Funding and all subsidiaries of e-Net. Mr. Rinehart continues as President & CEO of e-Net since April of 2000.

     On April 12, 2000, in accordance the provisions of the Certificate of Designations, Preferences and Rights of Class B Convertible Preferred Stock, AMRES Holdings demanded that its B Preferred be repurchased by the Company for an aggregate of one million dollars. On April 20, 2000, the Company, AMRES Holdings, and Mr. Presta amended the Titus Purchase Agreement to provide for a potential return of certain of the Company's capital stock issued to AMRES Holdings and Mr. Presta upon the occurrence of certain events. See Note 3 to the Audited Consolidated Financial Statements for the ten months ended April 30, 2000, the year ended June 30, 1999, and the period from Inception to June 30, 1998 for further discussion.

     On May 24, 2000, Michael Roth and Jean Oliver, the sole remaining officers and directors of prior management, resigned their remaining positions with the Company. On that date, Mr. Presta, an executive officer and director of Titus, was elected a Director and Secretary of the Company and James M. Cunningham, President of LoanNet Mortgage, Inc., a Kentucky corporation ("LoanNet"), was elected a Director of the Company. On June 26, 2000, Kevin Gadawski, an independent consultant, was elected Acting Chief Financial Officer of the Company.

Plant and Equipment

     The Company does not anticipate any material acquisitions of plant and equipment.

Employees

     The Company does not anticipate any material changes in the number of employees.

Overview of Subsidiary Operations

     American Residential Funding, Inc. ("AMRES"), represents greater than 90% of our consolidated revenue. Please see further discussion of AMRES below in section titled "American Residential Funding, Inc., Operations as a Mortgage Lender".

     Expidoc.com is a nationwide notary and document signing service. Operations are currently minimal, with revenues of approximately $250,000 annually. Expidoc.com has sustained their revenue without securing any of the major clients available in their industry. Expidoc has hired an inside sales representative to assist them in securing larger accounts which, if successful, could significantly impact their volume of signings and related revenue overnight.

     BravoRealty.com is an internet-based real estate brokerage which just began operations in January, 2001. Bravorealty.com's business model targets real estate agents as its customers and offers 100% commission retention for the agent, while charging a minimal fixed fee per closed transaction. Bravorealty.com is currently seeking funding to complete its launch and implement the required infrastructure to support its anticipated rapid growth. If e-Net is able to secure the required funding, e-Net will remain the majority shareholder. If the required funding is secured from outside investors, e-Net will maintain a minority ownership of 25%.

     Titus Real Estate is the management company of Titus REIT. Titus REIT is not expected to provide significant revenues for e-Net and is currently being reviewed to determine if and how it fits into the long-term business plan of the Company.

     LoanNet is not operating at this time. Due to insufficient capitalization, the officers of LoanNet have decided to close all three offices previously in operations. While in operation, LoanNet recorded cumulative net losses and did not provide any cash flow for the Company. The Company is currently reviewing its options with regard to its initial investment in LoanNet.

     Bravo Real Estate is a non-operating real estate brokerage. The Company currently has no immediate plans to begin operations within this entity.

American Residential Funding, Inc. ("AMRES") Operations as a Residential Mortgage Lender

     General

     The Company, through its wholly owned subsidiary, e-Net Mortgage, had, since 1999, engaged in business as a retail mortgage broker. However, e-Net Mortgage was not capitalized to the level that permitted it to expand its operations outside of its offices in San Jose, and Costa Mesa, California, and Las Vegas, Nevada. With the pending acquisition of American Residential Funding, Inc. ("AMRES"), e-Net Mortgage stopped conducting business in the fourth quarter of the fiscal year ended April 30, 2000. With the completion of the acquisition of AMRES, AMRES has become the principal operating mortgage subsidiary of the Company. It is the intent of the Company for AMRES to operate primarily as a mortgage banker and mortgage broker through an expansion of its existing company-owned and Net Branch operations.

     The name "AMRES" is approved for use by American Residential Funding, Inc. by the California Department of Real Estate, the primary governing body of AMRES. An appropriate DBA filing of AMRES has been done, and the company is regularly referred to as "AMRES".

     Loan Making

     AMRES is primarily a loan broker, arranging approximately $30,000,000 a month in home loans. AMRES, through their agents in some 80 branches (1-8 agents in each branch) is licensed in 30 states to originate loans. Although AMRES has a $2,000,000 line of credit with which to fund loans, less than 5% of total loan volume is funded this way. AMRES, through their loan agents, locates prospective borrowers from real estate brokers, home developers, and marketing to the general public. After taking loan application, AMRES processes the loan package, including obtaining credit and appraisal reports. AMRES then presents the loan to one of 200 approved lenders, who then approve the loan, draw loan documents and fund the loan. AMRES receives a commission for each brokered loan, less what is paid to each agent.

     Loan Standards

     Mortgage loans made by AMRES are loans with fixed or adjustable rates of interest, secured by first mortgages, deeds of trust or security deeds on residential properties with original principal balances that, generally, do not exceed 95% of the value of the mortgaged properties, unless such loans are FHA-insured or VA-guaranteed. Generally, each mortgage loan having a loan-to-value ratio, as of the date of the loan, in excess of 80%, or which is secured by a second or vacation home, will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default of all or a specified portion of the principal amount thereof. 95% of all loans originated are brokered to lenders and not underwriten or funded by AMRES.

     The mortgage loans are "one-to-four-family" mortgage loans, which means permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, one-to-four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan must be secured by an owner-occupied primary residence or second/vacation home, or by a non-owner occupied residence. The mortgaged property may not be a mobile home.

     In general, no mortgage loan is expected to have an original principal balance less than $30,000. While most loans will be less than $700,000, loans of up to $2,000,000 may be brokered to unaffiliated third-party mortgage lenders. Fixed rate mortgage loans must be repayable in equal monthly installments which reduce the principal balance of the loans to zero at the end of the term.


     Credit, Appraisal and Underwriting Standards

     Each mortgage loan must (i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by the Company. For certain mortgage loans which may be subject to a mortgage pool insurance policy, the Company may delegate to the issuer of the mortgage pool insurance policy the responsibility of underwriting such mortgage loans, in accordance with the Company's credit appraisal and underwriting standards. In addition, the Company may delegate to one or more lenders the responsibility of underwriting mortgage loans offered to the Company by such lenders, in accordance with the Company's credit, appraisal and underwriting loans.

     The Company's underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. In the loan application process, prospective mortgagors will be required to provide information regarding such factors as their assets, liabilities, income, credit history, employment history and other related items. Each prospective mortgagor will also provide an authorization to apply for a credit report which summarizes the mortgagor's credit history. With respect to establishing the prospective mortgagor's ability to make timely payments, the Company will require evidence regarding the mortgagor's employment and income, and of the amount of deposits made to financial institutions where the mortgagor maintains demand or savings accounts. In some instances, mortgage loans may be made by the Company under a Limited Documentation Origination Program. For a mortgage loan to qualify for the Limited Documentation Origination Program, the prospective mortgagor must have a good credit history and be financially capable of making a larger cash down payment in a purchase, or be willing to finance less of the appraised value, in a refinancing, than would otherwise be required by the Company.

Currently, only mortgage loans with certain loan-to-value ratios will qualify for the Limited Documentation Origination Program. If the mortgage loan qualifies, the Company waives some of its documentation requirements and eliminates verification of income and employment for the prospective mortgagor. The Limited Documentation Origination Program has been implemented relatively recently and accordingly its impact, if any, on the rates of delinquencies and losses experienced on the mortgage loans so originated cannot be determined at this time.


     The Company's underwriting standards generally follow guidelines acceptable to FNMA ("Fannie Mae") and FHLMC ("Freddie Mac"). The Company's underwriting policies may be varied in appropriate cases. In determining the adequacy of the property as collateral, an independent appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable homes and the cost of replacing the property. Over 95% of all loans processed are underwritten and funded by approved lenders of AMRES. Very few loans, approximately 5%, are funded by AMRES on their line of credit for future resell.


     Title Insurance Policies

     The Company will usually require that, at the time of the origination of the mortgage loans and continuously thereafter, a title insurance policy be in effect on each of the mortgaged properties and that such title insurance policy contain no coverage exceptions, except those permitted pursuant to the guidelines established by FNMA.

Certain Legal Aspects of Mortgage Loans

     General


     The mortgages originated by the Company and its licensed affiliates are either mortgages or deeds of trust, depending upon the prevailing practice in the state in which the property subject to a mortgage loan is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It does not, generally, have priority over liens for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of filing with a state or county office. There are two parties to a mortgage, the mortgagor, who is the borrower and homeowner (the "Mortgagor"), and the mortgagee, who is the lender. Under the mortgage instrument, the Mortgagor delivers to the mortgagee a note or bond and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties, the borrower-homeowner called the trustor (similar to a Mortgagor), a lender (similar to a mortgagee) called the beneficiary, and a third-party grantee called the Trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the Trustee to secure payment of the obligation. The Trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directions of the beneficiary.


     Foreclosure


     Foreclosure of a deed of trust is generally accomplished by a non-judicial Trustee's sale under a specific provision in the deed of trust which authorizes the Trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the Trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the Trustee must provide notice in some states to any other individual having an interest in the real property, including any "junior lienholders". The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears, plus the costs and expenses incurred in enforcing the obligation. Generally, state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.


     Foreclosure of a mortgage is generally accomplished by judicial action. The action is initiated by the service of legal pleadings upon all parties having an interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties. Judicial foreclosure proceedings are often not contested by any of the parties. However, even when the mortgagee's right to foreclose is contested, the court generally issues a judgment of foreclosure and appoints a referee or other court officer to conduct the sale of the property.

     In the case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the Trustee is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale. Rather, it is common for the lender to purchase the property from the Trustee or referee for an amount equal to the principal amount of the mortgage or deed of trust, accrued and unpaid interest and the expense of foreclosure. Thereafter, the lender will assume the burdens of ownership, including obtaining casualty insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of any mortgage insurance proceeds.

     Rights of Redemption


     In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to "redeem" the property from the foreclosure sale. In some states, redemption may occur only upon a payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effort of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has expired.


     Anti-deficiency Legislation and Other Limitations on Lenders

     Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

     In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of a secured mortgage lender to realize upon collateral and/or enforce a deficiency judgment. For example, with respect to federal bankruptcy law, a court with federal bankruptcy jurisdiction may permit a debtor through his or her Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's residence by paying arrears within a reasonable time period and reinstating the original mortgage loan payment schedule even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the residence had yet occurred) prior to the filing of a debtor's petition. Some courts with federal bankruptcy jurisdiction have approved plans based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years.

     Courts with federal bankruptcy jurisdiction have also indicated that the terms of a mortgage loan secured by property of the debtor may be modified. These courts have suggested that such modification may include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule, and reducing the lender's security interest to the value of the residence, thus leaving the lender a general unsecured creditor for the difference between the value of the residence and the outstanding balance of the loan.

     The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of a mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous Federal and some state consumer protection laws. These laws include the federal Truth-In-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

     Enforceability of Certain Provisions

     Certain of the mortgage loans contain due-on-sale clauses. These clauses permit the lender to accelerate the maturity of the loan if the borrower sells, transfer or conveys the property. The enforceability of these clauses has been the subject of legislation and litigation in many states, and in some cases the clauses have been upheld, while in other cases their enforceability has been limited or denied.

     Upon foreclosure, courts have imposed general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of a default under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to maintain the property adequately or the borrower executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provision as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrowers.

     Applicability of Usury Laws


     Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V"), provides that state usury limitations do not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The Federal Home Loan Bank Board is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V, the statute authorizes any state to reimpose interest rate limits by adopting a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. As of the date hereof, certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.


Mortgage Software and Technology

     AMRES currently uses loan origination software developed by an independent third party, which is accessible by its Company-owned offices and at Net Branch offices through an Intranet system. This software can quickly review the underwriting guidelines for a vast number of loan products, including those offered by Fannie Mae and Freddie Mac and select the appropriate loan product for the borrower. The software then allows the routing of pertinent information to the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages, and the automated systems of independent lenders such as IndyMac. Thus, in less than one hour, a borrower can receive loan approval, subject only to verification of financial information and appraisal of the subject property. The software also permits the contemporaneous ordering and review of preliminary title reports and escrow instructions.

     The AMRES Intranet system allows Net Branch offices around-the-clock access to the system. Loan officers can also access the AMRES Intranet utilizing Intel(R) Corporation's ProShare(R) video conferencing system which permits the loan officer or borrower to see and talk directly to an underwriting staff member or other individuals involved in the mortgage loan transaction.

     Customer Service and Support

     The Company's customer service and support organization provides Net Branch owners with on-line technical support, training, consulting and implementation services. These services consist of the following:

     Customer Education and Training

     The Company offers training courses designed to meet the needs of end users, integration experts and system administrators. The Company also trains customer personnel who in turn may train end-users in larger deployments. Training classes are provided at the customers' offices or on-line with an on-line tutorial. No fees are charged the to Net Branch for these services.

     System Maintenance and Support

     The Company offers telephone, electronic mail and facsimile customer support through its central technical support staff at the Company's headquarters. The Company also provides customers with product documentation and release notes that describe features in new products, known problems and workarounds, and application notes.

Nationwide Notary Services

     ExpiDoc is an Internet-based nationwide notary service that specializes in providing mortgage brokers with a solution to assist with the final step of the loan process: notarizing signatures of the loan documents. This is accomplished through ExpiDoc's automation of the process, its knowledgeable, experienced staff, and proprietary technology. ExpiDoc provides its clients with real-time access to the status of their documents, 24 hours a day. ExpiDoc's proprietary software executes both the front office notary coordination and the back office administration.

Sales and Marketing


     As of January 31, 2001, the Company marketed and sold its mortgage banking services primarily through a direct sales force based in Costa Mesa, California, as well as other branch locations. The Company's sales and marketing organization consisted of approximately 100 employees as of January 31, 2001. The Company markets its mortgage loan products through its four Company-owned offices in Southern California and approximately 90 Net Branch offices in California, Georgia, Oklahoma, Nevada, Tennessee, Washington, Arizona and Florida. The sales efforts of the Company to market its Net Branch opportunities are located primarily in the Company's Costa Mesa, California headquarters office.


Competition

     The Company faces intense competition in the origination, acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including real estate investment trusts. Many of the Company's competitors have greater financial resources than the Company.

Proprietary Rights and Licensing

     The Company's success is dependent, to a degree, upon proprietary technology. The Company may rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions with its employees, consultants and business partners to protect its proprietary rights. The Company may seek to protect its electronic mortgage product delivery systems, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's systems or to obtain and use information that the Company regards as proprietary. While the Company is not aware that any of its systems infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Certain components of the electronic mortgage products delivery system currently employed by the Company are not proprietary to the Company and other competitors may acquire such components and develop similar or enhanced systems for the electronic delivery of mortgage products to mortgage brokers and borrowers.

     In addition, the Company relies on certain software that it licenses from third parties, including software which is used in conjunction with the Company's mortgage products delivery systems. There can be no assurance that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software or data licenses could result in delays or cancellations in of contracts with Net Branch operations until equivalent software can be identified and licensed or developed and integrated with the Company's product offerings. Any such delay or cancellation could materially adversely affect the Company's business, financial condition or results of operations.

Environmental Matters

     The Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

     In the course of its business, the Company may acquire properties securing loans that are in default. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

Trade Names and Service Marks

     The Company intends to file various applications to register its service marks on the principal register of the United States Patent and Trademark Office. The Company intends to register its service marks in such states as it deems necessary and desirable.

     The Company will devote substantial time, effort and expense toward developing name recognition and goodwill for its trade names for its operations. The Company intends to maintain the integrity of its trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect the Company's sales of licenses under such trade name and other proprietary names and marks. The Company knows of no current materially infringing uses.

Employees


     As of January 31, 2001, the Company employed a total of 115 persons. Of the total, 15 officers and employees were employed at the principal executive offices of the Company in Costa Mesa, California, of whom five was engaged in sales and marketing, one was in investor relations and compliance, and five were in finance and administration. There were 72 employees of the Company's subsidiaries, of whom 80 were engaged in sales and marketing and 20 in finance and administration. None of the Company's employees is represented by a labor union with respect to his or her employment by the Company.

Facilities

     Our principal place of business is in Costa Mesa, California, where we lease an approximately 5,500 square foot facility for $150,000 per annum (subject to usual and customary adjustments). This location houses our corporate finance and administration functions. ExpiDoc and the Costa Mesa office of AMRES also lease space at this facility on a month-to-month basis for $1,000 and $4,000, respectively.

     AMRES leases additional facilities: Long Beach, California (month-to-month, $3,450 per month); Palmdale, California (month-to-month, $ 1,911 per month), and Riverside, California (term expiring in 2003, $2,117 per month).


     We believe that our current facilities will be adequate to meet our needs, and that we will be able to obtain additional or alternative space when and as needed on acceptable terms.

     The Company may also hold real estate for sale from time to time as a result of its foreclosure on mortgage loans that may become in default.

Legal Proceedings

     The Company is not engaged in any legal proceedings other than routine litigation in the ordinary course of business.

                                   MANAGEMENT

Directors and Executive Officers


     The executive officers, directors and key employees of e-Net as of February 28, 2001 and their positions with e-Net and ages are as follows:

Name(1)(2)                     Age                Position
----------                     ---                --------

Kevin Gadawski
(Independent Consultant)......  33    Principal Accounting and Acting Chief
                                        Financial Officer
Scott A.  Presta .............  28    Director and Secretary
Vincent Rinehart .............  50    Director, President, and Chief Executive
                                        Officer
--------------
     (1) The Company presently has no executive committee, nominating committee or audit committee of the Board of Directors.

     (2) The officers of the Company hold office until their successors are elected and qualified, or until their death, resignation or removal.

     There are no family relationships between any directors or executive officers of the Company. The background and principal occupations of each director and executive officer of the Company are as follows:



     Mr. Gadawski, an independent consultant, has been the Acting Chief Financial Officer since June 26, 2000. From May of 1995 to June of 2000, he held various financial management positions at both the corporate and divisional levels of Huffy Corporation, a public company in Miamisburg, Ohio. Mr. Gadawski, a Certified Public Accountant, was employed for four years in the audit practice of KPMG Peat Marwick, LLP, in Cincinnati, Ohio.

     Mr. Presta has been a director and the Secretary of the Company since April 12, 2000. A former member of the National Association of Securities Dealers, Inc., he was the licensed General Securities Principal of Pacific Coast Financial Services, Inc. ("Pacific Coast"), a brokerage firm in Long Beach, California, from October of 1993 through November of 1995. Following his tenure with the brokerage firm, Mr. Presta formed a series of companies that were involved in the real estate and oil and gas industries, one of which, Titus, was acquired by the Company. Mr. Presta attended California State University Long Beach from 1989 through Spring of 1992, when he became employed by Pacific Coast.

     Mr. Rinehart has been a director and the President and Chief Executive Officer of the Company since April 12, 2000. He also serves in the following capacities: (i) Chairman of the Board of AMRES (commencing in 1997); (ii) Chairman of Firstline Mortgage, Inc., a very small mortgage broker operated by one employee (commencing in 1985); and (iii) Board member of Firstline Relocation Services, Inc., a three office enterprise that provides real estate sales, financing, destination, and departure services to Fortune 500 companies (commencing in 1991). Mr. Rinehart allocates his time roughly as follows: e-Net (50%), AMRES (25%), Bravo (15%), Expidoc & Titus (5%), and outside (5%). Mr. Rinehart believes there are very few conflicts, but rather a significant amount of synergy resulting in cross-selling products and services since all companies are in the real estate business.

     Mr. Rinehart received his B.A. in Business Administration from California State University at Long Beach in 1972.

Board of Directors and Committees of the Board

     Our bylaws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors. The number of directors is currently fixed at four. We are currently seeking two additional directors to compensate for the resignations of Mr. Shipley and Mr. Cunningham. The Company presently has no executive committee, nominating committee, compensation or audit committee of the Board of Directors.

Director Compensation

     None of the e-Net directors receive any compensation for serving on the board of directors. All of our directors may be reimbursed for reasonable travel expenses incurred in attending board meetings. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.


Executive Compensation

     Summary Compensation Table

     The following table sets forth all compensation received for services rendered to the Company in all capacities, for the last three fiscal years ended April 30, 2000, by (i) the Company's former and current Chief Executive Officers, and (ii) all other executive officers whose aggregate compensation during fiscal 2000 exceeded $100,000:


                                        Summary Compensation Table
                                                                                                  Long-term
                                                                                                 Compensation
                                                                                                    Awards
                                                               Annual Compensation               ------------
                                                    ----------------------------------------      Number of
                                                                                                  Securities
                                                                                   Other          Underlying
Name and Principal Position                   Year    Salary         Bonus (1)  Compensation     Options/SARS
---------------------------                   ----    ------         ---------  ------------     ------------
Michael Roth (1)...........................   2000  $  26,600          -0-      $   221,408          100,000
   former Chief Executive Officer             1999         -0-         -0-              -0-              -0-
                                              1998        N/A          N/A              -0-              N/A

Vincent Rinehart (2).......................   2000  $ 127,444          -0-      $    11,907              -0-
   Chief Executive Officer and President      1999        N/A          N/A              N/A              N/A
                                              1998        N/A          N/A              N/A              N/A

Jean Oliver (3) ...........................   2000  $  39,188          -0-      $   126,103           50,000
   former Secretary/Treasurer and             1999         -0-         -0-              -0-              -0-
   Controller                                 1998        N/A          N/A              N/A              N/A


Theodore Bohrer (4) .......................   2000  $  22,500          -0-      $   167,966           75,000
   former Vice President                      1999         -0-         -0-             -0-              -0-
                                              1998        N/A          N/A              N/A              N/A
--------------


     (1) In March of 1999, Mr. Roth was appointed Chief Executive Officer and President of the Company. Other compensation consists of the fair market value of the 138,381 shares of the Company's Common Stock issued to Mr. Roth during the fiscal year indicated. In July of 1999, Mr. Roth was granted options to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which options were canceled in connection with the issuance of such 138,381 shares.


     (2) In April of 2000, Mr. Rinehart was appointed Chief Executive Officer and President of the Company. The compensation referenced in the above chart relates to compensation earned during the relevant year as chief Executive Officer of AMRES and includes non-salary compensation of $11,907 relating to an automobile allowance. Mr. Rinehart received no compensation from e-Net.


     (3) In April of 1999, Ms. Oliver was appointed Secretary/Treasurer and Controller of the Company. Other compensation consists of the fair market value of the 65,364 shares of the Company's Common Stock issued to Ms. Oliver during the fiscal year indicated. In connection with her appointment, she was granted options to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which options were canceled in connection with the issuance of such 65,364 shares.

     (4) In April of 1999, Mr. Bohrer was appointed Vice President of the Company. Other compensation consists of the fair market value of the 103,940 shares of the Company's Common Stock issued to Mr. Bohrer during the fiscal year indicated. In connection with his appointment, he was granted options to purchase up to 75,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which options were canceled in connection with the issuance of such 103,940 shares.

Stock Compensation and Bonuses


     During fiscal year 2000, the Company issued 687,908 shares of common stock as compensation and stock bonuses to employees and in consideration of various consulting agreements with third parties. These shares were issued pursuant to that certain Registration Statement on Form S-8, as amended, which became effective on January 26, 2000. From the period May 1, 2000 through February 28, 2001, the Company issued an additional 2,139,335 shares of common stock primarily as consideration of various consulting agreements with third parties.

Benefit Plans

     2000 Stock Compensation Program.

     The Company has reserved shares of Common Stock for issuance under its 2000 Stock Compensation Program (the "Plan"), as amended. At February 28, 2001, 2,775,059 shares of Common Stock had been granted and issued under the Plan. Our Plan was adopted by our board of directors in December, 1999 and will be presented to the stockholders for approval at the next annual meeting of stockholders. A total of 3,000,000 shares of common stock has been reserved for issuance under the Plan. The maximum number of shares of common stock which may be awarded under the Plan during any fiscal year to any participant is 600,000 shares.


     The Plan is administered by the board of directors. The administrator has the power to determine the individuals to whom options, restricted shares or rights to purchase shares shall be granted, the number of shares or securities subject to each option, restricted share, purchase right or other award, the duration, times and exercisability of each award granted, and the price of any share purchase or exercise price of any option.

     Options granted under the Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. Options generally must be exercised within 30 days following the end of the optionee's status as an employee or consultant unless extended to 90 days in the discretion of the administrator. Options may be exercised for up to 6 months upon death or disability. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or five years from the date of the Plan.

     The Plan may be amended, altered, suspended or terminated by the administrator at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option, restricted share, purchase right or other award previously granted without the consent of the affected participant. Unless terminated sooner, the Plan will terminate automatically in December of 2004.

Limitation, Liability and Indemnification Matters

     Our articles of incorporation limits the liability of our directors to the maximum extent permitted by Nevada law. Nevada law provides that the directors of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as directors, except liability for any of the following:


     o any breach of their duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     o any transaction from which the director derived an improper personal benefit.


     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our articles of incorporation and bylaws provide that we will indemnify our directors and executive officers, and that we may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. Our articles of incorporation also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity and to advance, regardless of whether such powers are specifically provided by Nevada law. We intend to apply for directors and officers liability insurance for certain losses arising from claims or changes made against them while acting in their capacities as our directors or officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, there is no threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of February 28, 2001, by (a) each beneficial owner of more than five percent of the Company's Common Stock, (b) each director of the Company, and (c) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

     In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock subject to options owned by that individual that can be exercised within 60 days after February 28, 2001 are deemed outstanding for that individual, but not for any other persons. Percentage ownership is based on 22,909,939 shares of Common Stock outstanding as of February 28, 2001.

                                    Shares Beneficially  Percentage Beneficially
Beneficial Owner (1)                      Owned                   Owned
--------------------                -------------------  -----------------------
EMB Corporation (2)..................    7,500,000                32.7 %
H-Group LLC (3)......................    1,000,000                 4.4 %
Host Hospitality Management (3)......      200,000                  *  %
Scott A.  Presta (4).................      244,500                 1.01%
Vincent Rinehart (4, 6)..............    1,067,500                 4.7 %

All directors and executive officers
   as a group (2 persons)............    1,312,000                 5.7 %
--------------

     *    Less than one percent of the outstanding shares of Common Stock.

     (1) Except as otherwise noted, it is believed by the Company that all persons have full voting and investment power with respect to the shares, except as otherwise specifically indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as warrants or options to purchase the Common Stock of the Company.


     (2) Certain directors and executive officers of the Company are shareholders of EMB. Its address is: 10159 E. 11th Street, Suite 415, Tulsa, Oklahoma 74128.

     (3) This entity is solely owned by Michael Roth, formerly a director and President of the Company. Its address is: 12851 Haster Street, #10-B, Garden Grove, California 90804.

     (4) The person's address is: 3200 Bristol Street, Suite 700, Costa Mesa, California 92626.


     (5) Represents shares of the Company owned by AMRES Holdings, an entity beneficially owned by Mr. Rinehart, but does not include approximately 12,555 shares of the Company's Common Stock owned of record by EMB and 207,960 shares of the Company's Common Stock owned of record by EMB, all of which are potentially issuable to AMRES Holdings, upon a dividend distribution of 7,500,000 shares of the Company's Common Stock owned of record by EMB to its shareholders. Mr. Rinehart and AMRES Holdings are shareholders of EMB.

                              SELLING STOCKHOLDERS


     The following table sets forth the names of the selling stockholders, the number of shares of our common stock beneficially owned by the selling stockholders as of February 28, 2001 and the number of shares of our common stock which may be offered for sale pursuant to this prospectus by the selling stockholders.


     These shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. In addition, the selling stockholders are not obligated to sell such shares of our common stock immediately under this prospectus. Since the selling stockholder may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders.

     Certain directors and executive officers of the Company are shareholders of EMB.


                                                                            Percent of Common Stock
                                                                              Beneficially Owned
                                                        Number of Shares    -----------------------
                                                        of Common Stock       Before       After
Name of Beneficial Owner                               Beneficially Owned    Offering     Offering
------------------------                               ------------------    --------     --------
Selling Stockholders:
EMB Corporation (on behalf of its shareholders).......    7,500,000(1)         32.8%        0.0%
RBSTB Nominees Limited #7075, as trustee of the
   Jupiter European Special Situations Fund...........    1,000,001(2)         4.37%        0.0%
Cranshire Capital, L.P...............................     1,780,333(3)          7.2%        0.0%
EURAM Cap Strat.  "A" Fund Limited....................    1,780,333(4)          7.2%        0.0%
Keyway Investments, Ltd...............................    1,780,333(5)          7.2%        0.0%
The dotCom Fund, LLC..................................    1,780,333(6)          7.2%        0.0%
James M.  Cunningham..................................       71,000(7)            *         0.0%
The Mortgage Store, LLC...............................      154,000(8)            *         0.0%
Joni Baquerizo........................................       25,000(9)            *         0.0%
AMRES Holdings LLC....................................    1,000,000(10)        4.37%        0.0%
Tony Tseng............................................       12,000(11)           *         0.0%
Christina Lee.........................................       12,000(12)           *         0.0%
D. Weckstein & Co., Inc...............................      200,000(13)           *         0.0%
   Total..............................................   16,895,333(14)       56.26%        0.0%
--------------


     (1) Represents 7,500,000 shares of our Common Stock issued EMB in exchange for all of the outstanding shares of common stock of American Residential Funding, Inc. and Bravo Real Estate, Inc., and all of EMB's rights to acquire Titus. EMB's address is 10159 E. 11th Street, Tulsa, Oklahoma 74128.

     (2) Includes 666,667 shares of our Common Stock, and warrants to purchase up to an additional 333,334 shares of our Common Stock. The address of the stockholder is: 67, Lombard Street, London, EC3P 3DL, England.


     (3) Includes 1,727,360 shares of our Common Stock (underlying 7,000 shares of our Series C Convertible Preferred Stock) and warrants to purchase up to an additional 52,973 shares of our Common Stock. For purposes of this Registration Statement, in accordance with our agreements with the stockholder, and because of the various adjustments that may occur in the conversion of the preferred stock and the exercise of the warrants, to ensure registration of a sufficient number of shares of our Common Stock for the stockholder, we are registering, for its benefit, twice as many shares of Common Stock currently underlying the outstanding preferred stock and granted warrants as are currently convertible or issuable, subject to their conversion limitations on beneficial ownership, respectively. The address of the stockholder is: c/o Downsview Capital, Inc., 666 Dundee Road, Suite 1901, Northbrook, Illinois 60062; attention: Mitchell Kopin.

     (4) Includes 1,742,495 shares of our Common Stock (underlying 5,000 shares of our Series C Convertible Preferred Stock), and warrants to purchase up to an additional 37,838 shares of our Common Stock. For purposes of this Registration Statement, in accordance with our agreements with the stockholder, and because of the various adjustments that may occur in the conversion of the preferred stock and the exercise of the warrants, to ensure registration of a sufficient number of shares of our Common Stock for the stockholder, we are registering, for its benefit, twice as many shares of Common Stock currently underlying the outstanding preferred stock and granted warrants as are currently convertible or issuable, subject to their conversion limitations on beneficial ownership, respectively. The address of the stockholder is: c/o JMJ Capital, Inc., 666 Dundee Road, Suite 1901, Northbrook, Illinois 60062; attention: Mitchell Kopin.

     (5) Includes 1,742,495 shares of our Common Stock (underlying 5,000 shares of our Series C Convertible Preferred Stock), and warrants to purchase up to an additional 37,838 shares of our Common Stock. For purposes of this Registration Statement, in accordance with our agreements with the stockholder, and because of the various adjustments that may occur in the conversion of the preferred stock and the exercise of the warrants, to ensure registration of a sufficient number of shares of our Common Stock for the stockholder, we are registering, for its benefit, twice as many shares of Common Stock currently underlying the outstanding preferred stock and granted warrants as are currently convertible or issuable, subject to their conversion limitations on beneficial ownership, respectively. The address of the stockholder is:
          19 Mount Havlock, Douglas, Isle of Man, United Kingdom 1M1 2QG; attention: Martin Peters.

     (6) Includes 1,757,631 shares of our Common Stock (underlying 3,000 shares of our Series C Convertible Preferred Stock), and warrants to purchase up to an additional 22,702 shares of our Common Stock. For purposes of this Registration Statement, in accordance with our agreements with the stockholder, and because of the various adjustments that may occur in the conversion of the preferred stock and the exercise of the warrants, to ensure registration of a sufficient number of shares of our Common Stock for the stockholder, we are registering, for its benefit, twice as many shares of Common Stock currently underlying the outstanding preferred stock and granted warrants as are currently convertible or issuable, subject to their conversion limitations on beneficial ownership, respectively. The address of the stockholder is:
          666 Dundee Road, Suite 1901, Northbrook, Illinois 60062; attention:
          Mark Rice.


     (7) The address of the stockholder is: c/o LoanNet Mortgage, Inc., 1039 College Street, Suite 300, Bowling Green, Kentucky 40210.

     (8) The address of the stockholder is: c/o LoanNet Mortgage, Inc., 1039 College Street, Suite 300, Bowling Green, Kentucky 40210.

     (9) The address of the stockholder is: c/o LoanNet Mortgage, Inc., 1039 College Street, Suite 300, Bowling Green, Kentucky 40210.

     (10) Represents shares of the Company owned by AMRES Holdings, an entity beneficially owned by Mr. Rinehart, but does not include 67,500 shares of the Company owned by AMRES Holdings, but not included in this Registration Statement and does not include approximately 12,555 shares of the Company's Common Stock owned of record by EMB and 207,960 shares of the Company's Common Stock owned of record by EMB, all of which are potentially issuable to AMRES Holdings, upon a dividend distribution of 7,500,000 shares of the Company's Common Stock owned of record by EMB to its shareholders. Mr. Rinehart and AMRES holdings are shareholders of EMB. The address of the stockholder is: c/o Vincent Rinehart, 3200 Bristol Street, Suite 700, Costa Mesa, California 92626.


     (11) The address of the stockholder is: 3200 Bristol Street, 7th floor, Costa Mesa, California 92626.

     (12) The address of the stockholder is: 3200 Bristol Street, 7th floor, Costa Mesa, California 92626.


     (13) The address of the stockholder is: 230 Park Avenue, Suite 1516, New York, New York 10169.


     (14) Includes all of the shares of Common Stock set forth in the chart. Does not include any of the excluded shares referenced in footnote 10.

                           RELATED PARTY TRANSACTIONS

Common Stock Issuances


     Effective March 1, 1999, the Company acquired e-Net Mortgage and City Pacific. Pursuant to the Share Exchange Agreement and Plan of Reorganization, dated March 1, 1999, regarding e-Net Mortgage, its shareholders received 2,000,000 shares of Common Stock of the Company in exchange for all of the issued and outstanding stock of e-Net Mortgage, which became a wholly owned subsidiary of the Company. Pursuant to the Share Exchange Agreement and Plan of Reorganization, dated March 1, 1999, regarding City Pacific, its shareholders received 500,000 shares of Common Stock of the Company in exchange for all of the issued and outstanding stock of City Pacific, which became a wholly owned subsidiary of the Company. Effective as of that date, Michael Roth, who had owned 100% of e-Net Mortgage, became CEO, President, a director, and owner of 44% of the common stock of the Company. Also effective as of that date, Al Marchi, who had owned 100% of City Pacific, became a director and owner 11% of the outstanding common stock of e-Net.


     On November 29, 1999, the Company issued Mr. Stevens 250,000 shares of its Common Stock in exchange for his transfer to the Company of the Stevens' EMB Shares. On December 22, 1999, and in connection with that exchange, the Company entered into agreements with DIS, and EMB to acquire their respective 50% interests in VPN Partners. In consideration of the purchase of the interests, the Company issued the DIS Note and tendered to EMB the Stevens' EMB Shares. At the time of such transactions, Mr. Stevens was the sole owner of DIS and the President and Chief Executive Officer of VPN Partners.


     On February 11, 2000, the Company executed the Titus Purchase Agreement for the acquisition of Titus and issued 100,000 B Preferred shares to AMRES Holdings, a company controlled by Mr. Rinehart, and 300,000 shares of its Common Stock to Mr. Presta, in their capacities as the owner-members of Titus. In April of 2000, AMRES Holdings was issued 1,000,000 shares of the Company's common Stock in exchange for the cancellation of 100,000 B Preferred shares.

     On February 14, 2000, the Company acquired all of the common stock of LoanNet. Pursuant to the Stock Purchase Agreement, dated February 14, 2000, the Company issued 250,000 shares of its Common Stock to the selling shareholders of LoanNet, which became a subsidiary of the Company.


     On March 1, 2000, the Company sold VPNCOM.Net, Inc., to E. G. Marchi, its President. The sales consideration consisted of his 30-day promissory note in the principal amount of $250,000 (paid in full on April 15, 2000), the assumption of the DIS Note, and the return of 250,000 shares of Company Common Stock owned by him.


     On March 17, 2000, the Company acquired all of the common stock of ExpiDoc. Pursuant to the Stock Purchase Agreement, dated February 14, 2000 , the Company issued 24,000 shares of Common Stock of the Company to the selling shareholders of ExpiDoc, which became a wholly owned subsidiary of the Company. As of the closing of the acquisition, the Company entered into management and consulting agreements with ExpiDoc's owners and management, including Messrs. Rinehart and Presta. The company is currently negotiating employment contracts with these individuals. It is intended that these management agreements will be superseded by the final employment contracts. Mr. Scott Presta was, on May 24, 2000, elected a Director and Secretary of the Company and continues as such today. Mr. Presta is also an officer of Titus Real Estate, an e-Net subsidiary.

     On April 12, 2000, the Company acquired AMRES and Bravo Real Estate. Pursuant to the Amended and Restated Purchase Agreement, the Company issued 7.5 million shares of Common Stock to EMB, paid $1,750,000, and issued its promissory note in the initial amount of $2,250,000, and AMRES and Bravo Real Estate became wholly owned subsidiaries of the Company. On April 12, 2000, James
E. Shipley, the former CEO of EMB, was elected Chairman of the Board of Directors of the Company and Vincent Rinehart, the controlling shareholder of AMRES, was elected a Director, President, and Chief Executive Officer. Mr. Rinehart also serves as President of AMRES and Bravo Real Estate and an executive officer and director of Titus.

     On April 13, 2000, an officer loaned the Company $300,000 due April 12, 2001, together with interest at 10% per annum.

     e-Net is listed as the guarantor of a note between EMB Corporation (debtor) and an unrelated third party. As of March 16, 2001 approximately $657,000 remains outstanding on this note.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock will, upon the closing of this offering, consist of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, no par value. No other class of capital stock will be authorized. The following is a summary of the material terms of our common stock and preferred stock. Please see our articles of incorporation and bylaws, filed as exhibits to the registration statement of which this prospectus is a part, for more detailed information.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. Subject to the rights, preferences, privileges and restrictions applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as, and if declared by the board of directors out of legally available funds. Upon liquidation or dissolution, the holders of common stock will be entitled to share ratably in the assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that is issued or may be issued in the future.


     Currently, our authorized common stock consists of 100,000,000 shares of common stock. As of February 28, 2001, there were outstanding 22,909,939 shares of common stock held by approximately 61 holders of record and approximately 1,100 beneficial holders. Upon the closing of this offering, 22,909,939 shares of common stock shall remain issued and outstanding.


Preferred Stock

     Our articles of incorporation provide that we may issue up to 1,000,000 shares of preferred stock in one or more series as may be determined by our board of directors who may, at the time of issuance, establish the number of shares to be included in each such series, fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, the liquidation preferences, and any other rights, preferences, privileges, and restrictions of any series of preferred stock of each such series, and increase or decrease the number of shares of any such series without any further vote or action by the stockholders. The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could harm the voting power and other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in our control or to make the removal of management more difficult. This could have the effect of decreasing the market price of the common stock.


     As of February 28, 2001, there were no shares of Class A Convertible Preferred Stock or Class B Convertible Preferred Stock outstanding and there were 20,000 shares of Series C Convertible Preferred Stock outstanding.


Anti-Takeover Effects of Provisions of Nevada Law and our Articles of Incorporation and Bylaws

     Some provisions of our articles of incorporation, as they will be in effect by the time this offering is consummated, our bylaws and provisions of Nevada law could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, even if doing so would be beneficial to our stockholders.


     Our articles of incorporation authorize the board of directors to issue up to 1,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by our stockholders. The rights of the holders and the market value of our common stock may be adversely affected by the rights of the holders of any series of preferred stock that may be issued in the future. Furthermore, our board could, without stockholder approval, use our preferred stock to adopt a "poison pill" takeover defense mechanism.

     Section 78.438 of the Nevada Statute prohibits a publicly-held Nevada corporation from engaging in any "combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "combination" includes, without limitation, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 10% or more of a corporation's voting stock.


     The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in you receiving a premium over the market price for your shares of common stock.

Quotes for our Common Stock


     Our Common Stock is quoted on the OTC Bulletin Board Service of the National Association of Securities Dealers, Inc., under the symbol "ENNT."


Transfer Agent and Registrar

     The transfer agent and registrar of our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Its telephone number is (469) 633-0101.

                         SHARES ELIGIBLE FOR FUTURE SALE


     We have outstanding 22,909,939 shares of Common Stock. All of the shares registered for sale in this offering will be freely tradable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate," which will be subject to the limitations of Rule 144 of the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The remaining outstanding shares of common stock will be "restricted securities" as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144. Immediately following this offering, our existing stockholders will own 2,869,329 restricted shares, representing approximately 12.6% of the then outstanding shares of common stock. Our executive officers and directors will own 1,312,000 shares.


Rule 144

     In general, under Rule 144, a person who has beneficially owned restricted shares for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     o 1% of the then outstanding shares of our common stock, or approximately 228,599 shares immediately after this offering; or

     o the reported average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person.


     Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(K)


     Under Rule 144(k), a person who has not been one of our affiliates during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is free to sell such shares without regard to the volume, manner-of-sale or certain other limitations contained in Rule 144. Upon effectiveness of our Registration Statement, of which this Prospectus forms a part, holders of 19,990,610 shares of our Common Stock will be eligible to freely sell those shares under Rule 144(k).


     Future sales of substantial amounts of our Common Stock in the public market, or the perception that such sales may occur, may cause the market prices of our Common Stock to decline.

Options


     As of February 28, 2001, no options to purchase shares of our common stock were outstanding.

                              PLAN OF DISTRIBUTION

Selling Stockholders


     Pursuant to the registration rights agreements and other agreements by which certain of the selling stockholders acquired their shares, we are required to register the resale of 16,895,333 shares of our common stock on behalf of the such holders. The terms of such agreements provide that the Company will pay the expenses of registering their shares under the Securities Act and the offering and sale of their shares, excluding any selling commissions or discounts allocable to sales of the shares, fees of counsel and other representatives of the selling stockholders, and any stock transfer taxes payable by reason of any such sales.


     The selling stockholders or any of their transferees or successors in interest may from time to time offer the shares for sale: (a) in the over-the-counter market, (b) on one or more exchanges on which the shares are then listed, (c) in privately negotiated transactions, (d) in an underwritten offering, (e) in a combination of the above methods, or (f) by any other legally available means. The sale of any shares may be made in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by the broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

     As of the date of this prospectus, no selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. A selling stockholder may enter into an agreement with an underwriter after the Securities and Exchange Commission grants e-Net an effective date. In such event, e-Net will file a post effective amendment to the registration statement of which this prospectus is a part. The amendment would include information about the underwriter and its commissions and fees.

     The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, acting as agents or principals. These broker-dealers may receive compensation for their services and it is possible that a particular broker-dealer's compensation may exceed customary commissions. The selling stockholders and/or any broker-dealers acting in connection with the sale of the shares may be deemed to be underwriters under Section 2(11) of the Securities Act. Therefore, any commissions or other compensation received by them and any profits realized by them on the resale of the shares as principals may be deemed underwriting compensation under the securities laws. Neither we nor any selling stockholder can presently estimate the amount of the compensation.

     We have not been advised, as of the date of this prospectus, of any existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares.

     Each selling stockholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of selling stockholders and other persons participating in a distribution of securities and limit the timing of their purchases and sales of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time before the beginning of the distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered pursuant to this registration statement.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

Determination of Offering Price


     The Company's common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol "ENNT." Our Common Stock has closed at a low of $0.09 and a high of $9.25 for the 52-week period ended February 28, 2001. This market is extremely limited and the prices for the Common Stock quoted by brokers is not necessarily a reliable indication of the value of the Common Stock.

     The offering price of the selling stockholders' shares was calculated pursuant to Rule 457(c) of Regulation C using the average of the bid and asked price of the Company's common stock, as reported on the OTC Bulletin Board as of August 3, 2000, which date is within 5 business days prior to the date of the initial filing of this registration statement. As of August 3, 2000, the closing bid and asked prices of the common stock as reported on the OTC Bulletin Board were $0.875 and $1.00, respectively.

Quotation on the OTC Bulletin Board

     The Company's common stock currently trades on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., under the symbol "ENNT." In addition, the Company's common stock is traded on the Berlin Stock Exchange under the symbol ENNT.DE and has been assigned the German Securities Code (Wertpapierkennumer) 925558.

                                  LEGAL MATTERS

     Bryan Cave LLP, Irvine, California, will pass upon the validity of our common stock and certain other legal matters related to this offering.

                                     EXPERTS


     The consolidated financial statements of e-Net Financial.Com Corporation as of April 30, 2000 and for the 10 months then ended, as of and for the year ended June 30, 1999, and for the period from March 13, 1998 (inception) through June 30, 1998, included in this prospectus, have been audited by McKennon Wilson & Morgan, LLP, independent accountants, as stated in their report (which contains an explanatory paragraph relating to the company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Expidoc.com, Inc. as of April 30, 2000 and for the period from August 27, 1999 (inception) through April 30, 2000, included in this prospectus, have been audited by McKennon Wilson & Morgan, LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of LoanNet Mortgage, Inc. as of April 30, 2000 and for the period from December 16, 1999 (inception) through April 30, 2000, included in this prospectus, have been audited by McKennon Wilson & Morgan, LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of American Residential Funding, Inc. as of and for the year ended June 30, 1999 and the period from March 13, 1998 (inception) to June 30, 1998 included in the prospectus, have been audited by Hukriede, Walsh & Associates, L.L.P., independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of American Residential Funding, Inc. as of April 30, 2000 and the ten months then ended, included in this prospectus, have been audited by McKennon, Wilson & Morgan LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Titus Real Estate LLC as of and for the year ended December 31, 1999, included in the prospectus, have been audited by Hukriede, Walsh & Associates, L.L.P., independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of e-Net Financial.Com Corporation (on a predecessor basis of accounting) as of January 31, 2000 and for the nine months then ended, included in this prospectus, have been audited by McKennon, Wilson & Morgan LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1, of which this prospectus is a part, with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at prescribed rates from the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     On July 11, 1994, e-Net submitted its Registration Statement on Form 10-SB to the Securities and Exchange Commission, which was declared effective on December 22, 1994, at which time e-Net became a reporting company under Section 12(g) of the Exchange Act. As a reporting company, we have been subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, have filed periodic reports, proxy and information statements and other information with the Commission. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the regional offices, public reference facilities and Web site of the Commission referred to above.

     We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.


                                                INDEX TO FINANCIAL STATEMENTS


                                               e-NET FINANCIAL.COM CORPORATION
                                                                                                                            Page
                                                                                                                            ----
Introduction ...........................................................................................................     F-3
Pro Forma Statement of Operations for the Year Ended April 30, 2000 ....................................................     F-4
Notes to Pro Forma Statement of Operations .............................................................................     F-5
Report of Independent Auditors .........................................................................................     F-6
Consolidated Balance Sheets as of October 31, 2000 (Unaudited), April 30, 2000, and June 30, 1999 ......................     F-7
Consolidated Statements of Operations for the Six Months Ended October 31, 2000 and 1999 (Unaudited),
  for the Ten Months Ended April 30, 2000, the Year Ended June 30, 1999, and the Period from
  March 13,1998 (Inception) to June 30, 1998 ...........................................................................     F-8
Consolidated Statements of Stockholders' Equity (Deficit) for the Six Months Ended October 31, 2000
  (Unaudited), for the Ten Months Ended April 30, 2000, the Year Ended June 30, 1999, and
  the Period from March 13, 1998 (Inception) to June 30, 1998 ..........................................................     F-9
Consolidated Statements of Cash Flows for the Six Months Ended October 31, 2000 and 1999 (Unaudited),
  for the Ten Months Ended April 30, 2000, the Year Ended June 30, 1999, and the Period from
  March 13, 1998 (Inception) to June 30, 1998 ..........................................................................     F-11
Notes to the Consolidated Financial Statements .........................................................................     F-14


                                                AMERICAN RESIDENTIAL FUNDING
                                                                                                                             Page
                                                                                                                             ----
Report of Independent Auditors' ........................................................................................     F-25-26
Balance Sheets as of April 30, 2000, and June 30, 1999 .................................................................     F-27
Statements of Operations for the Ten Months Ended April 30, 2000, the Year Ended June 30, 1999 and
  the Period from March 13, 1998 (Inception) to June 30, 1998 ..........................................................     F-28
Statements of Changes in Shareholder's Equity for the Ten Months Ended April 30, 2000, the Year Ended
  June 30, 1999 and the Period from March 13, 1998 (Inception) to June 30, 1998 ........................................     F-29
Statements of Cash Flows for the Ten Months Ended April 30, 2000, the Year Ended June 30, 1999
  and the Period from March 13, 1998 (Inception) to June 30, 1998 ......................................................     F-30
Notes to Financial Statements ..........................................................................................     F-31


                                                   TITUS REAL ESTATE, LLC
                                                                                                                             Page
                                                                                                                             ----
Report of Independent Auditors' ........................................................................................     F-35
Statement of Member's Equity for the Year Ended December 31, 1999 ......................................................     F-36
Statement of Income and Retained Earnings for the Year Ended December 31, 1999 .........................................     F-37
Statement of Cash Flows for the Year Ended December 31, 1999 ...........................................................     F-39
Notes to Financial Statements ..........................................................................................     F-40


                                                    LOANNET MORTGAGE, INC
                                                                                                                             Page
                                                                                                                             ----
Report of Independent Auditors' ........................................................................................     F-41
Balance Sheet as of April 30, 2000 .....................................................................................     F-42
Statement of Operations for the Period from December 16, 1999 (Inception) to April 30, 2000 ............................     F-43
Statement of Stockholder's Equity for the Period from December 16, 1999 (Inception) to
   April 30, 2000 ......................................................................................................     F-44
Statement of Cash Flows for the Period from December 16, 1999 (Inception) to April 30, 2000 ............................     F-45
Notes to Financial Statements ..........................................................................................     F-46


                                                            F-1

                                          INDEX TO FINANCIAL STATEMENTS, continued


                                               e-NET FINANCIAL.COM CORPORATION




                                                         EXPIDOC, INC.
                                                                                                                             Page
                                                                                                                             ----
Report of Independent Auditors' .......................................................................................      F-50
Balance Sheet as of April 30, 2000 ....................................................................................      F-51
Statement of Operations for the Period from August 17, 1999 (Inception) to April 30, 2000 .............................      F-52
Statement of Stockholder's Deficit for the Period from August 17, 1999 (Inception) to April 30, 2000 ..................      F-53
Statement of Cash Flows for the Period from August 17, 1999 (Inception) to April 30, 2000 .............................      F-54
Notes to Financial Statements .........................................................................................      F-55


                                             e-NET FINANCIAL.COM CORPORATION
                                                    (Predecessor Basis)
                                                                                                                             Page
                                                                                                                             ----
Report of Independent Auditors' ........................................................................................     F-58
Consolidated Balance Sheet as of January 31, 2000 ......................................................................     F-59
Consolidated Statement of Operations for the Nine Months Ended January 31, 2000 ........................................     F-60
Consolidated Statement of Stockholders' Equity (Deficit) for the Nine Months Ended January 31, 2000.....................     F-61
Consolidated Statement of Cash Flows for the Nine Months Ended January 31, 2000 ........................................     F-62
Notes to Consolidated Financial Statements .............................................................................     F-63






                                                            F-2

                         e-NET FINANCIAL.COM CORPORATION
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Introduction

     This unaudited pro forma condensed consolidated statement of operations has been prepared utilizing historical financial statements and notes thereto, as well as pro forma adjustments as described in the notes to this pro forma statement of operations. The pro forma statement of operations is based on the assumptions set forth herein and in the notes to such financial statement. The pro forma statement of operations includes the effects of the following acquisitions:

     o The effects of debt issued by e-Net to acquire American Residential Funding, Inc., ("AMRES").

     o Acquisition of Titus Real Estate, LLC through the issuance of 300,000 shares of common stock and 100,000 shares of Series B $1,000,000 Redeemable Preferred Stock in a transaction valued by the parties at $1.6 million.

     o Acquisition of LoanNet Mortgage, Inc. through the issuance of 250,000 shares of common stock in a transaction valued at $2.3 million.

     o Acquisition of ExpiDoc, Inc. through the issuance of 24,000 shares of common stock in a transaction valued at $196,000.

     The unaudited pro forma condensed consolidated statement of operations for the ten months ended April 30, 2000, includes the operating results of e-Net, Titus, LoanNet, and ExpiDoc from the dates of acquisition, using the purchase method of accounting. The consolidated financial information of e-Net, includes the historical results of AMRES for all periods presented and the results of e-Net from the date of the reverse acquisition, April 12, 2000, through April 30, 2000. The consolidated financial information of the predecessor entity e-Net includes the results of operations for the nine months ended January 31, 2000. The unaudited pro forma condensed consolidated statement of operations are presented for illustrative purposes only and do not purport to represent what the Company's results of operations would have been had the acquisitions described herein occurred on May 1, 1999, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements and notes thereto of e-Net, and the historical financial statements of Titus, LoanNet, and ExpiDoc.


                                          e-NET FINANCIAL.COM CORPORATION
                                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                          STATEMENT OF OPERATIONS FOR THE TEN MONTHS ENDED APRIL 30, 2000


                                                             e-Net
                                              e-Net       Predecessor        Titus          LoanNet         ExpiDoc
                                          ------------    ------------    ------------    ------------    ------------
Revenue                                   $  4,689,170    $     91,058    $     47,141    $     69,347    $     90,565
Cost of revenue                              3,411,750            --              --            44,293          53,809
                                          ------------    ------------    ------------    ------------    ------------
Gross profit                                 1,277,420          91,058          47,141          25,054          36,756
Selling, general, and administrative         2,059,374       2,086,239         236,671         195,823         189,487
Stock-based compensation                     1,000,000            --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Income (loss) from operations               (1,781,954)     (1,975,181)       (189,530)       (170,769)       (152,731)
Other income (expense):
   Interest expense, net                          --            (7,588)           --              --              --
   Other                                       (14,945)          7,514            --              --              --
                                          ------------    ------------    ------------    ------------    ------------
                                               (14,945)            (74)           --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Loss before extraordinary item              (1,796,899)     (1,995,255)       (189,530)       (170,769)       (152,731)
Loss on extinguishment of debt                    --           (78,641)           --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Net loss                                  $ (1,796,899)   $ (2,073,896)   $   (189,530)   $   (170,769)   $   (152,731)
                                          ============    ============    ============    ============    ============
Basic and diluted loss per common share   $       (.22)
                                          ============
Weighed average shares outstanding           8,222,636
                                          ============

Table continues below.

                                          Adjustments         Pro Forma
                                            (Note A)         Consolidated
                                          ------------       ------------

Revenue                                   $       --         $  4,987,281
Cost of revenue                                   --            3,509,852
                                          ------------       ------------
Gross profit                                      --            1,477,429
Selling, general, and administrative           329,266(1)       5,096,860
Stock-based compensation                          --            1,000,000
                                          ------------       ------------
Income (loss) from operations                 (329,266)        (4,619,431)
Other income (expense):
   Interest expense, net                      (270,307)(2)       (277,895)
   Other                                          --               (7,431)
                                          ------------       ------------
                                              (270,307)          (285,326)
                                          ------------       ------------
Loss before extraordinary item                (599,573)        (4,904,757)
Loss on extinguishment of debt                  78,641 (3)           --
                                          ------------       ------------
Net loss                                  $   (599,573)      $ (4,904,757)
                                          ============       ============
Basic and diluted loss per common share                      $       (.24)
                                                             ============
Weighed average shares outstanding                             20,186,033
                                                             ============


 See notes to unaudited pro forma condensed consolidated statement of operations

                                      F-4

                         e-NET FINANCIAL.COM CORPORATION
               NOTES TO UNAUDITED PRO FORMA CONDENSED (Continued)
                      CONSOLIDATED STATEMENT OF OPERATIONS

Note A. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Ten Months Ended April 30, 2000

     The unaudited pro forma condensed consolidated statement of operations for the ten months ended April 30, 2000, includes the operations of Titus, LoanNet, and ExpiDoc from the dates of acquisition.

     The Company recorded goodwill as follows:

                                              Amount             Life
                                              ------             ----

     LoanNet                                $2,226,873             7

     Titus                                   1,600,000            10

     ExpiDoc                                   210,296             7
                                            ----------

                                            $4,037,169
                                            ==========


     (1) Adjustment to record the depreciation of fixed assets acquired from LoanNet and amortization of goodwill for Titus, LoanNet, and ExpiDoc. Goodwill is amortized over a period of seven years to ten years due to lack of operating history.

          LoanNet - Depreciation ....................         $ 11,679
          LoanNet - Amortization ....................          132,552
          Titus .....................................          160,000
          ExpiDoc ...................................           25,035
                                                              --------
                                                              $329,266
                                                              ========

     (2) Adjustment to record interest expense on note issued to acquire AMRES of $270,307.

     (3)  Adjustment for non-recurring item.

     (4)  Pro Forma Weighted Average Shares Outstanding

          As Reported -                                     8,222,636
          Shares retained by e-Net shareholders
            in reverse acquisition                         10,979,937
          Shares issued for Loan Net Acquisition              250,000
          Shares issued for Titus Acquisition               1,300,000
          Shares issued for ExpiDoc Acquisition                24,000
          Less Shares included in "as reported" above        (590,540)
                                                          -----------
                                                           20,186,033
                                                          ===========

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
e-Net Financial.Com Corporation

     We have audited the accompanying consolidated balance sheets of e-Net Financial.Com Corporation ("e-Net") and subsidiaries (collectively, the "Company") as of April 30, 2000, and June 30, 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the ten (10) months ended April 30, 2000, for the year ended June 30, 1999, and the period from March 13, 1998, ("Inception") to June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-Net Financial.Com Corporation and subsidiaries as of April 30, 2000, and June 30, 1999, and the results of their operations and their cash flows for the ten months ended April 30, 2000, for the year ended June 30, 1999, and the period from Inception to June 30, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred operating losses, has a working capital deficit and tangible net worth, and other adverse financial indicators. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Notes 1 and 2, e-Net entered into a merger agreement with American Residential Funding, Inc. ("AMRES"), whereby e-Net is deemed to have been acquired by AMRES for accounting purposes. Accordingly, the accompanying consolidated financial statements have been retroactively restated to include the historical assets and liabilities, and the historical operations of AMRES for all periods presented. The operations of e-Net are included in the accompanying consolidated financial statements from the date of acquisition, April 12, 2000, to April 30, 2000.


                                               /s/ MCKENNON, WILSON & MORGAN LLP
                                               ---------------------------------
                                               MCKENNON, WILSON & MORGAN LLP
Irvine, California
July 21, 2000


                                    e-NET FINANCIAL.COM CORPORATION
                                      CONSOLIDATED BALANCE SHEETS



                                                         October 31, 2000 April 30, 2000   June 30, 1999
                                                         ---------------- --------------   -------------
                                                            (unaudited)
Current assets:
   Cash and cash equivalents                               $    427,825    $    285,583    $    105,317
   Accounts receivable, net of allowance for doubtful
     accounts of $37,436,  $37,436 and $0, respectively         375,741         260,438         128,325
   Notes receivable from related parties (Note 4)                41,163          41,163         100,000
   Prepaids and other current assets                            352,234         107,509           8,525
                                                           ------------    ------------    ------------
     Total current assets                                     1,196,963         694,693         342,167
Property and equipment, net (Note 5)                            233,563         241,545          16,524
Goodwill, net of accumulated amortization of $411,121,
   $122,749 and $0, respectively (Note 3)                     3,626,048       3,914,420            --
Other assets                                                      3,235          20,435             572
                                                           ------------    ------------    ------------
                                                           $  5,059,809    $  4,871,093    $    359,263
                                                           ============    ============    ============
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Accounts payable                                        $    190,618    $    254,662    $     23,517
   Accrued registration and acquisition costs                   175,000         175,000            --
   Other accrued expenses                                       478,832         155,389         143,839
   Notes payable to related parties (Note 6)                  1,401,540       2,788,076         255,000
   Note payable                                                 150,000            --              --
   Other current liabilities                                     49,118         127,636            --
                                                           ------------    ------------    ------------
     Total current liabilities                                2,445,108       3,500,763         422,356
Other liabilities (Note 7)                                      151,071         139,649             746
                                                           ------------    ------------    ------------
     Total liabilities                                        2,596,179       3,640,412         423,102
                                                           ------------    ------------    ------------
Commitments and contingencies (Note 8)
Stockholders' equity (deficit) (Notes 9 and 12):
   Series C convertible preferred stock                       1,140,697       1,140,697            --

   Common stock, $0.001 par value; 100,000,000 shares
     authorized; 21,091,880, (unaudited), 20,053,937 and
     7,500,000, respectively, issued and outstanding             21,092          20,054           7,500
   Additional paid-in capital                                10,598,054       8,268,901            --
   Accumulated deficit                                       (7,122,280)     (5,868,238)        (71,339)
   Deferred compensation                                       (182,933)       (339,733)           --
   Treasury stock, at cost                                   (1,991,000)     (1,991,000)           --
                                                           ------------    ------------    ------------
     Total stockholders' equity (deficit)                     2,463,630       1,230,681         (63,839)
                                                           ------------    ------------    ------------


                                                           $  5,059,809    $  4,871,093    $    359,263
                                                           ============    ============    ============


                   See accompanying notes to these consolidated financial statements

                                                 F-7

                                            e-NET FINANCIAL.COM CORPORATION
                                         Consolidated Statements of Operations


                                                                               Ten Months
                                         Six Months Ended Six Months Ended       Ended          Year Ended     Inception to
                                         October 31, 2000 October 31, 1999   April 30, 2000   June 30, 1999    June 30, 1998
                                         ---------------- ----------------   --------------   -------------    -------------
                                             (unaudited)      (unaudited)
Revenues:
   Loan origination fees                    $  4,844,837     $  2,788,258     $  4,689,170     $  3,547,932     $       --
   Referral revenues                             138,105             --               --               --               --
                                            ------------     ------------     ------------     ------------     ------------
     Total revenues                            4,982,942        2,788,258        4,689,170        3,547,932             --
Cost of revenues                               3,363,951        1,899,476        3,411,750        2,304,100             --
                                            ------------     ------------     ------------     ------------     ------------
Gross profit                                   1,618,991          888,782        1,277,420        1,243,832             --
Operating expenses:
   General and administrative
    (excluding stock based
    compensation) (Note 8)                     2,177,560        1,009,377        2,059,374        1,301,013            3,570
   Stock based compensation                      386,728             --          1,000,000             --               --
   Goodwill amortization                         288,372             --               --               --               --
                                            ------------     ------------     ------------     ------------     ------------
     Total operating expenses                  2,852,660        1,009,377        3,059,374        1,301,013            3,570
                                            ------------     ------------     ------------     ------------     ------------
Loss from operations                          (1,233,669)        (120,595)      (1,781,954)         (57,181)          (3,570)
Other income (expense):
   Interest expense                             (108,748)          (4,332)            --               --               --
   Other income (expense)                         88,375           (8,572)         (14,945)          (3,088)            --
                                            ------------     ------------     ------------     ------------     ------------
Total other income (expense)                     (20,373)         (12,904)         (14,945)          (3,088)            --
Loss before income taxes                      (1,254,042)        (133,499)      (1,796,899)         (60,269)          (3,570)
Income taxes                                        --               --               --               --               --
                                            ------------     ------------     ------------     ------------     ------------
Net loss                                    $ (1,254,042)    $   (133,499)    $ (1,796,899)    $    (60,269)    $     (3,570)
                                            ============     ============     ============     ============     ============

Basic and diluted net loss per share        $      (0.06)    $      (0.02)    $      (0.22)    $      (0.01)    $       --
Basic and diluted weighted
 average number of common shares
 outstanding                                  20,883,422        7,500,000        8,222,636        7,500,000        7,500,000



                           See accompanying notes to these consolidated financial statements

                                                         F-8

                                                 e-Net FINANCIAL.COM CORPORATION
                                   Consolidated Statements of Stockholders' Equity (Deficit)
                               For the Period from March 13, 1998 (Inception), to June 30, 1998, the Year Ended June 30, 1999, the Ten Months Ended April 30, 2000,
                                      and the Six Months Ended October 31, 2000 (Unaudited)


                                                         Series B                     Series C
                                                   Convertible Preferred        Convertible Preferred             Common Stock
                                                --------------------------    -------------------------    -------------------------
                                                   Shares         Amount        Shares         Amount        Shares         Amount
                                                -----------    -----------    -----------   -----------    -----------   -----------
Common stock issued to founders of AMRES               --             --             --            --        7,500,000   $     7,500
Net loss for the period from
   March 17, 1998 (inception),
   through June 30, 1998                               --             --             --            --             --            --
                                                -----------    -----------    -----------   -----------    -----------   -----------
Balances, June 30, 1998                                --             --             --            --        7,500,000         7,500
Net loss                                               --             --             --            --             --            --
                                                -----------    -----------    -----------   -----------    -----------   -----------
Balances, June 30, 1999                                --             --             --            --        7,500,000         7,500
Acquisition of Titus on February 11, 2000           100,000      1,000,000           --            --          300,000           300
Acquisition of LoanNet on
   February 16, 2000                                   --             --             --            --          250,000           250
Acquisition of ExpiDoc on March 17, 2000               --             --             --            --           24,000            24
Shares retained by shareholders in
   recapitalization on April 12, 2000                  --             --             --            --       10,979,937        10,980
Dividend deemed distributed at
   April 12, 2000, for AMRES                           --             --             --            --             --            --
Issuance of Series C Convertible
   Preferred, net costs of $225,000                    --             --           20,000     1,775,000           --            --
Value of warrant issued in
   connection with Series C
   Convertible Preferred                               --             --             --        (281,362)          --            --
Value of beneficial conversion
   feature of Series C Convertible Preferred           --             --             --        (352,941)          --            --
Conversion of Class B Convertible Preferred        (100,000)    (1,000,000)          --            --        1,000,000         1,000
Contributed capital from EMB                           --             --             --            --             --            --
Net loss                                               --             --             --            --             --            --
                                                -----------    -----------    -----------   -----------    -----------   -----------
Balances, April 30, 2000                               --             --           20,000     1,140,697     20,053,937        20,054
Shares issued for services rendered                    --             --             --            --          371,276           371
Amortization of deferred compensation                  --             --             --            --             --            --
Shares issued for cash                                 --             --             --            --          666,667           667
Net loss                                               --             --             --            --             --            --
                                                -----------    -----------    -----------   -----------    -----------   -----------
Balances, October 31, 2000 (Unaudited)          $      --      $      --           20,000   $ 1,140,697     21,091,880   $    21,092
                                                ===========    ===========    ===========   ===========    ===========   ===========


                                 See accompanying notes to these consolidated financial statements

                                                                F-9

                                        e-NET FINANCIAL.COM CORPORATION
                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
                       For the Period from March 13, 1998 (Inception), to June 30, 1998 the Year Ended June 30, 1999, and the Ten Months Ended April 30, 2000,
                           and for the Six Months Ended October 31, 2000 (Unaudited)


                                              Additional
                                               Paid-In       Treasury        Deferred       Accumulated
                                               Capital         Stock       Compensation       Deficit          Total
                                             -----------    -----------    ------------     -----------     -----------

Common stock issued to founders of AMRES     $      --      $      --       $      --       $    (7,500)    $      --
Net loss for the period from March
   17, 1998 (Inception), through
   June 30, 1998                                    --             --              --            (3,570)         (3,570)
                                             -----------    -----------     -----------     -----------     -----------
Balances, June 30, 1998                             --             --              --           (11,070)         (3,570)
Net loss                                            --             --              --           (60,269)        (60,269)
                                             -----------    -----------     -----------     -----------     -----------
Balances, June 30, 1999                             --             --              --           (71,339)        (63,839)
Acquisition of Titus on February 11, 2000        599,700           --              --              --         1,600,000
Acquisition of LoanNet on February
   16, 2000                                    2,305,375           --              --              --         2,305,625
Acquisition of ExpiDoc on March 17, 2000         196,486           --              --              --           196,510
Shares retained by shareholders in
   recapitalization on April 12, 2000          2,114,681     (1,991,000)       (339,733)           --          (205,072)
Dividend deemed distributed at April
   12, 2000, for AMRES                              --             --              --        (4,000,000)     (4,000,000)
Issuance of Class C Convertible
   Preferred, net of costs of
   $225,000                                         --             --              --         1,775,000
Value of warrant issued in
   connection with Series C
   Convertible Preferred                         281,362           --              --              --
Value of beneficial conversion
   feature of Series C Convertible
   Preferred                                     352,941           --              --              --
Conversion of Class B Convertible
   Preferred                                   1,999,000           --              --              --         1,000,000
Contributed capital from EMB                     419,356           --              --              --           419,356
Net loss                                            --             --              --        (1,796,899)     (1,796,899)
                                             -----------    -----------     -----------     -----------     -----------
Balances, April 30, 2000                       8,268,901     (1,991,000)       (339,733)     (5,868,238)      1,230,681
Shares issued for services rendered              629,647           --              --              --           630,018
Amortization of deferred compensation               --             --           156,800            --           156,800
Shares issued for cash                         1,699,306           --              --              --         1,699,973
Net loss                                            --             --              --        (1,254,042)     (1,254,042)
                                             -----------    -----------     -----------     -----------     -----------
Balances, October 31, 2000 (Unaudited)       $10,597,854    $(1,991,000)    $  (182,933)    $(7,122,280)    $ 2,463,430
                                             ===========    ===========     ===========     ===========     ===========


                       See accompanying notes to these consolidated financial statements

                                                     F-10

                                               e-NET FINANCIAL.COM CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                   Six Months Ended           For the Ten      For the Year    March 13, 1998
                                                      October 31              Months Ended         Ended      (Inception) to
                                                2000              1999       April 30, 2000    June 30, 1999   June 30, 1998
                                                ----              ----       --------------    -------------   -------------
                                            (unaudited)      (unaudited)
Cash flows from operating activities:
   Net loss                                 $(1,254,042)     $  (105,972)     $(1,796,899)     $   (60,269)     $    (3,570)
   Adjustments to reconcile net loss
    to net cash provided by (used in)
    operating activities:
   Depreciation and amortization                374,751            2,225          132,440            2,225             --
   Amortization of deferred
    compensation                                156,800             --               --               --               --
   Stock issued for services rendered           386,728             --               --               --               --
   Provision for doubtful accounts                 --               --             12,699             --               --
   Compensation on conversion of B
    Preferred                                      --               --          1,000,000             --               --
   Changes in operating assets and
    liabilities, net of acquisitions:
     Increase in accounts receivable           (115,303)          64,380          (99,351)        (128,325)            --
     Increase in other current assets           (89,441)          (4,092)          (2,946)          (8,525)            --
     Increase in accounts payable               (64,044)          (7,077)         131,789           23,517             --
     Increase in accrued registration
       and acquisition fees                        --               --            100,000             --               --
     Increase (decrease) in other
       accrued expenses                         653,832         (106,802)        (179,234)         143,839             --
     Increase (decrease) in other
       current liabilities                     (408,907)          21,500             (746)             746             --
     Increase (decrease) in other
       liabilities                               11,422         (105,000)            --               --               --
                                            -----------      -----------      -----------      -----------      -----------
   Net cash used in operating
    activities                                 (348,204)        (240,838)        (702,248)         (26,792)          (3,570)
                                            -----------      -----------      -----------      -----------      -----------
Cash flows from investing activities:
   Increase in other assets                        --               --             (1,845)            (572)            --
   Issuance (repayment) of note
    receivable to related party                    --           (146,600)          39,400         (100,000)            --

   Purchase of property and equipment           (11,991)         (58,433)         (19,786)         (18,749)            --
   Other assets                                  39,000           66,970             --               --               --
   Purchase of companies, net of cash
    acquired                                       --               --            147,970             --               --
   Recapitalization of e-Net, net of
    cash acquired                                  --               --             12,449             --               --
                                            -----------      -----------      -----------      -----------      -----------
   Net cash provided by (used in)
    investing activities                         27,009         (138,063)         178,188         (119,321)            --
                                            -----------      -----------      -----------      -----------      -----------

                                                         continued

                                                           F-11

                                              e-NET FINANCIAL.COM CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Continued


                                                   Six Months Ended           For the Ten      For the Year    March 13, 1998
                                                      October 31              Months Ended         Ended      (Inception) to
                                                2000              1999       April 30, 2000    June 30, 1999   June 30, 1998
                                                ----              ----       --------------    -------------   -------------
                                            (unaudited)      (unaudited)
Cash flows from financing activities:
   Proceeds from notes payable to
    related parties                              150,000             --           459,326          240,000          130,000
   Payments on notes payable to
    related parties                           (1,386,536)         393,456      (1,530,000)         (80,000)         (35,000)
   Proceeds from issuance of common
    stock                                      1,699,973             --              --               --               --
   Proceeds from sale of C Preferred                --               --         1,775,000             --               --
                                             -----------      -----------     -----------      -----------      -----------
   Net cash provided by financing
    activities                                   463,437          393,456         704,326          160,000           95,000
                                             -----------      -----------     -----------      -----------      -----------
Net increase in cash                             142,242           14,555         180,266           13,887           91,430
Cash at beginning of period                      285,583           49,984         105,317           91,430             --
                                             -----------      -----------     -----------      -----------      -----------
Cash at end of period                        $   427,825      $    64,539     $   285,583      $   105,317      $    91,430
                                             ===========      ===========     ===========      ===========      ===========



                             See accompanying notes to these consolidated financial statements

                                                          F-12

                                             e-NET FINANCIAL.COM CORPORATION
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                                                                                 For the
                                                                                                               Period From
                                                                                                                March 13,
                                                For the Six      For the Six     For the Ten       For the        1998
                                                Months Ended     Months Ended    Months Ended     Year Ended   (Inception)
                                                October 31,      October 31,       April 30,       June 30,      through
                                                    2000             1999            2000            1999      June 30, 1998
                                                ------------     ------------     -----------      ---------   -------------
                                                (Unaudited)       (Unaudited)
Cash paid for interest and income taxes
  was not significant during the periods
  presented
Supplemental disclosure of non-cash
  financing and investing activities:
  B Preferred and common stock issued
     for acquisition of Titus                   $       --       $       --       $ 1,600,000      $    --       $    --
  Common stock issued for acquisition of
     LoanNet                                    $       --       $       --       $ 2,305,625      $    --       $    --
  Common stock issued for acquisition of
     ExpiDoc                                    $       --       $       --       $   196,510      $    --       $    --
  Dividend deemed distributed resulting
  from issuance of note payable                 $       --       $       --       $ 4,000,000      $    --       $    --
  Value of C Preferred beneficial
     conversion feature                         $       --       $       --       $   281,362      $    --       $    --
  Value of warrants issued with issuance
     of C Preferred                             $       --       $       --       $   352,941      $    --       $    --
  Issuance of common stock for
     conversion of B Preferred                  $       --       $       --       $ 1,000,000      $    --       $    --
  Capital contributed satisfaction of
  debt                                          $       --       $       --       $   419,356      $    --       $    --

LoanNet Acquisition, Net of Cash
  Acquired:
  Working capital deficit, other than
     cash acquired                                      --               --       $   (55,776)          --            --
  Property and equipment                                --               --            84,089           --            --
  Preferred stock not acquired                          --               --          (100,000)          --            --
  Purchase price in excess of the net
     assets acquired                                    --               --         2,226,873           --            --
  Capital Stock issued in acquisition                   --               --        (2,305,625)          --            --
  Net cash obtained in acquisition of
     LoanNet                                    $       --       $       --       $  (150,439)     $    --       $    --

ExpiDoc Acquisition, Net of Cash Used:
  Working capital deficit, other than
     cash acquired                                      --               --       $   (11,317)          --            --
  Purchase price in excess of the net
     assets acquired                                    --               --           210,296           --            --
  Capital stock issued in acquisition                   --               --          (196,510)          --            --
  Net cash used to acquire ExpiDoc              $       --       $       --       $     2,469      $    --       $    --

Titus Acquisition, Net of Cash Acquired
  Purchase price in excess of the net
     assets acquired                            $       --       $       --       $ 1,600,000      $    --       $    --
  Capital stock issued in acquisition                   --               --        (1,600,000)          --            --
                                                $       --       $       --       $      --        $    --       $    --


                             See accompanying notes to these consolidated financial statements

                                                          F-13

                         e-NET FINANCIAL.COM CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. General

     E-net Financial.Com Corporation ("e-Net"), a Nevada corporation, was originally incorporated on August 18, 1988, under the name of Solutions, Inc. Subsequently, its name was changed to Suarro Communications, Inc. on August 16, 1996, to e-Net Corporation on February 12, 1999, and to e-Net Financial.Com Corporation on February 2, 2000. Since inception, e-Net has had insignificant operations.

     Effective March 1, 1999, e-Net, e-Net Mortgage Corporation ("e-Net Mortgage") and City Pacific International, Inc. ("City Pacific") merged under a Plan of Reorganization. e-Net Mortgage, a Nevada corporation, formally known as the Hospitality Group, Inc., was formed on November 20, 1996, to engage in the business of providing retail and wholesale mortgage products and service. However, such operations did not materially commence. City Pacific, a Nevada corporation, was formed on July 10, 1997, to provide telecommunications products and services for commercial and residential customers, directly or through joint ventures with strategic partners. City Pacific did not achieve material operations.

     On December 21, 1999, e-Net completed its acquisition of VPN.COM JV Partners, a Nevada Joint Venture, through its wholly-owned subsidiary, City Pacific. VPN.COM JV Partners intended to provide comprehensive broadband networks and connectivity; however, operations did not materially commence. City Pacific changed its name to VPNCOM.NET, Inc. on December 23, 1999. On or about January 20, 2000, e-Net approved a restructuring plan which provided for the sale of VPNCOM.NET and the acquisition of American Residential Mortgage, Inc. ("AMRES"), and a series of financial services companies, with an emphasis on doing business on the Internet. At this time, e-Net Mortgage ceased operations. e-Net sold VPNCOM.NET, Inc. on March 1, 2000, at a gain of approximately $1.8 million, since this business did not meet its business focus and since the disposition was agreed upon as part of the plan to acquire businesses in mortgage banking and financial services. The gain on the sale, and the historical results of the discontinued operations of VPNCOM.NET, Inc., have been excluded from the historical consolidated financial statements of e-Net due to the change in reporting entity in connection with acquisitions of new businesses as discussed below.

     Through a series of acquisitions of new businesses, the new management team delivers, through the Internet and through other means, mortgage loan brokerage and notary public services. e-Net acquired companies with the intent to fund and manage their business growth. On January 20, 2000, e-Net entered into, and announced, a letter of intent to acquire all the issued and outstanding common stock of AMRES from EMB Corporation ("EMB"). Management believed the transaction was probable of being completed at the date of the announcement. Additionally, e-Net acquired Titus Real Estate, Inc., ("Titus"), LoanNet Mortgage, Inc. ("LoanNet") and Expidoc.com, Inc. ("ExpiDoc"), with the expectation that the AMRES acquisition would close in a reasonable time period.

     On April 12, 2000, e-Net acquired AMRES from EMB for 7,500,000 shares of common stock, representing approximately 40% of the outstanding voting stock of e-Net and a $4,000,000 note payable. AMRES is a Nevada corporation organized on March 13, 1998, for the purpose of originating and selling HUD-insured mortgages and conventional loans. e-Net, prior to a series of acquisitions in February and March 2000, was considered a shell company with limited operating history, and accordingly, AMRES is considered the acquiror for financial reporting purposes. As such, the acquisition has been accounted for as a recapitalization of AMRES; therefore, the accompanying consolidated financial statements reflect the historical assets and liabilities and the related historical operations of AMRES, in a manner similar to a pooling of interests, for all periods presented. The results from operations of e-Net, the shell company are included from April 12, 2000. The acquisitions of Titus, LoanNet and ExpiDoc are accounted for as purchases, and are reflected in the historical results of operations from the dates of acquisition.

                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 2.   Summary of Significant Accounting Policies

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of e-Net and its wholly-owned subsidiaries, collectively, the "Company." All significant intercompany transactions and balances have been eliminated in consolidation.

Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses from operations, has a working capital deficit totaling $1.5 million, and requires financing to meet its cash requirements. Management is seeking a private placement under Regulation D of the Securities Act of 1933 totaling $3.0 million to repay its current obligations and $1.5 million to provide working capital for operations; however, to date, the Company has been unsuccessful. Management is currently negotiating $1.0 million on equity placement to meet its immediate cash flow requirements and considering a sale of Titus through the assumption of the EMB note totaling approximately $1.1 million, as well as other in-kind consideration expected to aggregate $1.6 million to $1.8 million. There are no assurances the Company will obtain financing on terms acceptable to management or affect the sale of Titus. No adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

Fiscal Year End

     The Company has elected an April 30 fiscal year for financial and income tax reporting purposes.

Stock Split

     During November 1999, outstanding shares of common stock were split two-for-one. All share and per share amounts have been retroactively restated for all periods presented.

Cash and Cash Equivalents

     The Company considers all liquid investments with a remaining maturity of three months or less to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits.

Property and Equipment

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Goodwill

     Goodwill represents the excess of purchase price over the fair value of the net assets of acquired businesses. Goodwill is amortized on a straight-line basis over the expected periods to be benefited. Management estimated the periods to be benefited at seven to ten years. During the 10-months ended April 30, 2000, amortization of goodwill amounted to $122,749. For the six months ended October 31, 2000, amortization of goodwill amounted to $288,372.

                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Impairment of Long-Lived Assets

     The Company follows the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." Long-lived assets, including goodwill, of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates quarterly the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. The amount of impairment, if any, is measured based on fair value or discounted cash flows, and is charged to operations in the period in which such impairment is determined by management.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Revenue Recognition

     Notary services related revenue is recognized when the services are performed. Loan origination fees are recognized when the corresponding loan has been closed and funded.

Registration Costs

     Direct costs to register restricted common shares (the "Registration") are accrued at the time the shares are issued. At April 30, 2000, the Company accrued $125,000 for estimated legal, accounting, and filing fees directly related to the Registration. The Company charged operations approximately $100,000 relating to the costs of registering the 7,500,000 shares of its common stock issued to acquire AMRES, since the acquisition of AMRES was accounted at historical bases in a manner similar to a pooling of interest. Additional costs were incurred subsequent to April 30, 2000 totaling $125,000.

Stock-Based Compensation

     The Company measures compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees." The Company produces pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company values non-employee options and warrants under the fair-value method using the Black-Scholes valuation model.

Loss Per Common Share

     The Company presents basic earnings per share ("EPS") and diluted EPS on the face of all statements of operations. Basic EPS is computed as net income
(loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. Due to the net losses incurred during the ten months ended April 30, 2000, the year ended June 30, 1999, and the period from Inception to June 30, 1998, all common stock equivalents outstanding were considered anti-dilutive and were excluded from the calculations of diluted net loss per share. Anti-dilutive securities at April 30, 2000, which could be dilutive in future periods, include the C Preferred, warrants, and options convertible into approximately 763,774 shares of common stock. The incremental shares not included in the weighted average shares outstanding for dilutive EPS in 2000, are 202,349 shares.

                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Reporting Comprehensive Income

     SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income (loss), as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income (loss). The Company adopted the provisions of this statement during fiscal 1999, with no impact on the accompanying consolidated financial statements.

Disclosures About Segments Of An Enterprise And Related Information

     SFAS No. 131, "Disclosures of an Enterprise and Related Information" requires disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation performance, and for which discrete financial information is available. At April 30, 2000, the Company, by definition, had only one segment.

Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends existing accounting standards and is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair market value, and the corresponding derivative gains or losses be either reported in the statement of operations or as a component of other comprehensive income depending on the type of hedge relationship that exists with respect to such derivative. The Company adopted SFAS 133 with no material impact on its consolidated financial statements.

Note 3.   Acquisitions

Titus Real Estate, Inc.

     On February 11, 2000, e-Net acquired all the issued and outstanding capital stock of Titus in a tax-free exchange valued at $1.6 million. Titus is an entity which retains rights to manage the operations of a Real Estate Investment Trust ("REIT") that owns certain apartment complexes consisting of 121 units. Titus and AMRES have historically had common management, and such individuals are also officers and key employees of e-Net. The purchase price consisted of 300,000 shares of common stock subject to a share-cancellation amendment dated March 1, 2000, valued at $600,000 and 100,000 shares of Class B Convertible Preferred stock (the "B Preferred") with a redemption price of $1.0 million. A portion of the common shares were subject to cancellation to the extent the value of the 300,000 common shares exceeded a fair market value of $600,000, based on the average closing price of the Company's common stock five trading days prior to June 11, 2000. The holder of the B Preferred was entitled to demand redemption of such shares for $1.0 million at any time after the completion of the acquisition of AMRES. The Board of Directors had the option to deliver ten (10) shares of common stock for each share of B Preferred upon the receipt of demand from the holder of the B Preferred in lieu of payment of cash.

     On April 12, 2000, the holder of the B Preferred redeemed the 100,000 shares of B Preferred for payment of $1 million. On April 20, 2000, the parties agreed to amend the original contract and satisfy the demand through the issuance of 1,000,000 shares of e-Net's common stock, subject to certain share-cancellation provisions. The amended contract dated April 20, 2000, required the holder of the 1,000,000 common shares to return a number of such shares 90 days from the amendment date (July 20, 2000) in the event the Company's common stock exceeds $2.00 per share. The shares to be returned to the Company were determined based on $2.0 million divided by the average closing bid price of the Company's common stock five (5) trading days prior to July 20, 2000, subject to a maximum number of shares to be retained of 1,000,000 shares
                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


of common stock. The average price of the Company's common stock the five trading days prior to July 20, 2000, was $1.81 per share. Since the number of shares computed exceeded 1,000,000 shares, the holder retained the entire 1,000,000 million shares. Upon the conversion of the B Preferred into common stock, the Company recorded a nonrecurring charge to the accompanying statement of operations for the incremental value of $1.0 million, based on the difference between the carrying value of the B Preferred and the fair value of the common stock of $2.0 million, since the holders are key management of the ongoing operations.

     Management allocated the excess of the purchase price over the fair value of the assets acquired of $1.6 million to goodwill. New management of e-Net determined the value of the REIT management contract be included in goodwill since the estimated period to be benefited for both intangible assets is estimated to be ten (10) years due to the limited operating history of Titus.

LoanNet Mortgage, Inc.

     On February 14, 2000, the Company acquired all the issued and outstanding common stock of LoanNet, a privately held company providing mortgage loans primarily to residential customers in three states. In connection with this acquisition, the Company issued 250,000 shares of its common stock valued at $2.3 million. The acquisition was accounted for under the purchase method of accounting with the excess of cost over the fair value of the net assets acquired of $2.2 million allocated to goodwill. Goodwill has being amortized on a straight-line basis over seven years. Subsequent to October 31, 2000, management of the Company closed LoanNet due to market conditions. Management will charge operations for impairment of goodwill during the three months ended January 31, 2001.

ExpiDoc.com, Inc.

     On March 17, 2000, the Company acquired all the issued and outstanding capital stock of ExpiDoc, a privately held company that provides notary services, for 24,000 shares of the Company's common stock valued at $196,510. The Company was required to provide working capital of $125,000 to ExpiDoc. The acquisition was treated under the purchase method of accounting with the excess of cost over the fair value of the net assets acquired of $210,296 allocated to goodwill. Goodwill is being amortized on a straight-line basis over seven years.

     The unaudited pro forma statement of operations data for the ten months ended April 30, 2000, assuming the acquisitions of Titus, LoanNet and ExpiDoc occurred on July 1, 1999, are as follows:

                                                                      2000
                                                                 -------------
       Revenues................................................  $   4,896,223
                                                                 =============
       Net loss................................................  $  (2,909,502)
                                                                 =============
       Basic and dilutive net loss per share...................  $      (0.14)
                                                                 ============

     The data for the year ended June 30, 1999, and for the period from Inception to June 30, 1998, are not shown since the pro forma effects are not significant. The above unaudited proforma amounts for 2000 are not necessarily indicative of what the actual results might have been if the acquisitions had occurred on July 1, 1999.

Note 4.   Notes Receivable From Related Parties

     As of June 30, 1999, the Company had a note receivable from EMB in the amount of $100,000, interest at 12% per annum due on June 15, 2000. This note was satisfied when EMB satisfied certain notes payable of the Company (Note 6). As of April 30, 2000, the Company had amounts due from a related party of $41,163. The amount is for reimbursable expenses paid by the Company on behalf of the related party. Additionally, the Company charges this related party monthly for certain general expenses related to the use of the Company's office space and telephones.

                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 5.   Property And Equipment

     Property and equipment consists of the following as of April 30, 2000, and June 30, 1999:

                                                    April 30,       June 30,
                                                      2000            1999
                                                  ------------   -------------
       Furniture and fixtures..................   $     97,855   $       1,406
       Equipment...............................        177,741          17,343
                                                  ------------   -------------
                                                       275,596          18,749
       Less: accumulated depreciation..........        (34,051)         (2,225)
                                                  ------------   -------------
                                                  $    241,545   $      16,524
                                                  ============   =============

     Acquisitions and depreciation of property and equipment were insignificant for the six months ended October 31, 2000. During the ten months ended April 30, 2000, and the year ended June 30, 1999, depreciation expense totaled $31,826 and $2,225, respectively. Depreciation expense for the period from Inception to June 30, 1998, was not significant.

Note 6.   Notes Payable

     As of June 30, 1999, the Company had a note payable outstanding to a party in the amount of $255,000 with interest at 5% per annum. During the ten months ended April 30, 2000, the Company received additional advances totaling $289,956. EMB satisfied the note payable in connection with certain assets sold by EMB, net of amounts repaid of $65,000 and receivables totaling $60,600. The satisfaction of this obligation by EMB totaling $419,356 is reflected as a capital contribution in the accompanying consolidated statements of stockholders' equity (deficit).

     In connection with the acquisition of AMRES, the Company issued a note payable in the amount of $4,000,000. On April 12, 2000, the Company made a principal reduction of $1,595,000 on this note. The balance of this note is due on September 15, 2000, as extended, and bears interest at 10% per annum. At April 30, 2000, the balance due EMB Corporation was $2,405,000. Subsequent to April 30, 2000, the note was reduced to $1,066,022 through proceeds received from a private placement of the Company's common stock, see Note 9.

     On April 13, 2000, an officer loaned the Company $300,000, due April 12, 2001, together with interest at 10% per annum. Subsequent to April 30, 2000, the note, including accrued interest, was settled with the issuance of 150,000 shares of common stock.

     At April 30, 2000, the Company has two notes payable to related parties aggregating $80,235, interest at 10% per annum due on August 31, 2000. Subsequent to April 30, 2000, an aggregate of $40,118 was paid on the notes.

Note 7.   Other Liabilities

     On February 9, 2000, LoanNet issued 400 shares of its preferred stock to an officer of LoanNet for $100,000. Such shares were not acquired by e-Net as part of the acquisition agreement on February 14, 2000, and accordingly, remain outstanding and included in other liabilities in the accompanying balance sheet at April 30, 2000. This preferred stock has a non-cumulative preferred annual dividend of 8.0%, payable on a quarterly basis and before any payments of dividends of common stock. Additionally, LoanNet holds the right to redeem the preferred stock at any time for $250 per share. Upon the liquidation or dissolution of LoanNet, the holders of preferred stock are entitled to receive $250 per share, plus any accrued but unpaid dividends. There are no voting rights associated with the preferred stock.

                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 8.   Commitments and Contingencies

Capital Leases

     The Company acquired equipment and furniture under capital lease obligations over 24 months. The present value of future annual minimum lease payments under capital leases are as follows:

       Years Ending
       April 30,
       --------------------
       2001..................................................  $    51,039
       2002..................................................       40,365
                                                                ----------
                                                                    91,404
       Less amount representing interest.....................      (17,277)
                                                                ----------
                                                                    74,127
       Less current portion..................................      (36,037)
                                                                ----------
       Long-term portion.....................................  $    38,090
                                                                ==========

     As of April 30, 2000, the Company had $82,732 of equipment and furniture under capital leases, at cost.

Operating Leases

     The Company leases its corporate office located in Costa Mesa, California under an operating lease from unrelated third parties that expires on March 31, 2002. The Company also has various equipment leases that expire at various dates ranging from one to five years. Rental expense for ten month period ended April 30, 2000, and the year ended June 30, 1999, was $186,322 and $125,660, respectively. Rent expense for the period ended June 30, 1998, was not significant.

     Minimum future annual rental payments under the lease agreements with a term in excess of one year at April 30, 2000, are as follows:

       Years Ending
       April 30,
       --------------------
       2001...................................................   $    304,485
       2002...................................................        315,544
       2003...................................................        164,857
       2004...................................................         12,913
       2005...................................................            547
                                                                 ------------
                                                                 $    798,346
                                                                 ============

Litigation

     The Company is subject to a limited number of claims and actions, which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the company's existing and future litigation may adversely affect the Company. Management is unaware of any matters that may have material impact on the Company's consolidated financial position, results of operations or cash flows.

Employment Agreements

     The Company is currently negotiating employment agreements with its key employees and officers.

Management Agreements

     On March 17, 2000, Expidoc entered into a management agreement with Document Management Services, Inc., a company controlled by the former shareholders of Expidoc. The agreement is for a seven-year term. The manager are responsible for services related to operating the Company, and marketing and developing strategic alliances. Terms of compensation include the following for any calendar year:

     o    50% of all pretax profits up to $1,000,000 annually;
     o    40% of all pretax profits between $1,000,001 and $1,800,000;
     o    30% of all pretax profits between $1,800,001 and $2,600,000; and
     o    20% of all pretax profits in excess of $2,600,000.

                        e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     A bonus of 20,000 shares of the Company's common stock will be paid if within the first 12 months of operations, there are three consecutive months that average at least 2,200 completed signings per month or if within the first 24 months of operations, there are three consecutive months that average at least 4,400 completed signings per month. Additionally, if Expidoc is sold during the term of the agreements, a bonus of 25% of the net profit realized from the sale will be paid.

     Expidoc also entered into contractual arrangements which provide compensation to be paid to the Company's president and director, and another director. Each contract provides compensation equal to 5% of the net profits of Expidoc. These agreements are renewable annually by mutual consent. The intention is for these agreements to be superseded once the employment agreements referenced above are finalized.

Investment Banking Agreement

     On May 27, 1999, the Company entered into an agreement with an investment banker to seek debt financing through public or private offerings or debt or equity securities and in seeking merger and acquisition candidates. Per the agreement, the Company granted the investment banker options to purchase 200,000 shares of the Company's common stock at an exercise price of $0.13, expiring on May 31, 2001. Additionally, the Company was required to pay $60,000 for the initial twelve months. The options were concealed in exchanged for 200,000 shares of common stock. In addition, the agreement specified that the investment banker will receive a percentage of consideration received in a merger, acquisition, joint venture, debt or lease placement and similar transactions through May 31, 2001. In April 2000, the parties agreed to amend the agreement to eliminate the fee based on a percentage of the consideration of a transaction.

Note 9.   Stockholders' Equity (Deficit)

General

     In March 2000, the Company amended its Articles of Incorporation to change the authorized number of shares of its $0.001 par value common stock from 20,000,000 to 100,000,000. Additionally, the Board of Directors authorized the issuance of 1,000,000 shares of preferred stock. The preferred stock may be divided into and issued in one or more series.

Series B Convertible Preferred Stock

     In connection with the acquisition of Titus Real Estate Inc. the Company issued 100,000 shares of B Preferred. The note was converted into 2,000,000 shares of common stock on April 20, 2000, subject to certain cancellation provisions. See Note 3 for further discussion of the Company's B Preferred.

Series C Convertible Preferred Stock

     In April 2000, the Company issued 20,000 shares of Series C Convertible Preferred Stock, (the "C Preferred") for $1,775,000, net of fees of $225,000 in a private placement. As additional consideration, the Company issued warrants to purchase 151,351 shares of the Company's common stock at an initial exercise price of $6.73 per share. The C Preferred has a liquidation value of $2,000,000 and the holder is entitled to receive cumulative dividends at an annual rate of $7.00 per share (7% per annum), payable semi-annually. The C Preferred is convertible, at any time at the option of the holder, into shares of the Company's common stock at a price equal to the lesser of (a) $6.91 per share or
(b) 95% of the average closing bid price of the Company's common stock during the five trading days preceding the conversion after 150 days to 85% of the average closing bid price of the common stock during the five trading days immediately preceding such conversion after 240 days. The longer the C Preferred is held the greater discount on conversion into common stock. In the event the holders of C Preferred have not elected to convert at the time of mandatory conversion, the C Preferred will convert at an amount equal to 85% of the purchase price of the holder's C Preferred plus an amount equal to accrued and unpaid dividends, if any, up to and including the date fixed for redemption, whether or not earned or declared. No shares of C Preferred have been converted into common stock.

                        e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Transactions Effected Prior to Recapitalization

     The following table presents the number of shares issued by e-Net, and the related amounts of common stock and additional paid-in capital prior to its change in accounting as a result of the reverse acquisition:

                                                     Common Stock and Additional
                                                          Paid-in Capital
                                                      ------------------------
                                                        Shares        Value
                                                      ----------   -----------
Outstanding as of April 30, 1999...............        9,000,000   $    49,675
Common stock issuances:
   Private placements..........................          177,900       128,600
   Satisfaction of debt........................          644,129       572,770
   Exercise of stock options...................          162,336       385,912
   Compensation................................          545,572       992,329
   Acquisition of VPNCOM.NET...................          250,000       250,000
   Services rendered and to be rendered........          200,000       627,200
                                                      ----------  ------------
Shares retained by e-Net stockholders in
 recapitalization..............................       10,979,937   $ 3,006,486
                                                      ==========  ============

     At various dates from September 1999 through February 2000, the Company issued a total of 177,900 shares of common stock at prices ranging from $1.00 to $3.00 per share in private placements held pursuant to Regulation D Rule 144 of the Securities Act of 1933. Total proceeds received by the Company were $128,600.

     Certain officers and their affiliates of e-Net made loans to e-Net for various cash flow requirements. These loans were unsecured interest-bearing notes with interest rates ranging from 10%-12%. On October 31, 1999, and January 31, 2000, e-Net issued 300,000 and 189,759 shares of restricted common stock, respectively, at $0.62 and $1.13 per share, respectively, in satisfaction of $399,104 of these notes. In connection with the issuance of stock in satisfaction of debt, the Company recorded an extraordinary loss of $58,475.

     During the nine months ended January 31, 2000, the Company received $153,500 from an unaffiliated entity for various cash flow requirements. The loan was unsecured with an interest rate of 12%. On January 31, 2000, e-Net issued 154,370 shares of restricted common stock valued at $173,666 or $1.13 per share in satisfaction of this loan. In connection with this issuance, the Company recorded an extraordinary loss of $20,166.

     Pursuant to the 2000 Stock Compensation Program, the Company issued 162,336 shares of common stock upon the exercise of stock options by employees and non-employees at $1.00 per share.

     On July 6, 1999, the Company executed stock purchase option agreements with certain individuals granting them options to purchase a total of up to 475,000 shares of restricted common stock at a price of $1.50 per share. Subsequently, on January 7, 2000, the stock purchase option agreements were terminated upon the effectiveness of a stock bonus agreement with these same individuals. Pursuant to the stock bonus agreement, the Company issued a total of 475,000 shares of common stock registered pursuant to Regulation S-8 of the Securities Exchange Act of 1933. The fair value of the shares was $1.25 per share on the date of issuance. See discussion below for subsequent cancellation of such options on January 7, 2000.

     On November 29, 1999, the Company entered into a stock purchase agreement with an unaffiliated company whereby it issued 250,000 shares of restricted common stock at $1.00 per share in exchange for 500,000 shares of common stock of EMB held by the unaffiliated company. Subsequently, on December 21, 1999, the Company exchanged the 500,000 shares in connection with the purchase of VPN discussed further in Note 1.

     In February and March 2000, the Company issued a total of 20,000 shares of restricted common stock at prices ranging from $7.31 to $9.38 per share for certain outside services performed by three individuals. The total value of the services received was $164,685. Additionally, in connection with the Company's investment banking arrangement (see Note 8), the Company has a legal obligation to issue 200,000 shares of common stock at total value of $627,200 or $3.14 per share in cancellation of options previously issued.

Common Stock

     On February 14, 2000, the Company issued 250,000 shares of restricted common stock valued at $2,305,625 or $9.22 per share in exchange for all the outstanding common stock of LoanNet in a transaction accounted for under the purchase method of accounting. See Note 3 for further discussion.


                        e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     On March 17, 2000, the Company issued 24,000 shares of restricted common stock valued at $196,510 or $8.19 per share in exchange for all the outstanding common stock of Expidoc in a transaction accounted for under the purchase method of accounting. See Note 3 for further discussion.

     In connection with the reverse acquisition of AMRES, the shares totaling
10,779,937 retained by the shareholders of e-Net are considered as issued in connection with the recapitalization in the accompanying consolidated statements of stockholders' equity (deficit).

Stock Options and Warrants

     On July 6, 1999, the Company executed stock purchase option agreements with five employees and two consultants. The agreements granted the individuals options to purchase a total of up to 475,000 shares of restricted common stock at a price of $1.50 per share. No options pursuant to these agreements were exercised. On January 7, 2000, the stock purchase option agreements dated July
6, 1999, were terminated upon the effectiveness of a stock bonus agreement with these individuals. See discussion above regarding "Transactions Effected Prior to Recapitalization".

     Effective December 16, 1999, the Board of Directors adopted the 2000 Stock
Compensation Program (the "2000 Plan"). The 2000 Plan is composed of four parts.
A Stock Bonus Plan ("Bonus Plan"), a Stock Deferral Plan ("Deferral Plan"), an
Executive Stock Bonus ("Executive Bonus Plan") and a Stock Compensation Plan
("Compensation Plan"). The maximum aggregate number of shares of common stock subject to the 2000 Plan is 3,000,000 shares. Under the Bonus Plans, shares of common stock may be granted to key employees and consultants as a bonus for performing duties essential to the growth of the Company. Under the Deferral
Plan, participants may elect to defer up to one-third of their gross quarterly compensation and receive options to purchase shares of common stock at $1.00 per share. During the week after the close of the calendar quarter, participants must choose to convert the deferred amount into shares of common stock or receive cash. Under the Compensation Plan, the Company can elect to compensate employees, executives, and key independent consultants in stock for work performed for the company and its subsidiaries. Eligible participants include all officers, employees, directors, consultants or advisors and independent contractors or agents of the Company or its subsidiaries. The 2000 Plan will remain in effect for five years or earlier at the discretion of the Board of Directors. During fiscal 2000, the Company granted options to purchase 162,336 shares of common stock. The options were vested and converted on the date granted. The Company recorded compensation expense aggregating $223,576 for the difference between the grant price of $1.00 and the fair market value on the date the benefits vest with the participant. As of February 16, 2001, a total of 2,775,059 shares have been issued under the Plan.

     In connection with the issuance of the C Preferred, the Company issued warrants to purchase 151,351 shares of common stock at $6.73 per share. The warrants are outstanding and exercisable, and expire on April 7, 2005.

       Stock option and warrant activity during the ten months ended April 30, 2000, was as follows:

                                                                                  Weighted      Weighted Average
                                                           Range of Exercise      Average        Fair Value of
                                              Options           Prices         Exercise Price   Options Granted
                                             ----------      -------------      -------------  ------------------
Outstanding June 30, 1999.............             --             --                --                --
   Granted............................          788,687      $1.00 - $6.73         $2.40             $2.84
   Canceled...........................         (475,000)         $1.50             $1.50              --
   Exercised..........................         (162,336)         $1.00             $1.00              --
                                             ----------
Outstanding, April 30, 2000...........          151,351          $6.73             $6.73              --
                                             ==========

     The options and warrants outstanding and exercisable at April 30, 2000, expire in April 2005. No options or warrants were granted prior to June 30, 1999.

     The Company is required to disclose the effects on operations and per share data as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had the compensation cost for the Company's plans been determined using the fair value method, the compensation expense would have had the effects of increasing the Company's net loss for the ten months ended April 30, 2000 to the pro-forma amount of $(1,933,176), with a pro forma net loss per share of $(0.24). Pro forma amounts

                                      F-23

                         e-NET FINANCIAL.COM CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


were determined based upon the fair value of each option granted during fiscal 2000 on its grant date, using the Black-Scholes option-pricing model. Assumptions of no dividend yield, a risk free interest rate which approximates the Federal Reserve Board's rate for treasuries at the time granted, an expected life of 5 to 7 days, and a volatility rate of 100% were applied to all options granted.

Note 10.    Income Taxes

     At April 30, 2000, the Company had net operating loss carry-forwards for federal and state income tax purposes totaling approximately $1,860,000 and $930,000, respectively, which for federal reporting purposes, begin to expire in 2018 and fully expire in 2020. For state purposes, the net operating loss carry-forwards begin to expire in 2003 and fully expire in 2005. The utilization of these net operating losses may be substantially limited by the occurrence of certain events, including changes in ownership. The net deferred tax assets at April 30, 2000 and 1999, before considering the effects of the Company's valuation allowance amounted to approximately $710,000 and $25,000, respectively. The Company provided an allowance for substantially all its net deferred tax assets since they are unlikely to be realized through future operations. The valuation allowance for net deferred tax assets increased approximately $685,000 and $25,000 during the years ended April 30, 2000 and 1999, respectively. The Company's provision for income taxes differs from the benefit that would have been recorded, assuming the federal rate of 34%, due to the valuation allowance for net deferred tax assets.

Note 11.   Related Party Transactions

     See Notes 4, 6 and 9 for a description of related party transactions.

Note 12.   Subsequent Events

     On May 2, 2000, the Company sold 666,667 shares of common stock for $1,699,973, net of fees and commissions of $300,027 in a private placement. As additional consideration, the Company issued warrants to purchase 333,334 shares of the Company's common stock at an exercise price of $3.00 per share.

     In May 2000, the Company entered into certain leases for computers and other office equipment. The leases require aggregate monthly payments of $1,781 expiring in 24 months. In addition, the Company entered into a lease for certain office space over 39 months at a rate of $2,118 per month.

     Subsequent to April 30, 2000, the Company issued 2,074,335 shares of common stock, valued at $1,105,080 to various consultants. These consultants perform general accounting and financial services, legal and professional services, and financial advisory services. Additionally, 65,000 shares of common stock valued at $130,000 were issued to employees of the Company for services rendered.

     For an additional subsequent event see Note 6.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
American Residential Funding, Inc.:

     We have audited the accompanying balance sheet of American Residential Funding, Inc. (the "Company") as of April 30, 2000, and the related statements of operations and comprehensive loss, stockholder's equity, and cash flows for the ten months ended April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Residential Funding, Inc. as of April 30, 2000, and the results of its operations, and its cash flows for the ten months ended April 30, 2000, in conformity with generally accepted accounting principles.


                                          By:  /s/  MCKENNON WILSON & MORGAN LLP
                                             -----------------------------------

Irvine, CA
July 21, 2000

                          Independent Auditors' Report


Board of Directors
American Residential Funding, Inc.

     We have audited the accompanying balance sheet of American Residential Funding, Inc. as of June 30, 1999, and the related statements of operations and comprehensive loss, stockholder's equity and cash flows for the year ended June 30, 1999, and the period from March 13, 1998 (Inception) to June 30, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Residential Funding, Inc. as of June 30, 1999, and the results of its operations and its cash flows the year ended June 30, 1999, and the period from March 13, 1998 (Inception) to June 30, 1998 in conformity with generally accepted accounting principles in the United States.





                                         By:  /s/  HUKRIEDE, WALSH & ASSOCIATES
                                            -----------------------------------


September 7, 1999
Westminster, California




                                 AMERICAN RESIDENTIAL FUNDING, INC.
                                           BALANCE SHEETS



                                               Assets


                                                                        April 30, 2000  June 30, 1999
                                                                          -----------    -----------
Current assets:
   Cash                                                                   $   155,912    $   105,317
   Accounts receivable                                                        188,493        128,325
   Marketable securities                                                      843,750        360,000
   Other current assets                                                        11,471        108,525
                                                                          -----------    -----------
        Total current assets                                                1,199,626        702,167
Property and equipment, net                                                    40,634         16,524
Other assets                                                                    2,417            572
                                                                          -----------    -----------
                                                                          $ 1,242,677    $   719,263
                                                                          ===========    ===========



                                Liabilities and Stockholders' Equity


Current liabilities:
   Accounts payable                                                       $   157,955    $    23,517
   Accrued liabilities                                                         17,211        143,839
                                                                          -----------    -----------
        Total current liabilities                                             175,166        167,356

Notes payable                                                                    --          255,000
Other liabilities                                                                --              746
                                                                          -----------    -----------
        Total liabilities                                                     175,166        423,102
                                                                          -----------    -----------

Commitments and contingencies (Note 5)

Stockholders' equity:
   Class A Preferred stock, no par value; 20,000 shares authorized,
    zero and 12,000 shares issued and outstanding, respectively                  --          562,500
   Common stock, no par value; 5000 shares authorized, 5000 shares
    issued and outstanding                                                       --             --
   Additional paid-in capital                                               2,585,356           --
   Unrealized loss on marketable securities                                (1,147,250)      (202,500)
   Accumulated deficit                                                       (370,595)       (63,839)
                                                                          -----------    -----------
        Total stockholders' equity                                          1,067,511        296,161
                                                                          -----------    -----------
                                                                          $ 1,242,677    $   719,263
                                                                          ===========    ===========


                           See accompanying notes to financial statements

                                                F-27



                            AMERICAN RESIDENTIAL FUNDING, INC.
                      STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                         For the Ten Months Ended April 30, 2000,
                           The Year Ended June 30, 1999, and the
                  Period from March 13, 1998 (Inception) to June 30, 1998


                                                   2000           1999           1998
                                                   ----           ----           ----

Revenues                                        $ 4,578,502    $ 3,547,932    $      --
Cost of revenues                                  3,348,172      2,304,100           --
                                                -----------    -----------    -----------
         Gross profit                             1,230,330      1,243,832           --
Selling, general, and administrative expenses     1,526,139      1,298,667          3,570
                                                -----------    -----------    -----------
Loss from operations                               (295,809)       (54,835)        (3,570)
Other income (expense), net                          (8,441)        (3,088)          --
                                                -----------    -----------    -----------
         Loss before income taxes                  (304,250)       (57,923)        (3,570)
Provision for income taxes                           (2,506)        (2,346)          --
                                                -----------    -----------    -----------
         Net loss                                  (306,756)       (60,269)        (3,570)

Unrealized loss on marketable securities         (1,147,250)      (202,500)          --
                                                -----------    -----------    -----------

         Comprehensive loss                     $(1,454,006)   $  (262,769)   $    (3,570)
                                                ===========    ===========    ===========


                      See accompanying notes to financial statements

                                           F-28





                                  AMERICAN RESIDENTIAL FUNDING, INC.
                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                               For the Ten Months Ended April 30, 2000,
                                     the Year Ended June 30, 1999
                    and the Period from March 13, 1998 (Inception) to June 30, 1998



                                                        Class A
                                                     Preferred Stock             Common Stock
                                              --------------------------    -------------------
                                                Shares          Amount        Shares        Amount
                                              -----------    -----------    -----------   -----------
Common stock issued to founder                       --      $      --            5,000   $      --
Net loss for the period from March 13, 1998
(Inception) to June 30, 1998                         --             --             --            --
                                              -----------    -----------    -----------   -----------
Balances, June 30, 1998                              --             --            5,000          --

Preferred Stock issued for marketable
securities                                         12,000        562,500           --            --
Unrealized loss on marketable securities             --             --             --            --
Net loss                                             --             --             --            --
                                              -----------    -----------    -----------   -----------
Balances, June 30, 1999                            12,000        562,500          5,000          --

Cancellation of preferred stock agreement         (12,000)      (562,500)          --            --
Capital contributed by e-Net                         --             --             --            --
Capital contributed by EMB                           --             --             --            --
Unrealized loss on marketable securities             --             --             --            --
Net loss                                             --             --             --            --
                                              -----------    -----------    -----------   -----------
Balances, April 30, 2000                             --      $      --            5,000   $      --
                                              ===========    ===========    ===========   ===========


                            See accompanying notes to financial statements

                                                 F-29



                                  AMERICAN RESIDENTIAL FUNDING, INC.
                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                For the Ten Months Ended April 30, 2000,
                                     the Year Ended June 30, 1999
                    and the Period from March 13, 1998 (Inception) to June 30, 1998



                                                             Unrealized
                                               Additional     Loss on
                                                Paid In      Marketable    Accumulated   Stockholder's
                                                Capital      Securities      Deficit        Equity
                                              -----------   -----------    -----------    -----------
Common stock issued to founder                $      --     $      --      $      --      $      --
Net loss for the period from March 13, 1998
(Inception) to June 30, 1998                         --            --           (3,570)        (3,570)
                                              -----------   -----------    -----------    -----------
Balances, June 30, 1998                              --            --           (3,570)        (3,570)

Preferred Stock issued for marketable
securities                                           --            --             --          562,500
Unrealized loss on marketable securities             --        (202,500)          --         (202,500)
Net loss                                             --            --          (60,269)       (60,269)
                                              -----------   -----------    -----------    -----------
Balances, June 30, 1999                              --        (202,500)       (63,839)       296,161

Cancellation of preferred stock agreement            --         202,500           --         (360,000)
Capital contributed by e-Net                    2,166,000          --             --        2,166,000
Capital contributed by EMB                        419,356          --             --          419,356
Unrealized loss on marketable securities             --      (1,147,250)          --       (1,147,250)
Net loss                                             --            --         (306,756)      (306,756)
                                              -----------   -----------    -----------    -----------
Balances, April 30, 2000                      $ 2,585,356   $(1,147,250)   $  (370,595)   $ 1,067,511
                                              ===========   ===========    ===========    ===========


                            See accompanying notes to financial statements
,
                                             F-29(Con't)




                                      AMERICAN RESIDENTIAL FUNDING, INC.
                                            STATEMENT OF CASH FLOWS
                    For the Ten Months Ended April 30, 2000, The Year Ended June 30, 1999,
                        and the Period from March 13, 1998 (Inception) to June 30, 1998

                                                                          2000           1999          1998
                                                                          ----           ----          ----
Cash flows from operating activities:
   Net loss                                                         $   (306,756)  $   (60,269)   $    (3,570)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization expense                                9,691          2,225
     Changes in operating assets and liabilities:
       Accounts receivable                                              (60,168)      (128,325)
       Other current assets                                              (2,946)        (8,525)
       Accounts payable                                                 134,438         23,517
       Accrued liabilities                                             (126,628)       143,839
       Other liabilities                                                   (746)           746
                                                                    -----------    -----------    -----------
         Net cash used in operating activities                         (353,115)       (26,792)        (3,570)
                                                                    -----------    -----------    -----------
Cash flows from investing activities:
   Purchases of property and equipment                                  (33,801)       (18,749)          --
   Increase in other assets                                              (1,845)          (572)
                                                                    -----------    -----------    -----------
         Net cash used in investing activities                          (35,646)       (19,321)          --
                                                                    -----------    -----------    -----------
Cash flows from financing activities:
   Capital contributions                                                175,000           --             --
   Borrowings under notes payable                                        419356        240,000         95,000
   Payments on notes payable                                           (155,000)       (80,000)          --
   Payment to related party                                                --         (100,000)          --
                                                                    -----------    -----------    -----------
         Net cash provided by financing activities                      439,356         60,000         95,000
                                                                    -----------    -----------    -----------
   Net increase in cash                                                  50,595         13,887         91,430
   Cash at beginning of period                                          105,317         91,430           --
                                                                    -----------    -----------    -----------
   Cash at end of period                                            $   155,912        105,317         91,430
                                                                    ===========    ===========    ===========

   Supplemental disclosure of cash flow information-
      Cash paid during the period for interest                      $    10,143    $     3,088    $      --
                                                                    ===========    ===========    ===========
   Supplemental disclosure of non-cash investing and financing activities:
     Marketable securities contributed                              $ 1,991,000    $      --      $      --
                                                                    ===========    ===========    ===========
     Cancellation of preferred stock for marketable securities      $  (562,500)   $      --      $      --
                                                                    ===========    ===========    ===========
     Preferred stock issued for marketable securities               $      --      $   562,500    $      --
                                                                    ===========    ===========    ===========


                                See accompanying notes to financial statements

                                                     F-30

                       AMERICAN RESIDENTIAL FUNDING, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1.   Organization and History

Organization and Nature of Operations

     American Residential Funding, Inc. ("AMRES") is a Nevada corporation organized on March 13, 1998 for the purpose of originating and selling HUD-insured mortgages and conventional loans. AMRES operates four branch offices in the United States, and 52 net branches to originate loans. Net branches are an origination extension of AMRES through independent real estate brokers. On April 12, 2000, the Company was acquired by e-Net Financial.Com Corporation ("e-Net") from EMB Corporation ("EMB").

Note 2.   Summary of Significant Accounting Policies

Significant Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits.

Marketable Securities

     The Company's short-term investments consisted solely of marketable equity securities, which were classified as "available-for-sale" based on managements' intent to continue to exchange the equity securities for other assets. Accordingly, such investments are presented as current assets and are carried at their estimated fair values in the accompanying financial statements. Unrealized gains and losses are excluded from net income (loss) and reported as a separate component of shareholders' equity, net of related deferred taxes and as a component of comprehensive income. When management determines that investments are impaired, they record a provision for loss to operations. At April 30, 2000, management did not believe these securities were permanently impaired.

Revenue Recognition

     Loan origination fees are recognized when the corresponding loan has been closed and funded.

Property and Equipment

     Property and equipment is stated at cost, and depreciation is computed using the straight-line method over the following estimated useful lives:

     Equipment.......................................     Three to seven years
     Furniture and fixtures..........................     Five to seven years

     Maintenance and repairs are charged to operations as incurred, and major improvements are capitalized. Upon retirement, sale, or other disposition, the related cost and accumulated depreciation are eliminated from the respective accounts and any gain or loss on disposition is reflected in operations.

Impairment of Long-Lived Assets

     The Company accounts for impairment of long-lived assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and goodwill be reviewed for impairment whenever events or

                       AMERICAN RESIDENTIAL FUNDING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Comprehensive Income

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards, as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company's only component of comprehensive income was unrealized losses on marketable securities.

Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends existing accounting standards and is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair market value, and the corresponding derivative gains or losses be either reported in the statement of operations or as a component of other comprehensive income depending on the type of hedge relationship that exists with respect to such derivative. The Company does not expect the adoption of SFAS 133 to have a material impact on its financial statements.

Change of Fiscal Year

     Effective with the period ended April 30, 2000, the stockholders of the Company approved the change of the fiscal year to an April 30 fiscal year end. Therefore, the period ended April 30, 2000 represents a ten-month period.

Note 3.   Marketable Securities

     On April 20, 2000, the Company received 250,000 shares of e-Net common stock transferred from e-Net. The Company recorded the transfer at e-Net's cost of $1,991,000. Subsequently, at April 30, 2000, the securities experienced a decline in value to $843,750 for which the Company has recorded an unrealized loss of $1,147,250 included in the accompanying statement of stockholders' equity as a separate component of comprehensive loss for the ten months ended April 30, 2000.

     On June 15, 1999, pursuant to a stock purchase agreement, the Company received 100,000 shares of common stock of e-Net valued at $562,500 or $5.63 per share. Due to a decline in the value of the stock received, the Company recorded an unrealized loss of $202,500 included in comprehensive income in the statement of stockholders' equity for the year ended June 30, 1999. On September 15, 1999, the stock purchase agreement was mutually rescinded with each party returning the respective share certificates received.

                       AMERICAN RESIDENTIAL FUNDING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


Note 4.   Property and Equipment

     Property and equipment consist of the following as of April 30, 2000, and June 30, 1999:

                                                    2000         1999
                                                  --------     --------
     Computers and equipment                      $ 51,145     $ 17,344
     Furniture and fixtures                          1,405        1,405
                                                  --------     --------
                                                    52,550       18,749
     Less accumulated depreciation                 (11,916)      (2,225)
                                                  --------     --------
                                                  $ 40,634     $ 16,524
                                                  ========     ========

Note 5.   Commitments and Contingencies

Operating Leases

     The Company leases its office facilities located in Costa Mesa, Long Beach, Menifee, and Palmdale on a month-to-month basis. Rental expense for the ten months ended April 30, 2000, was $160,284.

     Minimum future annual rental payments under the lease agreements are summarized as follows:

          Years  Ending  April 30,
          ------------------------
          2001.................................................     $   25,410
          2002.................................................         25,410
          2003.................................................         25,410
          2004.................................................          6,353
                                                                    ----------
                                                                    $   82,583
                                                                    ==========

     Subsequent to April 30, 2000 the Company entered into a lease at the Riverside location. The lease requires monthly payments of $2,118 and expires August 2003. Such amounts are included in the table above.

Litigation

     The Company is subject to a limited number of claims and actions which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the Company's existing and future litigation may adversely affect the Company. Management is unaware of any matters that may have material impact on the Company's financial position, results of operations or cash flows.

Note 6.   Notes Payable

     During the year ended June 30, 1999 and the period from Inception to June 30, 1998, the Company borrowed $160,000 and $95,000, respectively, from an unrelated entity due in 2005 including interest at 5% per annum.

Note 7.   Stockholders' Equity

Class A Preferred Stock

     The Company has 20,000 shares of Class A Preferred Stock authorized. The preferred stock is non-redeemable with no par value and accrues interest at 5%. There are no voting rights associated with the preferred stock.

     On June 15, 1999, the Company entered into a stock purchase agreement with an affiliate pursuant to which the Company issued 12,000 shares of its Class A Preferred Stock in exchange for 100,000 shares of common stock of e-Net. The value of the shares received by the Company was $562,500 or $5.63 per share based on the closing market price as of the date of the transaction including a discount of 10% due to the trading restrictions imposed. As of June 30, 1999, the e-Net common stock experienced a decline in value to $360,000. The Company recorded an unrealized loss on the equity securities of $202,500 included in comprehensive income in the statement of stockholders' equity as of June 30,

                       AMERICAN RESIDENTIAL FUNDING, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


1999. On September 15, 1999, the stock purchase agreement dated June 15, 1999 was mutually rescinded with each party returning the respective share certificates received.

     On September 15, 1999, the Company entered into a stock purchase agreement with an affiliate pursuant to which the Company issued 12,000 shares of its Class A Preferred Stock in exchange for 845,100 shares of common stock of EMB. The value of the shares received by the Company was $600,000 based on the closing market price as of the date of the transaction. This stock purchase agreement was mutually rescinded with each party returning the respective share certificates received during the ten months ended April 30, 2000. As of April 30, 2000, the Company had no Class A Preferred Stock outstanding.

Common Stock

     In accordance with its Articles of Incorporation, the Company has 5,000 shares of common stock authorized, issued and outstanding, which are owned by e-Net (Note 1).

     On August 13, 1999, the Company's former parent EMB issued 25,000 shares of its restricted common stock in satisfaction of $21,500 in debt owed by the Company to an unrelated individual. The satisfaction of this obligation by EMB is reflected as a capital contribution. On February 22, 2000, the Company's former parent EMB satisfied certain notes payable together with interest totaling $397,856 due by the Company to an unrelated party, in connection with certain assets sold by EMB. The satisfaction of this obligation by EMB is reflected as a capital contribution. The aggregate satisfaction of debt satisfied by EMB totaling $419,356 is reflected as capital contributions in the accompanying statement of stockholder's equity.

     On April 20, 2000, subsequent to the acquisition of the Company by e-Net, the Company received a capital contribution of $175,000 from e-Net as reflected in the statement of stockholders' equity during the ten months ended April 30, 2000.

Note 8.   Income Taxes

     At April 30, 2000, the Company had net operating loss carry-forwards for federal and state income tax purposes totaling approximately $370,000 and $185,000, respectively, which for federal reporting purposes, begin to expire in 2018 and fully expire in 2020. For state purposes, the net operating loss carry-forwards begin to expire in 2003 and fully expire in 2005. The utilization of these net-operating losses may by substantially limited by he occurrence of certain events, including changes in ownerships. The net deferred tax assets at April 30, 2000, before considering the effects of the Company's valuation allowance amounted to approximately $142,000 million. The Company provided an allowance for substantially all its net deferred tax assets since they are unlikely to be realized through future operations. The valuation allowance for net deferred tax assets increased approximately $119,000 during the ten months ended April 30, 2000. The Company's provision for income taxes differs from the benefit that would have been recorded, assuming the federal rate of 34%, due to the valuation allowance for net deferred tax assets.

Note 9.   Related Party Transactions

     On June 15, 1999, the Company received an unsecured note receivable from a related party in the amount of $100,000 bearing interest at 12% per annum due on June 15, 2000.

     See Note 3 for related party transactions with e-Net whose president is also the president of the Company.

                          INDEPENDENT AUDITORS' REPORT


To The Members
Titus Real Estate LLC

     We have audited the accompanying balance sheet of Titus Real Estate LLC as of December 31, 1999, and the related statements of income and members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titus Real Estate LLC as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                         By:  /s/  HUKRIEDE, WALSH & ASSOCIATES
                                            -----------------------------------
                                                   Hukriede, Walsh & Associates,
                                                   CPAs

Westminster, California
March 28, 2000

                              TITUS REAL ESTATE LLC
                                  BALANCE SHEET
                                December 31, 1999

                                                                    1999
                                                                 ----------
                                     Assets
Cash and Cash Equivalents                                        $      446
Accounts Receivable                                                   2,651
                                                                 ----------
   Total Assets                                                  $    3,097
                                                                 ==========
                         Liabilities and Members' Equity
Members' Equity                                                  $    3,097
                                                                 ----------
   Total Liabilities and Members' Equity                         $    3,097
                                                                 ==========


               The accompanying accountant's report and notes are
                       integral parts of this statement.

                         TITUS REAL ESTATE COMPANY, LLC
                              STATEMENTS OF INCOME
                      For The Year Ended December 31, 1999

                                                                  1999
                                                              -----------
Revenues...............................................       $    47,141
                                                              -----------
Total revenues.........................................            47,141
                                                              -----------

Operating and administrative expenses
   Consulting Fees.....................................           165,626
   Legal and accounting................................             1,869
   Office..............................................            20,355
   Other operating expenses............................            21,607
   Rent ...............................................            14,350
   Repairs and maintenance ............................             6,616
   Salaries............................................             1,340
   Telephone...........................................             1,302
   Travel and entertainment............................               742
   Trucks and automobiles..............................             2,342
   Utilities...........................................               522
                                                              -----------
     Total expenses....................................           236,671
                                                              -----------
   Net income (loss)...................................       $  (189,530)
                                                              ===========

               The accompanying accountant's report and notes are
                  integral parts of this financial statement.

                         TITUS REAL ESTATE COMPANY, LLC
                          STATEMENTS OF MEMBERS' EQUITY
                      For The Year Ended December 31, 1999


Members' equity at beginning of year.....................          $  207,877
Net income (loss)........................................            (189,530)
Distribution to members..................................             (15,250)
                                                                   ----------
Retained earnings, end of year...........................          $    3,097
                                                                   ==========


               The accompanying accountant's report and notes are
                  integral parts of this financial statement.
 .
                                      F-38

                         TITUS REAL ESTATE COMPANY, LLC
                            STATEMENTS OF CASH FLOWS
                      For The Year Ended December 31, 1999

                                                                         1999
                                                                      ---------
Cash Flows from Operating Activities:
   Cash received from customers .................................     $ 233,017
   Cash paid to vendors and employees ...........................      (236,671)
   Income Taxes (Paid) Refunded .................................          --
                                                                      ---------
     Net Cash Flows from Operating Activities ...................        (3,654)
                                                                      ---------


Cash Flows from Investing Activities:
   Capital Expenditures .........................................          --
                                                                      ---------
Net Cash Flows From Investing Activities ........................          --
                                                                      ---------


Cash Flows from Financing Activities:
   Distribution to Members ......................................       (15,250)
                                                                      ---------
Net Cash Flows from Financing Activities ........................       (15,250)
                                                                      ---------

Net Increase (Decrease) in Cash .................................       (18,904)

Cash at Beginning of Year .......................................        22,001
                                                                      ---------
Cash at End of Year .............................................     $   3,097
                                                                      =========
Reconciliation of net income (loss) to net cash provided by
Operating Activities:
Net Income (Loss) ...............................................     $(189,530)
   (Increase) Decrease in Accounts Receivable ...................       185,876
                                                                      ---------

Net Cash Flows from Operating Activities ........................     $  (3,654)
                                                                      =========


               The accompanying accountant's report and notes are
                   integral parts of this financial statement.

                              TITUS REAL ESTATE LLC
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999

Organization

     Titus Real Estate LLC is a real estate management company, which manages a real estate investment trust (REIT), Titus Capital Corporation. This REIT is the only client and sole source of income.

Accounting Policies

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Revenue Recognition

     The financial statements of the Company are prepared using the accrual basis of accounting whereas revenues are recognized when earned and expenses are recognized when incurred. This basis of accounting conforms to generally accepted accounting principles.

     Cash and Cash Equivalents

     The Company considers all investments with a maturity of three months or less to be cash equivalents.

Income Taxes

     The Company has chosen to be treated as a partnership for federal and state income tax purposes. Accordingly, no income tax expense has been recorded in the statements. All income or losses will be reported on the individual member's income tax returns.

Members' Equity

     Net profits and losses are allocated to the Members in proportion to their percentage interest. The Member's equity accounts represent accumulated retained earnings net distributions from inception to December 31, 1999.

Commitments and Contingencies

     The Company has entered into various employment agreements with management individuals. The agreements required the Company to pay these parties (in aggregate) $48,000 per year and ten percent (20%) of the net company profits over a period of five years.

Lease Obligations

     The Company rents office space on a month-to-month basis. Rent expense for the year ended December 31, 1999 was $14,350.

Major Customer

     The Company's sole source of income is the real estate investment trust
(REIT), for which the Company provides management services. During the year 1999, this client accounted for 100% of revenues. The Company receives a quarterly management fee based upon the REIT's gross income.

Subsequent Events

     On February 14, 2000, the members of Company entered into a purchase agreement with e-Net Financial who purchased 100% interest from the members.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
LoanNet Mortgage, Inc.

     We have audited the accompanying balance sheet of LoanNet Mortgage, Inc., (the "Company") as of April 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from December 16, 1999 (Inception) to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LoanNet Mortgage, Inc. as of April 30, 2000, and the results of its operations and its cash flows for the period from December 16, 1999 (Inception) to April 30, 2000, in conformity with generally accepted accounting principles in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been recently formed, has limited operating history, and requires substantial funds for its operational activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         By:  /s/  MCKENNON, WILSON & MORGAN LLP
                                            ------------------------------------

Irvine, California
July 7, 2000



                                             LOANNET MORTGAGE, INC.
                                                 BALANCE SHEET
                                                 April 30, 2000

                                                    Assets
Current assets:
   Cash............................................................................................ $   29,318
   Receivables.....................................................................................     19,938
   Due from parent.................................................................................     13,000
                                                                                                     ---------
     Total current assets..........................................................................     62,256
Property and equipment, net of accumulated depreciation of $14,015.................................     70,074
                                                                                                     ---------
                                                                                                    $  132,330

                                       Liabilities & Stockholders' Equity
Current liabilities:
   Accounts payable................................................................................     21,724
   Accrued expenses................................................................................     46,832
                                                                                                     ---------
     Total current liabilities.....................................................................     68,556
Stockholders' equity:
   Preferred stock, no par value; 400 shares authorized; 400 shares issued and outstanding.........    100,000
   Common stock, no par value; 1,600 shares authorized; 1,600 shares issued and outstanding........    134,543
   Accumulated deficit.............................................................................   (170,769)
                                                                                                     ---------
     Total stockholders' equity....................................................................     63,774
                                                                                                     ---------
                                                                                                    $  132,330


                   The accompanying notes are an integral part of these financial statements.

                                                      F-42

                             LOANNET MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                For the Period from December 16, 1999 (Inception)
                                to April 30, 2000

Revenues......................................................... $    69,347
Cost of revenues.................................................      44,293
                                                                  -----------
Gross profit.....................................................      25,054
Selling, general and administrative expenses.....................     195,823
                                                                  -----------

   Net loss...................................................... $  (170,769)
                                                                  ===========


                     The accompanying notes are an integral
                       part of these financial statements.



                                              LOANNET MORTGAGE, INC.
                                         STATEMENT OF STOCKHOLDER'S EQUITY
                                 For the Period from December 16, 1999 (Inception)
                                                 to April 30, 2000


                                           Preferred Stock          Common Stock
                                       ----------------------- ----------------------   Accumulated
                                         Shares      Amount      Shares     Amount        Deficit        Total
                                       ----------- ----------- ----------- ----------  ------------    ----------
Common stock issued to founders......          --  $       --         614  $  50,454   $       --      $   50,454
Preferred stock issued...............         400  $  100,000          --         --           --         100,000
Common stock issued for acquisition
   of property and equipment.........          --          --         986     84,089           --          84,089
Net loss.............................          --          --          --         --       (170,769)     (170,769)
                                       ----------- ----------- ----------- ----------  ------------   -----------
Balances, April 30, 2000.............         400  $  100,000       1,600  $ 134,543   $   (170,769)  $    63,774
                                       =========== =========== =========== ==========  ============   ===========


                                      The accompanying notes are an integral
                                        part of these financial statements.

                                                       F-44




                                              LOANNET MORTGAGE, INC.
                                              STATEMENT OF CASH FLOWS
                        For the Period From December 16, 1999 (Inception) to April 30, 2000

Cash flows from operating activities:
   Net loss......................................................................................  $    (170,769)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation................................................................................         14,015
     Changes in operating assets and liabilities:
       Receivables...............................................................................        (19,938)
       Accounts payable..........................................................................         21,724
       Accrued expenses..........................................................................         46,832
                                                                                                    ------------
         Net cash used in operating activities...................................................       (108,136)
                                                                                                    ------------
Cash flows used in investing activities--
   Advances from parent..........................................................................        (13,000)
                                                                                                    ------------
Cash flows from financing activities:
   Issuance of common stock......................................................................         50,454
   Issuance of preferred stock...................................................................        100,000
                                                                                                    ------------
         Net cash provided by financing activities...............................................        150,454
                                                                                                    ------------
   Net increase in cash..........................................................................         29,318
   Cash at beginning of period...................................................................             --
   Cash at end of period.........................................................................  $      29,318
                                                                                                    ============
Non Cash Financing Activities--
   Stock issued for property and equipment.......................................................  $      84,089
                                                                                                    ============


                    The accompanying notes are an integral part of these financial statements.

                                                       F-45

                             LOANNET MORTGAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1.   Organization

     LoanNet Mortgage, Inc. (the "Company") was incorporated in the state of Kentucky on December 16, 1999 ("Inception"). On February 9, 2000, the Company acquired certain assets and liabilities from the Mortgage Store. The acquisition did not constitute the purchase of a business. The Company, a loan correspondent, originates mortgage loans primarily to residential customers through a network of three branch offices located in the United States.

     On February 14, 2000, the Company was acquired by e-Net Financial.com Corp. ("e-Net" or the "Parent") for 250,000 shares of e-Net common stock for all the issued and outstanding capital stock of the Company.

Note 2.   Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company was recently formed, has limited operating history, and requires substantial funds for its operational activities and sales efforts. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is seeking financing from e-Net. There are no assurances that funds will be available to execute the Company's operating plan. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fiscal Year End

     The Company has elected an April 30 year end for financial and income tax reporting purposes.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Significant estimates made by management include, but are not limited to, the allowance for losses on uncollectible accounts receivable, and the impairment of long-lived assets.

Cash and Cash Equivalents

     The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits.

Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method ranging from three to five years. Additions and betterments are capitalized. The cost of maintenance and repairs is charged to expense as incurred. When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Impairment of Long-Lived Assets

     The Company accounts for impairment of long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized whenever the review demonstrates that the future undiscounted net cash flows expected to be

                             LOANNET MORTGAGE, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


generated by an asset from its use and eventual deposition are less than the carrying amount of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds future discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Revenue Recognition

     The Company generates revenue through commissioned broker transactions. Revenue is recorded upon the close of escrow and collectibility is certain.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Reporting Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income (loss), as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income (loss). The Company had adopted the provisions of this statement during the current fiscal year, with no impact on the accompanying financial statements.

Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Accordingly, the Company will adopt SFAS No. 133 beginning on January 1, 2001. SFAS No. 133 establishes standards for the accounting and reporting of derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments at fair value on their balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging activity and the underlying purpose for it. The Company does not believe that the adoption of SFAS No. 133 will have a significant impact on the Company's financial statements or related disclosures.

                             LOANNET MORTGAGE, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)



Note 3.   Property and Equipment

       Property and equipment consists of the following at April 30, 2000:

       Furniture and fixtures............................   $   52,233
       Equipment ........................................       31,856
       Less accumulated depreciation.....................      (14,015)
                                                            ----------
                                                            $   70,074
                                                            ==========

Note 4.   Commitments and Contingencies

Operating Leases

     In May 2000, the Company entered into two lease arrangements for equipment, which qualify as operating leases. The leases require monthly payments of $269 and $278, respectively, over 48 months. The Company also leases three facilities, all of which expire within a year.

     The Company's future annual minimum lease payments under all non-cancelable operating leases at April 30, 2000, are as follows:

     Year Ending April 30,
     -----------------------------
     2000................................................   $    6,013
     2002................................................        6,560
     2003................................................        6,560
     2004................................................        6,560
     2005................................................          547
                                                            ----------
                                                            $   26,240
                                                            ==========

     Total rent expense for the period ended April 30, 2000 amounted to $26,038.

Note 5.   Stockholders' Equity

Preferred Stock

     On December 16, 1999, the Company's board of directors and shareholders approved the issuance of 400 shares of preferred stock. On February 9, 2000, the Company issued 400 shares of such preferred stock to an officer for $100,000. The preferred stock has a non-cumulative preferred annual dividend of 8.0%, payable on a quarterly basis and before any payments of dividends of common stock. Additionally, the Company holds the right to redeem the preferred stock at any time for $250 per share. Upon the liquidation or dissolution of the Company, the holders of preferred stock are entitled to receive $250 per share, plus any accrued but unpaid dividends. There are no voting rights associated with the preferred stock.

Common Stock

     On December 16, 1999 the Company's founders authorized 1,600 shares of common stock. On December 23, 1999 the Company's founders issued themselves 614 shares of common stock for $50,454 in cash. Common stock had rights and privileges of voting, dividend participation, among others. Each common share represents one vote.

     On February 9, 1999, the Company acquired property and equipment, consisting primarily of furniture, computer equipment and software through the issuance of 986 shares of common stock. The assets acquired at fair value amounted to $84,089.

Note 6.   Provision for Income Taxes

       The Company's provision for income taxes is not material.

                             LOANNET MORTGAGE, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


     The Company's net deferred tax assets at April 30, 2000, consist of net operating loss carryforwards for federal and state income tax reporting amounting to approximately $170,769. At April 30, 2000, the Company provided a 100% valuation allowance for these net operating loss carryforwards totaling approximately $68,308. The Company's net operating loss carryforwards will begin to expire in 2019 and 2004 for federal and state income tax purposes, respectively. The Company recorded no benefit for income taxes during the periods presented.

     The difference between the tax benefit assuming a Federal income tax rate of 34% and amounts recorded in the financial statements of zero percent is the result of the Company recording a 100% valuation allowance for its deferred tax assets.

Note 7.   Related Party transactions

     The Company has amounts due from e-Net (Note 1) totaling $13,000 at April 30, 2000 for costs incurred by the Company in connection with the acquisition of the Company by e-Net.

Note 8.   Subsequent Event

     See Note 4 for discussion of subsequent event. The Company has ceased operations in December 2000.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
ExpiDoc.com, Inc.

     We have audited the accompanying balance sheet of ExpiDoc.com, Inc., (the "Company") as of April 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from August 27, 1999 (Inception), to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ExpiDoc.com, Inc. as of April 30, 2000, and the results of its operations and its cash flows for the period from August 27, 1999 (Inception) to April 30, 2000, in conformity with generally accepted accounting principles in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been recently formed, has limited operating history, and requires substantial funds for its operational activities and sales efforts. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        By:  /s/  MCKENNON, WILSON & MORGAN LLP
                                           ------------------------------------

Irvine, California
July 7, 2000

                                EXPIDOC.COM, INC.
                                  BALANCE SHEET
                                 April 30, 2000


                                     Assets

Current assets:
   Cash...................................................   $      87,458
   Accounts receivable, net of allowance of $37,436.......          13,350
                                                             --------------
     Total current assets.................................   $     100,808
                                                             ==============

                       Liabilities & Stockholder's Equity

Current liabilities:
   Accounts payable.......................................   $      23,400
   Accrued expenses.......................................           2,836
                                                             --------------
     Total current liabilities............................          26,236
                                                             --------------
Commitments and contingencies
Stockholder's equity:
   Common stock, no par value; 10,000,000 shares
     authorized; 1,000 shares issued and outstanding......              --
     Additional paid-in capital...........................         227,303
     Accumulated deficit..................................        (152,731)
                                                             --------------
     Total stockholder's equity ..........................          74,572
                                                             --------------
                                                             $     100,808
                                                             ==============


                     The accompanying notes are an integral
                      part of these financial statements.

                                EXPIDOC.COM, INC.
                             STATEMENT OF OPERATIONS
                 For the Period From August 27, 1999 (Inception)
                                to April 30, 2000

Net revenues.............................................   $     90,565
Cost of revenues.........................................         53,809
                                                            -------------
     Gross profit........................................         36,756
                                                            -------------
Operating expenses:
   General and administrative expenses...................         49,968
   Fair value of officers' services contributed..........        102,083
   Bad debt expense......................................         37,436
                                                            -------------
                                                                 189,487
                                                            -------------
     Net loss............................................   $  (152,731 )
                                                            =============


                     The accompanying notes are an integral
                       part of these financial statements.




                                                  EXPIDOC.COM, INC.
                                         STATEMENT OF STOCKHOLDERS' DEFICIT
                          For the Period from August 27, 1999 (Inception) to April 30, 2000



                                                        Common Stock          Additional
                                       Owners'   ---------------------------   Paid-In     Accumulated
                                       Equity       Shares        Amount       Capital       Deficit       Total
                                      ---------- -------------- ------------ ------------- ------------  ----------
Contribution by founder.............  $     220           --    $        --  $       --    $             $     220
Incorporation of Company on
   February 23, 2000................       (220)         1,000          220          --           --          --
Fair value of officers' services
   contributed......................         --           --             --       102,083         --       102,083
Capital contribution................         --           --             --       125,000         --       125,000
Net loss............................         --           --             --          --       (152,731)   (152,731)
                                      ---------- -------------- ------------ ------------- ------------  ----------
Balances, April 30, 2000............  $      --          1,000  $       220  $    227,083  $  (152,731)  $  74,572
                                      ========== ============== ============ ============= ============  ==========


                     The accompanying notes are an integral part of these financial statements.

                                                        F-53

                                EXPIDOC.COM, INC.
                             STATEMENT OF CASH FLOWS
                 For the Period from August 27, 1999 (Inception)
                                to April 30, 2000

Cash flows from operating activities:
   Net loss..................................................   $  (152,731)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Provision for allowance for doubtful accounts...........        37,436
     Fair value of officers' services contributed............       102,083
     Changes in operating assets and liabilities:
       Accounts receivable...................................       (50,786)
       Accounts payable......................................        23,400
       Accrued expenses......................................         2,836
                                                                ------------
         Net cash used in operating activities...............       (37,762)
                                                                ------------
Cash flows from financing activities:
   Capital contributions.....................................       125,220
                                                                ------------
Net increase in cash.........................................        87,458
Cash at beginning of period..................................            --
                                                                ------------
Cash at end of period........................................   $    87,458
                                                                ============


                     The accompanying notes are an integral
                      part of these financial statements.

                                EXPIDOC.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1.   Organization

     ExpiDoc.com, Inc. (the "Company"), was founded on August 27, 1999 ("Inception") and incorporated on February 23, 2000, in California. The Company provides notary services to mortgage companies located throughout the United States. The Company intends to transition its business to a web-based format to enable the Company and its customers to operate more efficiently and effectively.

     On March 17, 2000, the Company was acquired by e-Net Financial.Com Corporation ("e-Net") for $125,000 and 24,000 shares of e-Net common stock for all the issued and outstanding capital stock of the Company. e-Net is a publicly held company acquiring assets in the residential mortgage service industry and had minimal operations at the date of acquisition.

Note 2.   Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has been recently formed, has limited operating history, and requires substantial funds for its operational activities and sales efforts. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is seeking financing from e-Net. The Company is seeking $500,000 to $1 million to deploy its web-based operations and market its services. e-Net currently lacks financing necessary to fund the working capital needs of the Company. There are no assurances that funds will be available to execute the Company's operating plan. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fiscal Year End

     The Company has elected an April 30 year end for financial and income tax reporting purposes.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Significant estimates made by management include, but are not limited to, the allowance for losses on uncollectible accounts receivable, the net realizable value of its inventories, and the impairment of long-lived assets.

Allocation of Expenses and Related Disclosure

     In accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") Topic 1:b.1 "Allocation of expenses and related disclosure in financial statements," the Company has reflected in operations the estimated fair value of unpaid and unearned services by its executive officers amounting to $102,083 for the period ended April 30, 2000. Such amounts are reflected as contributed capital since the estimated fair value of these services will not be paid by the Company.

Impairment of Long-Lived Assets

     The Company accounts for impairment of long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying

                                EXPIDOC.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue Recognition

     Revenues from notary services are recognized upon notary signings.

Concentration of Credit Risk

     The Company generated revenues from two customers, which accounted for approximately 44% and 43% of total revenues during the period from Inception to April 30, 2000. No other customers represented more than 10% of total revenues. Management does not believe that the loss of such customers could have a severe impact on the results of operations.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-Based Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. Through April 30, 2000, the Company had no employee stock options outstanding.

Loss Per Common Share

     SFAS No. 128, "Earnings Per Share," requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures.

     The Company's capital structure is not complex and adoption had no impact on amounts reported. Basic EPS is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The Company had no common stock or common stock equivalents outstanding during the period from Inception to April 30, 2000.

Reporting Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income (loss), as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income (loss). The Company had adopted the provisions of this statement during the current fiscal year, with no impact on the accompanying financial statements.

                                EXPIDOC.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)


Disclosures About Segments of An Enterprise and Related Information

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The provisions of this statement require disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation and assessing performance, and for which discrete financial information is available. The Company has adopted the provisions of this statement with no impact on the accompanying financial statements.

Accounting For Derivative Instruments And Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes standards for the accounting and reporting of derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments at fair value on their balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging activity and the underlying purpose for it. The adoption of SFAS No. 133 will not have a significant impact on the Company's financial statements or related disclosures.

Note 3.   Commitments and Contingencies

     On March 17, 2000, the Company entered into employment agreements with the former shareholders for the management of the Company. The agreements include a seven-year term. The employees are responsible for consulting services related to marketing and development of strategic alliances. Terms of compensation include the following for any calendar year:

     o 50% of all pretax profits up to $1,000,000 annually;

     o 40% of all pretax profits between $1,000,001 and $1,800,000;

     o 30% of all pretax profits between $1,800,001 and $2,600,000; and

     o 20% of all pretax profits in excess of $2,600,000.

     A bonus of 20,000 shares of common stock of e-Net will be paid if within the first 12 months of operations, there are three consecutive months that average at least 2,200 completed signings per month or if within the first 24 months of operations, there are three consecutive months that average at least 4,400 completed signings per month. Additionally, if the Company is sold during the term of the agreements, a bonus of 25% of the net profit realized from the sale will be paid.

Note 4.   Stockholder's Equity

     The Company was capitalized with $125,000 in connection with the acquisition by e-Net.

     See Note 2 for the discussion of the fair value of officers' services contributed.

Note 5.   Provision for Income Taxes

     The Company's net deferred tax assets at April 30, 2000, consists of a net operating loss carryforward for federal income tax reporting amounting to approximately $153,000. At April 30, 2000, the Company provided a 100% valuation allowance for this net operating loss carryforward totaling approximately $61,000. The Company's net operating loss carryforwards will begin to expire in 2020 for federal income tax purposes. The Company recorded no benefit for income taxes during the period presented. The minimum federal income tax rate of 34% was reduced to zero as a result of the Company recording a 100% valuation allowance for its deferred tax asset

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
e-Net Financial.Com Corporation

We have audited the accompanying consolidated balance sheet of e-Net Financial.Com Corporation ("e-Net") and subsidiaries (collectively, the "Company") as of January 31, 2000, and the related statements of operations, stockholders' deficit and cash flows for the nine months ended January 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-Net Financial.Com Corporation and subsidiaries as of January 31, 2000, and the results of their operations and their cash flows for the nine months ended January 31, 2000, in conformity with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred operating losses from inception and has a working capital and tangible net worth deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1, on April 12, 2000, e-Net acquired the issued and outstanding common stock of American Residential Mortgage, Inc. ("AMRES"). AMRES was determined to be the acquiror, commonly referred to as a reverse acquisition, for accounting and reporting purposes; however; the accompanying consolidated financial statements do not reflect the reverse acquisition accounting and related change in reporting entity. Accordingly, these consolidated financial statements are considered to be those of the "predecessor" company for financial reporting purposes.



                                             /s/  MCKENNON, WILSON & MORGAN LLP
                                            -----------------------------------

Irvine, California
March 7, 2001
                         e-NET FINANCIAL.COM CORPORATION
                           Consolidated Balance Sheet
                                January 31, 2000



                        ASSETS

Current assets:
     Cash and cash equivalents                                      $       850
     Marketable securities (Note 2)                                      21,800
     Receivables                                                         13,288
     Other current assets                                                41,377
                                                                    -----------
         Total current assets                                            77,315

     Property and equipment, net (Note 5)                                64,950
     Goodwill, net of accumulated amortization
      of $15,338 (Notes 2 and 3)                                        376,761
                                                                    -----------
                                                                    $   519,026
                                                                    ===========

          LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable                                               $   106,147
     Accrued payroll and related liabilities                            142,003
     Other accrued liabilities                                           38,817
     Deferred incidental revenue                                         83,300
     Note payable (Note 6)                                              120,000
     Notes payable to related parties (Note 7)                          111,716
                                                                    -----------
         Total current liabilities                                      601,983

Other liabilities                                                        12,980
                                                                    -----------
         Total liabilities                                              614,963
                                                                    -----------

Commitments and contingencies (Note 8)

Stockholders' deficit (Notes 9):
     Common stock, $0.001 par value; 100,000,000 shares
      authorized; 10,648,037 issued and outstanding                      10,648
     Additional paid-in capital                                       2,662,607
     Deferred compensation                                             (701,333)
     Accumulated deficit                                             (2,067,859)
                                                                    -----------
         Total stockholders' deficit                                    (95,937)
                                                                    -----------
                                                                    $   519,026
                                                                    ===========

       See accompanying notes to these consolidated financial statements
                         e-NET FINANCIAL.COM CORPORATION
                      Consolidated Statement of Operations

                   For the Nine Months Ended January 31, 2000



Incidental revenues:
   Consulting revenue                                               $    62,478
   Other revenue                                                         28,580
                                                                    -----------
     Total incidental revenues                                           91,058
                                                                    -----------

Operating expenses:
   Selling, general and administrative                                1,684,688
   Write-off of notes receivable                                        237,401
   Impairment of marketable securities                                  164,150
                                                                    -----------
     Total operating expenses                                         2,086,239
                                                                    -----------

     Operating loss                                                  (1,995,181)

Interest expense                                                         (7,588)
Interest income                                                           7,514
                                                                    -----------

     Loss before provision for income tax and extraordinary item     (1,995,255)
Provision for income tax                                                   --
                                                                    -----------

     Loss before extraordinary item                                  (1,995,255)

Loss on extinguishment of debt (Note 9)                                 (78,641)
                                                                    -----------

     Net loss                                                       $(2,073,896)
                                                                    ===========

Basic and diluted loss per share:
     Loss from operations                                           $     (0.21)
                                                                    ===========
     Extraordinary loss                                             $     (0.01)
                                                                    ===========
     Net loss                                                       $     (0.22)
                                                                    ===========

Weighted average common shares outstanding                            9,449,311
                                                                    ===========


        See accompanying notes to these consolidated financial statements



                                   e-NET FINANCIAL.COM CORPORATION
                      Consolidated Statement of Stockholders' Equity (Deficit)

                             For the Nine Months Ended January 31, 2000


                                                                                         Additional
                                                                    Common Stock          Paid-In
                                                               Shares        Amount       Capital
                                                            -----------   -----------   -----------


Balances, May 1, 1999                                         9,000,000         9,000        42,675

Value of stock options granted to investment banker                --            --       1,052,000
Amortization of deferred compensation                              --            --            --
Stock issued for cash at $0.50 per share on September
  2, 1999                                                       120,000           120        59,880
Stock issued in satisfaction of debt at $0.62 per share on
  October 31, 1999                                              300,000           300       185,325
Stock issued for cash at $0.50 per share in November
  1999                                                           30,200            30        15,070
Stock issued for marketable securities at $0.69 per share
  on November 29, 1999                                          250,000           250       171,650
Stock issued to employees and consultants at $1.25 per
  share on January 7, 2000                                      592,408           593       739,917
Stock issued for cash at $1.00 per share in January 2000         11,300            11        11,289
Stock issued in satisfaction of debt at $1.13 per share
  on January 31, 2000                                           344,129           344       386,801
Net loss                                                           --            --            --
                                                            -----------   -----------   -----------
Balances, January 31, 2000                                   10,648,037   $    10,648   $ 2,664,607
                                                            ===========   ===========   ===========


                 See accompanying notes to these consolidated financial statements

                                                 F-61




                                    e-NET FINANCIAL.COM CORPORATION
                       Consolidated Statement of Stockholders' Equity (Deficit)

                              For the Nine Months Ended January 31, 2000



                                                              Deferred     Accumulated
                                                            Compensation     Deficit         Total
                                                            -----------    -----------    -----------

Balances, May 1, 1999                                              --            4,037         55,712

Value of stock options granted to investment banker          (1,052,000)          --             --
Amortization of deferred compensation                           350,667           --          350,667
Stock issued for cash at $0.50 per share on September
 2, 1999                                                           --             --           60,000
Stock issued in satisfaction of debt at $0.62 per share on
 October 31, 1999                                                  --             --          185,625
Stock issued for cash at $0.50 per share in November
 1999                                                              --             --           15,100
Stock issued for marketable securities at $0.69 per share
 on November 29, 1999                                              --             --          171,900
Stock issued to employees and consultants at $1.25 per
  share on January 7, 2000                                         --             --          740,510
Stock issued for cash at $1.00 per share in January 2000           --             --           11,300
Stock issued in satisfaction of debt at $1.13 per share on
  January 31, 2000                                                 --             --          387,145
Net loss                                                           --       (2,073,896)    (2,073,896)
                                                            -----------    -----------    -----------
Balances, January 31, 2000                                  $  (701,333)   $(2,069,859)   $   (95,937)
                                                            ===========    ===========    ===========


                   See accompanying notes to these consolidated financial statements
                                                F-61(Con't)



                               e-NET FINANCIAL.COM CORPORATION
                            Consolidated Statement of Cash Flows

                         For the Nine Months Ended January 31, 2000



                                                                                For the
                                                                              Nine Months
                                                                                 Ended
                                                                            January 31, 2000
                                                                            ----------------
Cash flows from operating activities:
   Net loss                                                                    $(2,073,896)
   Adjustments to reconcile net loss
    to net cash used in operating activities:
   Depreciation and amortization                                                    27,225
   Amortization of deferred compensation                                           350,667
   Impairment of marketable securities                                             164,150
   Write-off of note receivable                                                     87,500
   Common stock issued for services                                                740,510
   Loss on extinguishment of debt                                                   78,641
   Changes in operating assets and liabilities:
     Increase in receivables                                                        (6,122)
     Increase in other current assets                                               (8,770)
     Increase in accounts payable                                                   18,852
     Increase in accrued payroll liabilities                                        90,503
     Increase in other accrued liabilities                                          17,063
     Decrease in deferred incidental revenue                                       (62,478)
                                                                               -----------

   Net cash used in operating activities                                          (576,155)
                                                                               -----------

Cash flows from investing activities-
   Purchases of equipment                                                           (2,500)
   Investment in joint venture                                                     (25,000)
                                                                               -----------

   Net cash used in investing activities                                           (27,500)
                                                                               -----------

Cash flows from financing activities:
   Proceeds from notes payable                                                     153,500
   Proceeds from notes payable to related parties                                  435,721
   Payments on notes payable to related parties                                    (75,398)
   Common stock issued for cash                                                     86,400
                                                                               -----------

   Net cash provided by financing activities                                       600,223
                                                                               -----------

Net decrease in cash                                                                (3,432)
Cash at beginning of period                                                          4,282
                                                                               -----------

Cash at end of period                                                          $       850
                                                                               ===========

Supplemental disclosure of non-cash investing and financing activities:
   Common stock issued in satisfaction of debt                                 $   572,770
                                                                               ===========
   Common stock issued for marketable securities                               $   171,900
                                                                               ===========
   Acquisition of VPN in exchange for marketable securities and note payable   $   268,450
                                                                               ===========

              See accompanying notes to these consolidated financial statements

                                             F-62

                         e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
Note 1 - General

e-Net Financial.Com Corporation ("e-Net"), a Nevada corporation, was originally incorporated on August 18, 1988, under the name of Solutions, Inc. Subsequently, its name was changed to Suarro Communications, Inc. on August 16, 1996, to e-Net Corporation on February 12, 1999, and to e-Net Financial.Com Corporation on April 6, 1999. Since inception, e-Net has had no significant operations.

Effective March 1, 1999, e-Net, e-Net Mortgage Corporation ("e-Net Mortgage") and City Pacific International, Inc. ("City Pacific") merged under a Plan of Reorganization. e-Net Mortgage, Inc. a Nevada corporation, formally known as the Hospitality Group, Inc., was formed on November 20, 1996, to engage in the business of providing retail and wholesale mortgage products and services. However, such operations did not commence. City Pacific, a Nevada corporation, was formed on July 10, 1997, to provide telecommunications products and services for commercial and residential customers, directly or through joint ventures with strategic partners. City Pacific did not achieve material operations.

On December 21, 1999, e-Net acquired 100% of VPN.COM JV Partners, a Nevada joint venture. VPN.COM JV Partners was formed to provide broadband network and connectivity consulting; however, operations never materially commenced. City Pacific changed its name to VPNCOM.NET, Inc. ("VPN") on December 23, 1999. VPN was sold on March 1, 2000 (Note 3).

In February and March 2000, e-Net acquired LoanNet Mortgage, Inc., Titus Real Estate LLC and ExpiDoc.com, Inc. These acquisitions were accounted for as purchase transactions subsequent to January 31, 2000. On April 12, 2000, e-Net acquired the issued and outstanding common stock of American Residential Mortgage, Inc. ("AMRES"). AMRES was determined to be the acquiror (reverse acquisition) since e-Net had no significant operations, EMB Corporation, the seller, was determined to be the control party since it controls the largest voting interest (40%) of the Company and AMRES has substantial operations. The accompanying consolidated financial statements do not reflect the reverse acquisition accounting and related change in reporting entity. Accordingly, these consolidated financial statements are considered to be those of the "predecessor" company.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of e-Net and its wholly-owned subsidiaries, collectively, the "Company." All significant intercompany transactions and balances have been eliminated in consolidation.

Significant Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company is still in its development stage. It relies on borrowings from shareholders and other related
                        e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
parties to provide cash necessary to meet its current operating requirements. Management is seeking private equity and debt capital. There are no assurances the Company will obtain financing on terms acceptable to management or obtain financing at all. No adjustments have been made to the carrying value of assets or liabilities as a result of this uncertainty.

Stock Split

In November 1999, outstanding shares of common stock were split two-for-one. All share and per share amounts have been retroactively restated for all periods presented.

Cash and Cash Equivalents

The Company considers all liquid investments with a remaining maturity of three months or less to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits.

Marketable Securities

Marketable securities are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities. The Company's short-term investments consisted solely of marketable equity securities, which were classified as "available-for-sale" in accordance with the provisions of SFAS No. 115 based on its intent to continue to exchange the equity securities for other assets. Accordingly, such investments are presented as current assets and carried at their estimated fair values in the accompanying financial statements. Unrealized gains and losses are excluded from net income (loss) and reported as a separate component of shareholders' equity (deficit), net of related deferred taxes and as a component of comprehensive income. During the nine months ended January 31, 2000, the Company recorded an impairment of $164,150 determined by management to be permanent based on the market price of the equity securities.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Goodwill

Goodwill represents the excess of purchase price over the fair value of the net assets of VPN.COM JV Partners. Goodwill is amortized on a straight-line basis over the expected period to be benefited. Management estimated the period to be benefited at three years. During the nine months ended January 31, 2000, the Company recorded amortization of goodwill of $15,338.

Impairment of Long-Lived Assets

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." Long-lived assets, including goodwill, of the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates quarterly the recoverability of its long-lived assets based on estimated future cash flows from and the estimated
                         e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. The amount of impairment, if any, is measured based on fair value or discounted cash flows, and is charged to operations in the period in which such impairment is determined by management.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between bases used for financial reporting and income tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Revenue Recognition

Consulting and other revenue is recognized when the related services are performed.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company continues to account for stock-based employee compensation under APB No. 25; however, the Company uses the fair value method to account for stock-based non-employee compensation using the Black-Scholes valuation model.

Loss Per Common Share

The Company presents basic earnings per share ("EPS") and diluted EPS on the face of all statements of operations. Basic EPS is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities to the extent they are dilutive.

Reporting Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income (loss), as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income (loss).

                        e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
Disclosures About Segments of an Enterprise and Related Information

SFAS No. 131, "Disclosures of an Enterprise and Related Information" requires disclosures of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to stockholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision-maker in the determination of resource allocation performance, and for which discrete financial information is available. During the nine months ended January 31, 2000, the Company had no material operations.

Accounting for Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends existing accounting standards and is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value, and the corresponding derivative gains or losses be either reported in the statement of operations or as a component of other comprehensive income depending on the type of hedge relationship that exists with respect to such derivative. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its consolidated financial statements.

Note 3 - Acquisition

As discussed in Note 1, on December 21, 1999, the Company completed its acquisition of VPN.COM JV Partners, a joint venture that intended to provide broadband network and connectivity services, for $25,000 in cash, marketable securities, and a $120,000 promissory note. The acquisition was treated under the purchase method of accounting with the excess of cost over the fair value of the net assets acquired of $392,099 allocated to goodwill. VPN has no identifiable assets, except its web domain name. Goodwill is being amortized on a straight-line basis over three years. On December 22, 1999, the joint venture was integrated into the Company's existing subsidiary, City Pacific, which then changed its name to VPNCOM.NET. On March 1, 2000, the Company sold VPN to a related party and recognized a gain of approximately $1.8 million.

Note 4 - Notes Receivable from Related Parties

During the year ended April 30, 1999, the Company sold 100,000 shares of its marketable securities in exchange for an $87,500 unsecured demand note bearing interest at 10% per annum. During the nine months ended January 31, 2000, the note was written off due to the inability of the Company to collect such note.

Note 5 - Property and Equipment

Property and equipment consists of the following as of January 31, 2000:



       Furniture and fixtures                            $    5,832
       Equipment                                             73,000
                                                         ----------
                                                             78,832
       Less: accumulated depreciation                       (13,882)
                                                         ----------

                                                         $   64,950
                                                         ==========
                         e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
During the nine months ended January 31, 2000, depreciation expense totaled $11,887.

Note 6 - Note Payable

In connection with the acquisition of VPN, the Company issued a promissory note to an unrelated party for $120,000 with interest at 10% per annum. On March 1, 2000, VPN was sold to a related party in exchange for, among other consideration, the assumption of the $120,000 promissory note.

Note 7 - Notes Payable to Related Parties

The Company currently has various unsecured notes payable to related parties that bear interest at rates ranging from 10% to 12% per annum and are due on demand. As of January 31, 2000, the Company owed approximately $111,716 pursuant to such notes.

Note 8 - Commitments and Contingencies

Operating Leases

The Company leases its corporate office located in Costa Mesa, California under an operating lease from unrelated third parties that expires in March 2002. The Company also has various equipment leases that expire at various dates ranging from one to five years. Rent expense for the nine months ended January 31, 2000 was $36,519.

Minimum future annual rental payments under the lease agreements with a term in excess of one year at January 31, 2000, are as follows:

                Twelve Months Ending
                    January 31,

                        2001                   $  48,720
                        2002                       9,320
                                               ---------

                                               $  58,040
                                               =========

Litigation

The Company is subject to a limited number of claims and actions, which arise in the ordinary course of business. The litigation process is inherently uncertain, and it is possible that the resolution of the company's existing and future litigation may adversely affect the Company. Management is unaware of any matters that may have material impact on the Company's consolidated financial position, results of operations or cash flows.

Investment Banking Agreement

On May 27, 1999, the Company entered into an agreement with an investment banker to seek debt financing through public or private offerings or debt or equity securities and in seeking merger and acquisition candidates. In accordance with the agreement, the Company granted the investment banker options to purchase 200,000 shares of the Company's common stock at an exercise price of $0.13, expiring on May 31, 2001. The value of the options using the Black-Scholes options pricing model was $1,052,000. Additionally, the Company was required to
                         e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
pay $60,000 for the initial twelve months. The agreement also specified that the investment banker would receive a percentage of consideration received in a merger, acquisition, joint venture, debt or lease placement and similar transactions through May 31, 2001. During the nine months ended January 31, 2000, the Company charged to operations $350,667 in amortization of deferred compensation. In April 2000, the parties agreed to amend the agreement to exchange the options to purchase common stock at $0.13 per share for 200,000 shares of common stock valued at $627,200 or $3.14 per share.

Employment agreements

In February 2000, the Company entered into employment agreements with six individuals. The agreements provided for a term of one year, annual base salaries ranging from $30,000 to $78,000, and are renewable automatically each year unless terminated by either party with 30-days written notice. The agreements also provided for participation in the 2000 Plan (see Note 9).

Note 9 - Stockholders' Equity (Deficit)

General

In March 2000, the Company amended its Articles of Incorporation to change the authorized number of shares of its $0.001 par value common stock from 20,000,000 to 100,000,000. Additionally, the Board of Directors authorized the issuance of 1,000,000 shares of preferred stock. The preferred stock may be divided into and issued in one or more series.

In November 1999, outstanding shares of common stock were split two-for-one. All share and per share amounts have been retroactively restated for all periods presented.

At various dates from September 1999 through January 2000, the Company issued a total of 161,500 shares of common stock at prices ranging from $0.50 to $1.00 per share in private placements held pursuant to Regulation D Rule 144 of the Securities Act of 1933. Total proceeds received by the Company were $86,400.

Certain officers and their affiliates of e-Net made loans to e-Net for various cash flow requirements. These loans were unsecured interest-bearing notes with interest rates ranging from 10%-12%. On October 31, 1999, and January 31, 2000, e-Net issued 300,000 and 189,759 shares of restricted common stock, respectively, at $0.62 and $1.13 per share, respectively, in satisfaction of $399,104 of these notes. In connection with the issuance of stock in satisfaction of debt, the Company recorded an extraordinary loss of $58,475.

During the nine months ended January 31, 2000, the Company received $153,500 from an unaffiliated entity for various cash flow requirements. The loan was unsecured with an interest rate of 12%. On January 31, 2000, e-Net issued 154,370 shares of restricted common stock valued at $173,666 or $1.13 per share in satisfaction of this loan. In connection with this issuance, the Company recorded an extraordinary loss of $20,166.

Pursuant to the 2000 Stock Compensation Program, the Company issued 117,408 shares of common stock upon the exercise of stock options by employees and non-employees at $1.25 per share.

On July 6, 1999, the Company executed stock purchase option agreements with certain individuals granting them options to purchase a total of up to 475,000 shares of restricted common stock at a price of $1.50 per share. Subsequently,
                         e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
on January 7, 2000, the stock purchase option agreements were terminated upon the effectiveness of a stock bonus agreement with these same individuals. Pursuant to the stock bonus agreement, the Company issued a total of 475,000 shares of common stock registered pursuant to Regulation S-8 of the Securities Exchange Act of 1933. The fair value of the shares was $1.25 per share on the date of issuance.

On November 29, 1999, the Company entered into a stock purchase agreement with an unaffiliated company whereby it issued 250,000 shares of restricted common stock at $0.69 per share in exchange for 500,000 shares of common stock of EMB held by the unaffiliated company. Subsequently, on December 21, 1999, the Company exchanged the 500,000 shares in connection with the purchase of VPN discussed further in Note 1.

In connection with the Company's investment banking arrangement (see Note 8), the Company has a legal obligation to issue 200,000 shares of common stock at a total value of $627,200 or $3.14 per share.

On February 14, 2000, the Company issued 250,000 shares of restricted common stock valued at $2,305,625 or $9.22 per share in exchange for all the outstanding common stock of LoanNet in a transaction accounted for under the purchase method of accounting.

On March 17, 2000, the Company issued 24,000 shares of restricted common stock valued at $196,510 or $8.19 per share in exchange for all the outstanding common stock of ExpiDoc in a transaction accounted for under the purchase method of accounting.

Stock Options

On July 6, 1999, the Company executed stock purchase option agreements with five employees and two consultants. The agreements granted the individuals options to purchase a total of up to 475,000 shares of restricted common stock at a price of $1.50 per share. No options pursuant to these agreements were exercised. On January 7, 2000, the stock purchase option agreements dated July 6, 1999, were terminated upon the effectiveness of a stock bonus agreement with these individuals.

Effective December 16, 1999, the Board of Directors adopted the 2000 Stock Compensation Program (the "2000 Plan"). The 2000 Plan is composed of a Stock Bonus Plan ("Bonus Plan") and a Stock Deferral Plan ("Deferral Plan") and the maximum aggregate number of shares of common stock subject to the 2000 Plan is 1,000,000 shares. Under the Bonus Plan, shares of common stock may be granted to key employees and consultants as a bonus for performing duties essential to the growth of the Company. Under the Deferral Plan, participants may elect to defer up to one-third of their gross quarterly compensation and receive options to purchase shares of common stock at $1.00 per share. During the week after the close of the calendar quarter, participants must choose to convert the deferred amount into shares of common stock or receive cash. Eligible participants include all officers, employees, directors, consultants or advisors and independent contractors or agents of the Company or its subsidiaries. The 2000 Plan will remain in effect for five years or earlier at the discretion of the Board of Directors. During the nine months ended January 31, 2000, the Company granted options to purchase 117,408 shares of common stock. The options were vested and converted on the date granted. The Company recorded compensation expense for the difference between the grant price of $1.00 and the fair market value on the date of the grant.

Stock option activity during the nine months ended January 31, 2000, was as follows:



                         e-NET FINANCIAL.COM CORPORATION
                   Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------------------------------------
                                                                                Weighted            Weighted
                                                             Range of           Average             Average
                                                             Exercise           Exercise         Fair Value of
                                              Options        Prices               Price        Options Granted
                                             ---------     ---------           ---------       ---------------
Outstanding, May 1, 1999                          --      $     --               $ --                $ --
     Granted                                   792,408    $0.13 - $1.50          $1.08               $2.72
     Canceled                                 (475,000)       $1.50              $1.50                 --
     Exercised                                (117,408)       $1.00              $1.00                 --
                                             ---------
Outstanding, January 31, 2000                  200,000        $0.13              $0.13                 --
                                             =========

The options outstanding and exercisable at January 31, 2000, expire in May 2001.
No options were granted prior to April 30, 1999. In April 2000, the outstanding options to purchase 200,000 shares of common stock at $0.13 per share were exchanged for 200,000 shares of common stock valued at $627,200 (Note 8). Pro forma effects of options granted to employees are not significant.

Note 10 - Income Taxes

At January 31, 2000, the Company had net operating loss carry-forwards for federal and state income tax purposes totaling approximately $2,068,000 and $1,034,000, respectively, which for federal reporting purposes, begin to expire in 2018 and fully expire in 2020. For state purposes, the net operating loss carry-forwards begin to expire in 2003 and fully expire in 2005. The utilization of these net operating losses may be substantially limited by the occurrence of certain events, including changes in ownership. The net deferred tax assets at January 31, 2000, before considering the effects of the Company's valuation allowance, amounted to approximately $806,000. The Company provided an allowance for substantially all its net deferred tax assets since they are unlikely to be realized through future operations. The valuation allowance for net deferred tax assets increased approximately $795,000 during the nine months ended January 31, 2000. The Company's provision for income taxes differs from the benefit that would have been recorded, assuming the federal rate of 34%, due to the valuation allowance for net deferred tax assets.

Note 11 - Related Party Transactions

See Notes 3, 4, 7 and 9 for a description of related party transactions.

Note 12 - Subsequent Events

See Notes 8 and 9 for subsequent events.


                                      F-70

                               [INSIDE BACK COVER]

                                                (Back Cover Page --Common Stock)
================================================================================


Through and including _____________, 2001 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                16,895,333 Shares

                               e-NET FINANCIAL.COM
                                   CORPORATION

                                  Common Stock





                                 --------------

                               P R O S P E C T U S

                                 --------------



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following sets forth the estimated expenses and costs expected to be incurred in connection with the issuance and distribution of our common stock registered hereby.


       SEC registration fee....................................   $2,732.56
       Printing and engraving expenses.........................           *
       Registrar and transfer agent fees.......................           *
       Legal fees and expenses.................................           *
       Accounting fees and expenses............................           *
       Miscellaneous...........................................           *
                                                                  ---------
          Total................................................   $       *
                                                                  =========
--------------
    * To be completed by amendment.


Item 14.  Indemnification of Directors and Officers

     Our articles of incorporation and bylaws provide that we will indemnify all persons whom we have the power to indemnify to the fullest extent legally permissible under the general corporation law of the State of Nevada. Sections
78.7502 and 78.751 of the Nevada Revised Statutes provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article XIV of our articles of incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes. [Furthermore, as permitted by Section 78.037 of the Nevada Revised Statutes, our articles of incorporation include a provision that eliminates the personal liability of directors, officers, or stockholders for damages for breach of fiduciary duty to the fullest extent permitted under Nevada law.]

     We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Nevada law.

     We intend to provide our directors and officers liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Item 15.  Recent Sales of Unregistered Securities

     In the three years preceding the filing of this registration statement, the registrant has issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or any public offerings and registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the shares of common stock in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access to information about registrant through their relationship with registrant.


     In March of 1999, the Company issued 2,000,000 shares of Common Stock in a private placement to one accredited investor in connection with the acquisition of e-Net Mortgage. These shares are considered founders shares, and as such, have not been assigned a value. Also in March of 1999, the Company issued 500,000 shares of Common Stock in a private placement to one accredited investor in connection with the acquisition of City Pacific International, U.S.A., Inc., valued at an aggregate of $ 40,675 ($0.08 per share).

     In September of 1999, the Company issued 120,000 shares of Common Stock in a private placement to one unaffiliated individual/institutional investor. In exchange for these securities the Company received gross cash proceeds of $60,000 ($0.50 per share).

     In October 1999, the Company issued 300,000 shares of Common Stock in a private placement to extinguish $150,000 of debt of the Company ($0.50 per share).


     In November of 1999, the Company issued 30,200 shares of Common Stock in a private placement to unaffiliated individual investors. In exchange for these securities the Company received gross cash proceeds of $15,100 ($0.50 per share).


     In November 1999, the Company issued 250,000 shares of Common Stock in a private placement to Paul Stevens, an accredited individual, in connection with a stock exchange transaction and the acquisition of VPN.COM JV Partners, valued at an aggregate of $327,500 ($1.31 per share).


     In January of 2000, the Company issued 344,129 shares of Common Stock in a private placement to extinguish $344,129 of debt of the Company ($1.00 per share).


     In January of 2000, the Company issued 7,500,000 shares of Common Stock in a private placement to one accredited entity in connection with the acquisition of AMRES. These shares are not valued as they are considered founders shares as part of the reverse acquisition.

     In January and February of 2000, the Company issued 32,700 shares of Common Stock in a private placement to unaffiliated individual investors. In exchange for these securities the Company received gross cash proceeds of $32,700 ($1.00 per share).


     In February of 2000, the Company issued 300,000 shares of Common Stock and 100,000 shares of B Preferred stock in a private placement to two individuals in connection with the acquisition of Titus, valued at an aggregate of $1,600,000 ($0.8125 per share after conversion of the B Preferred).


     In February of 2000, the Company issued 250,000 shares of Common Stock in a private placement to two individuals and one entity in connection with the acquisition of LoanNet, valued at an aggregate of $2,300,000 ($9.20 per share).

     In March of 2000, the Company issued 24,000 shares of Common Stock in a private placement to two individuals in connection with the acquisition of ExpiDoc, valued at $196,000 ($8.17 per share).


     In April 2000, the Company issued 1,000,000 shares of Common Stock to one accredited investor in conversion of Series B Preferred Shares.

     In June of 2000, the Company issued 60,000 shares of Common stock in a private placement to four employees of AMRES in consideration of bonus payments to such individuals, valued at $125,000 ($2.08 per share).

     In July of 2000, the Company issued 5,225 shares of Common Stock in a private placement to three employees of the Company to extinguish the Company's obligation to such individuals for $11,167 of deferred compensation ($2.13 per share).

     No underwriters were involved in the issuances of the securities referenced above. None of the securities described in the paragraph above was registered under the Securities Act in reliance upon the exemption in Section 4(2) of the Securities Act for transactions not involving a public offering. In the issuances referenced above, such reliance was based upon the purchasers' familiarity with the Company. The purchasers in were (i) employees with of the Company at the time of issuance, (ii) professional consultants to the Company at the time of issuances, or (iii) with respect to the conversion of debt, the creditors were persons or entities with long-term relationships with executive officers or directors of the Company.

Item 16.  Exhibits and Financial Statement Schedules

     The exhibits and financial statements schedules filed as part of this registration statement are as follows:

     (a) Exhibits.


          2.1 Share Exchange Agreement and Plan of Reorganization dated March 1, 1999 between the Company and e-Net Mortgage Corporation is incorporated by reference to Exhibit 2.3 to the Annual Report on Form 10-KSB of the Registrant for the fiscal year ended April 30, 1999, filed on August 13, 1999 (the "1999 10-KSB").


          2.2 Exchange Agreement and Plan of Reorganization dated March 1, 1999 between the Company and City Pacific International, U.S.A., Inc., is incorporated by reference to Exhibit 2.4 to the 1999 10-KSB.

          3.1 Certificate and Articles of Incorporation, as filed with the Nevada Secretary of State on August 18, 1988 is incorporated by reference to the Exhibits to the Registration Statement on Form 10-SB of the Registrant filed on September 1, 1994.

          3.2 Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on July 29, 1997, is incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-KSB of the Registrant for the fiscal year ended April 30, 1997, filed on January 4, 1999.

          3.3 Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on February 19, 1999, is incorporated by reference to Exhibit 3.4 to the 1999 10-KSB.

          3.4 Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on May 12, 1999, is incorporated by reference to Exhibit 3.5 to the 1999 10-KSB.


          3.5 Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on January 18, 2000, are incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant filed on January 27, 2000 (the "January 8-K").

          3.6 Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on February 2, 2000, is incorporated by reference to Exhibit 3.6 to the Annual Report on Form 1-KSB of the Registrant filed on August 1, 2000 (the "2000 10-KSB")


          3.7 Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on March 3, 2000 is incorporated by reference to Exhibit 3.7 to the 2000 10-KSB.

          3.8 Amended and Restated By-laws of the Registrant is incorporated by reference to Exhibit 3.8 to the 2000 10-KSB.

          4.1 Certificate of Designation of Class A Convertible Preferred Stock, as filed with the Nevada Secretary of State on April 7, 2000 is incorporated by reference to Exhibit 4.1 to the 2000 10-KSB.

          4.2 Certificate of Designation of Class B Convertible Preferred Stock, as filed with the Nevada Secretary of State on April 7, 2000 is incorporated by reference to Exhibit 4.2 to the 2000 10-KSB.

          4.3 Certificate of Designation of Series C Convertible Preferred Stock, as filed with the Nevada Secretary of State on April 7, 2000 is incorporated by reference to Exhibit 4.3 to the 2000 10-KSB.

          5.1*      Opinion of Bryan Cave LLP, counsel to the Company

          10.1 Joint Venture Agreement dated February 25, 1999 between City Pacific International U.S.A., Inc., and Omnetrix International, Inc., is incorporated by reference to Exhibit
                    10.1 to the 1999 10-KSB.

          10.2 Limited Partnership Agreement dated July 1, 1999, between the Registrant and Genesis Residential Healthcare, Inc., is incorporated by reference to Exhibit 10.2 to the 1999 10-KSB.

          10.2a Termination Notice dated November 8, 1999, between the Registrant and Genesis Residential Healthcare, Inc. is incorporated by reference to Exhibit 10.2a to the 2000 10-KSB.

          10.2b Release of All Claims dated December 2, 1999, between the Registrant and Genesis Residential Healthcare, Inc. is incorporated by reference to Exhibit 10.2b to the 2000 10-KSB.


          10.3 Amended Employment Agreement dated March 1, 1999, between the Registrant and Michael Roth, is incorporated by reference to Exhibit 10.3 to the Amended Annual Report on Form 10-KSB/A of the Registrant for the fiscal year ended April 30, 1999, filed on September 22, 1999 (the "Amended 1999 10-KSB").


          10.4 Amended Employment Agreement dated March 1, 1999 between the Registrant and Theodore A. Bohrer, is incorporated by reference to Exhibit 10.4 to the Amended 1999 10-KSB/A.

          10.5 Amended Employment Agreement dated March 1, 1999 between the Registrant and Jean Oliver, dated March 1, 1999, is incorporated by reference to Exhibit 10.5 to the Amended 1999 10-KSB/A.

          10.6 Amended Employment Agreement dated March 1, 1999, between City Pacific International U.S.A., Inc., and E.G. Marchi, is incorporated by reference to Exhibit 10.6 to the Amended 1999 10-KSB/A.

          10.7 Purchase Agreement dated December 22, 1999 between the Registrant, as purchaser, and Digital Integrated Systems, Inc., as seller, of 50% interest in VPN.COM JV Partners is incorporated by reference to Exhibit 10.1 to the January 8-K.

          10.8 Purchase Agreement dated December 22, 1999 between the Registrant, as purchaser, and EMB Corporation, as seller, of 50% interest in VPN.COM JV Partners is incorporated by reference to Exhibit 10.2 to the January 8-K.

          10.9 Agreement for the Purchase/Sale of Corporate Stock, dated March 1, 2000, between the Registrant and E. G. Marchi is incorporated by reference to Exhibit 10.9 to the 2000 10-KSB.


          10.10 Membership Interest Purchase Agreement dated February 11, 2000 between the Registrant, as purchaser, and Scott Presta and AMRES Holdings LLC, as sellers, of all of the outstanding stock of Titus Real Estate LLC is incorporated by this reference to Exhibit 10.0 to the Current Report on Form 8-K of the Registrant filed on February 25, 2000 (the "February 8-K").


          10.11 Stock Purchase Agreement dated February 14, 2000 between the Registrant, as purchaser, and James M. Cunningham, Joni Baquerizo and The Mortgage Store LLC, as sellers, of all of the outstanding common stock of LoanNet Mortgage, Inc. is hereby incorporated by reference to Exhibit 10.1 to the February 8-K.


          10.12 Stock Purchase Agreement dated March 17, 2000 between the Registrant, as purchaser, and Tony Tseng and Christina Lee, as sellers, of all of the outstanding stock of ExpiDoc.com, Inc., is hereby incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant filed on March 31, 2000 (the "March 8-K").


          10.13 Employment Agreement between ExpiDoc.com, Inc., and Tony Tseng is hereby incorporated by reference to Exhibit 10.2 to the March 8-K.

          10.14 Employment Agreement between ExpiDoc.com, Inc., and Christina Lee is hereby incorporated by reference to Exhibit
                    10.3 to the March 8-K.

          10.15 Management Agreement dated March 17, 2000, between ExpiDoc.com, Inc., and Document Services Management, Inc., is hereby incorporated by reference to Exhibit 10.4 to the March 8-K.

          10.16 Consulting Agreement dated March 17, 2000, between ExpiDoc.com, Inc., and Scott Presta, is hereby incorporated by reference to Exhibit 10.5 to the March 8-K.

          10.17 Consulting Agreement dated March 17, 2000, between ExpiDoc.com, Inc., and Vincent Rinehart, is hereby incorporated by reference to Exhibit 10.6 to the March 8-K.

          10.18 Amended and Restated Purchase Agreement dated April 12, 2000, by and between the Registrant and EMB Corporation, is hereby incorporated by this reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant filed on April 19, 2000.


          10.19 Securities Purchase Agreement, dated April 7, 2000, between the Registrant and Cranshire Capital, L.P.; The dotCom Fund, LLC; EURAM Cap Strat. "A" Fund Limited; and Keyway Investments Ltd. is hereby incorporated by this reference to
                    Exhibit 10.1 to the Current Report on Form 8-K of the Registrant filed on April 19, 2000, (the "April 8-K").


          10.20 Warrant to Purchase Common Stock dated April 7, 2000, issued to Cranshire Capital, L.P., is hereby incorporated by reference to Exhibit 10.2 to the April 8-K.

          10.21 Warrant to Purchase Common Stock dated April 7, 2000, issued to The dotCom Fund, LLC, is hereby incorporated by reference to Exhibit 10.3 to the April 8-K.


          10.22 Warrant to Purchase Common Stock dated April 7, 2000, issued to EURAM Cap Strat. "A" Fund Limited is hereby incorporated by reference to Exhibit 10.4 to the April 8-K.


          10.23 Warrant to Purchase Common Stock dated April 7, 2000, issued to Keyway Investments Ltd. is hereby incorporated by reference to Exhibit 10.5 to the April 8-K.


          10.24 Registration Rights Agreement dated April 7, 2000 between the Registrant and Cranshire Capital, L.P.; The dotCom Fund, LLC; EURAM Cap Strat. "A" Fund Limited; and Keyway Investments Ltd., is hereby incorporated by reference to
                    Exhibit 10.6 to the April 8-K.


          10.25 Securities Purchase Agreement dated May 2, 2000, between the Registrant and RBSTB Nominees Limited (A/C) as Trustee of Jupiter European Special Situations Fund is incorporated by reference to Exhibit 10.25 to the 2000 10-KSB.

          10.26 Warrant to Purchase Common Stock dated May 2, 2000, issued to RBSTB Nominees Limited (A/C) as Trustee of Jupiter European Special Situations Fund is incorporated by reference to Exhibit 10.26 to the 2000 10-KSB.

          10.27 Registration Rights Agreement dated May 2, 2000, between the Registrant and RBSTB Nominees Limited (A/C) as Trustee of Jupiter European Special Situations Fund is incorporated by reference to Exhibit 10.27 to the 2000 10-KSB.

          16.1 Letter from Kish, Leake & Associates, P.C., resigning as independent accountant for the Registrant is incorporated by reference to Exhibit 16 to the Current Report on Form 8-K of the Registrant filed on September 4, 1996.

          16.2 Letter dated March 8, 1999 from Cacciamatta Accountancy Corporation in response to dismissal as independent accountants for the Registrant is incorporated by reference to Exhibit 1 to the Amended Current Report on Form 8-K/A of the Registrant filed on March 24, 2000.

          21.1 Description of the subsidiaries of the Registrant is incorporated by reference to Exhibit 21.1 to the 2000 10-KSB.

          23.1#     Consent of McKennon Wilson & Morgan, LLP

          23.2#     Consent of McKennon Wilson & Morgan, LLP

          23.3#     Consent of Hukriede, Walsh & Associates, CPAS

          23.4#     Consent of Hukriede, Walsh & Associates, CPAS

          23.5#     Consent of McKennon Wilson & Morgan, LLP

          23.6#     Consent of McKennon Wilson & Morgan, LLP


          23.7#     Consent of McKennon Wilson & Morgan, LLP

          23.8#     Consent of Bryan Cave, LLP


          24.1#     Power of attorney (Included on Page S-2)

--------------
    *  To be filed by amendment.
    #  Filed herewith.

     (b) Financial Statement Schedules.

     [Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.]

Item 17.  Undertakings

     The undersigned registrant hereby undertakes to promptly provide to the purchasers stock certificates in such denominations and registered in such names as required.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California on March 13, 2001.



                                            e-NET FINANCIAL.COM CORPORATION



                                            By:   /s/  VINCENT RINEHART
                                               --------------------------------
                                                       Vincent Rinehart
                                                       President and Chief
                                                       Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date set forth opposite their names.


       Signature                       Title                           Date
       ---------                       -----                           ----



/s/ JAMES M.  CUNNINGHAM       Director                           March 13, 2001
------------------------
James M.  Cunningham


/s/ KEVIN GADAWSKI            Principal Accounting and Acting     March 13, 2001
------------------------      Chief Financial Officer
Kevin Gadawski
(Independent Consultant)


/s/ SCOTT A.  PRESTA          Director and Secretary              March 13, 2001
------------------------
Scott A.  Presta


/s/ VINCENT RINEHART          President, Chief Executive Officer  March 13, 2001
------------------------      and Director
Vincent Rinehart


/s/ JAMES E.  SHIPLEY         Chairman of the Board of Directors  March 13, 2001
------------------------
James E.  Shipley

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Vincent Rinehart and James E. Shipley, and each of them (with full power of each to act alone), as his attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and any other documents and instruments incidental thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other government or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date set forth opposite their names.


        Signature                      Title                           Date
        ---------                      -----                           ----



/s/ JAMES M.  CUNNINGHAM     Director                             March 13, 2001
------------------------
James M.  Cunningham


/s/ KEVIN GADAWSKI           Principal Accounting and Acting      March 13, 2001
------------------------     Chief Financial Officer
Kevin Gadawski
(Independent Consultant)


/s/ SCOTT A.  PRESTA         Director and Secretary               March 13, 2001
 -----------------------
Scott A.  Presta


/s/ VINCENT RINEHART         President, Chief Executive           March 13, 2001
------------------------     Officer and Director
Vincent Rinehart


/s/ JAMES E.  SHIPLEY        Chairman of the Board of             March 13, 2001
------------------------     Directors
James E.  Shipley